Filed Pursuant to Rule 424(b)(4)

Registration No. 333-124118

3,500,000 Shares

Common Stock, No Par Value

$12.25 per share

SeraCare Life Sciences, Inc. is offering 3,024,000 shares and the selling shareholders identified in this prospectus are offering 476,000 shares.

The common stock is listed on the Nasdaq National Market under the symbol “SRLS.” On May 24, 2005, the last reported sale price of the common stock on the Nasdaq National Market was $12.91 per share.

Investing in the common stock involves risks. See “ Risk Factors” on page 7.

	Per Share	Total
Price to the public	$12.250	$42,875,000
Underwriting discount	$0.735	$2,572,500
Proceeds to SeraCare Life Sciences (before expenses)	$11.515	$34,821,360
Proceeds to the selling shareholders (before expenses)	$11.515	$5,481,140

We and the selling shareholders have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 525,000 additional shares (453,600 from us and 71,400 from the selling shareholders) within 30 days following the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets

Thomas Weisel Partners LLC

William Blair & Company

The date of this prospectus is May 24, 2005.

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Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters. The terms “SeraCare,” we,” “us” and “our” mean SeraCare Life Sciences, Inc.

Our Company

We are a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. Our diverse customer base includes clinical and government laboratories, pharmaceutical and biotechnology companies and research organizations in industry and academia. Many of our customers operate in highly regulated segments of the life sciences industry with strict quality standards, such as blood testing, biopharmaceutical manufacturing and clinical diagnostic laboratories. We are focused on market opportunities, niche products and custom services that we believe represent significant or growing opportunities.

We sell the majority of our products through our own direct sales force, although we use distributors in the marketing and sales of our products primarily in international markets. We sell our products either directly or through independent distributors or agents in approximately 30 countries.

Our recent revenue and earnings growth are a result of internal product development as well as recent acquisitions. We are currently developing approximately 20 new products, which include a highly sensitive assay for the detection of the infectious protein which causes Mad Cow disease, a kit for measuring blood cell immunity in infected and vaccinated individuals, well-characterized specific types of white blood cells, known as PBMCs, for use in immunological assays and in viral culture, and new controls and panels for monitoring the accuracy of diagnostic and blood screening tests. As part of our strategy, over the last two years we have made several acquisitions. In 2003, we expanded our diagnostic products business by acquiring substantially all of the assets of BioMedical Resources, Inc. In 2004, we completed two asset acquisitions to expand our business: Genomics Collaborative, Inc., and the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc.

Our Competitive Advantages

We strive to be a leading manufacturer and supplier of products and services in the competitive life sciences industry. We have developed a broad range of capabilities that we believe are necessary to successfully serve this industry. We believe the following capabilities provide us with significant competitive advantages and establish barriers to entry in our markets:

•	Broad product portfolio. We believe we offer one of the most comprehensive portfolios of biological materials for diagnostic and biopharmaceutical applications. The breadth of our product portfolio enhances our ability to establish and maintain relationships with both large and small companies and to position ourselves as the “one stop shop” supplier for many of our products and services. We believe our specialized expertise enables us to accelerate product development timelines and expand our product pipeline. Our product development team currently has approximately 20 products under development and has been responsible for the commercial development of over 100 products in the past.

•

Extensive quality assurance programs.    Our customers often require vendor pre-approval to purchase biological materials and often require audits of vendor facilities and extensive documentation. It can take years to obtain the status of a certified vendor. We are a vendor-approved supplier to over 1,000 pharmaceutical and healthcare companies, which provides us with additional opportunities to sell both our current products and newly released products to these customers. We have invested significant resources in developing quality assurance programs, such as International Organization for Standardization, or ISO, certification for our West Bridgewater, Massachusetts facility. These programs are designed to meet our customers’ needs and their regulatory compliance standards.

•	Comprehensive manufacturing capabilities. We have fully integrated manufacturing capabilities which allow us to control the process from acquisition of raw materials and patient samples to the finished product. We are capable of manufacturing many of our products in high volume to capture economies of scale and to enhance product and lot quality. We are also able to rapidly manufacture customized products that meet a wide range of customer specifications. We believe our customers purchase our products and services, instead of sourcing them internally, in large part because our products require complex manufacturing processes, unique or isolated facilities and enhanced quality control procedures. Examples of our manufacturing capabilities include the production of products that incorporate live viruses, high throughput processing of DNA samples and isolation of specific cells from human blood.

•	Extensive raw material sourcing capabilities and relationships. Many of the products we manufacture require raw materials such as human tissue samples and human and bovine serum. We have established relationships with plasma center operators, blood banks, hospitals, physicians and other sources, which facilitate continued access to these necessary raw materials. Raw materials are procured, transferred or produced under procedures and protocols designed by us to allow for a closed loop and traceable system to meet our stringent production standards.

Our Products

Our business has two primary segments: Diagnostics Products, which include laboratory products and diagnostic intermediates, and Biopharmaceutical Products, which include discovery products and services and bioprocessing products. Our diagnostic products are sold to hospital laboratories, independent clinical laboratories, public health laboratories, blood banks, manufacturers of diagnostic test kits and regulatory agencies that oversee the manufacture and use of such test kits. Our biopharmaceutical products are sold to pharmaceutical and biotechnology companies and research organizations in industry and academia.

Laboratory Products

Our laboratory products are used to monitor the performance of laboratory tests and kits by detecting errors and thereby lowering the risk of inaccurate results. Our laboratory products are also used for employee training and competency assessment programs. We currently offer over 50 laboratory products, including products used in tests for HIV, hepatitis B, hepatitis C and West Nile Virus.

Diagnostic Intermediates

Our diagnostic intermediates are used by manufacturers of diagnostic test kits in every stage of product development, including research and development, pilot production, clinical trials, regulatory submission, full production and commercialization. Our diagnostic intermediates include bovine serum products, human disease plasma, negative serum and basematrix, which is a clear, stable and economical substitute for normal human plasma or serum. We also provide human and animal sera to manufacturers for use in diagnostic or screening assays as positive and negative controls. Our expertise in processing human and animal blood produces consistent results and allows personnel of our manufacturing customers to concentrate on assay development and production and distribution of kits.

Discovery Products and Services

Our discovery products consist of biological samples used in the drug discovery and development processes. We own and manage biological samples, including tissue, serum, plasma, whole blood, DNA and RNA. Our Global Repository consists of approximately 600,000 samples we have obtained from more than 110,000 donors. Our physical samples and related clinical data are collected and stored under strict, standardized conditions to help ensure high quality. We obtain our samples with informed consent from each patient. Each sample in our Global Repository is obtained with patient-specific data that generally consists of over 250 clinically relevant data points, including patient demographics, family history, prior medical history, analytical test results and pathology data. The combination of our extensive physical samples with the related patient-specific data allows researchers to use human samples from our Global Repository to identify genes or proteins related to different diseases and to commercialize any discoveries made. We also manage approximately 12 million additional samples for our customers.

Bioprocessing Products

Bioprocessing products are products that support the biotechnology and pharmaceutical industries in the discovery, development and manufacture of human therapies. Our bioprocessing products include cell culture products, biological testing components and certain purified human cells. Cell culture products are the media that allow specific cells to be kept alive. Our cell culture products include sera, cell and tissue culture media and reagents that are used for both research activities and pharmaceutical manufacturing. Our biological testing components and purified human cells include materials used in the testing of biologics, the characterization of chemical structures, the development of formulations for long-term stability, and the validation of purification processes.

Our Strategy

Our strategy is to leverage our competitive advantages and market position to continue to increase our revenues and profitability. Key elements of our strategy include:

•	maintaining and enhancing our reputation for product quality and customer service;

•	focusing on growth segments within the life sciences industry;

•	continuing to develop and successfully introducing new products; and

•	continuing to evaluate strategic acquisitions.

Recent Financial Results

Net sales totaled $11.4 million and $27.8 million for the six months ended March 31, 2004 and 2005, respectively. Net income for the six months ended March 31, 2004 totaled $1.6 million versus net income of $3.7 million for the six months ended March 31, 2005. Net sales totaled $23.2 million and $28.4 million for the years ended September 30, 2003 and 2004, respectively. Net income for the year ended September 30, 2003 totaled $2.6 million versus net income of $4.2 million for the year ended September 30, 2004. The increase in net sales for the six months ended March 31, 2005 was principally due to contributions from acquisitions completed in the second half of 2004, as well as from internal growth.

Corporate Information

SeraCare Life Sciences, Inc. was incorporated in California on August 22, 1984. Our principal executive offices are located at 1935 Avenida Del Oro, Suite F, Oceanside, California 92056 and our telephone number is (760) 806-8922. Our website is located at www.seracare.com. The information contained on our website is not a part of this prospectus.

Risk Factors

See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The Offering

Common stock offered by SeraCare Life Sciences	3,024,000 shares

Common stock offered by the selling shareholders	476,000 shares

Common stock to be outstanding after this offering	12,981,779 shares

Use of Proceeds	We expect to use the net proceeds from this offering to repay the revolving loan under our senior credit facility and the remainder for financing future potential acquisitions and for general corporate purposes, including working capital. See “Use of Proceeds.”

Nasdaq National Market symbol	SRLS

The number of shares of common stock to be outstanding after this offering is based on 9,957,779 shares outstanding as of April 30, 2005 and assumes that the underwriters’ over-allotment option is not exercised. It excludes, as of April 30, 2005:

•	1,586,002 shares issuable upon exercise of options outstanding, which have a weighted average exercise price of $7.30 per share;

•	up to 550,001 additional shares reserved for future issuance under our stock-based compensation plans; and

•	593,347 shares issuable upon exercise of warrants outstanding, which have a weighted average exercise price of $3.49 per share.

Summary Historical and Pro Forma Financial Information

The following tables set forth our summary historical financial information for the fiscal years ended September 30, 2002, 2003 and 2004 and the six months ended March 31, 2004 and 2005, and our summary unaudited pro forma condensed financial information for the year ended September 30, 2004 as if the acquisitions of substantially all of the assets of Genomics Collaborative, Inc., or GCI, and substantially all of the assets of certain divisions of Boston Biomedica, Inc., or BBI, had occurred on October 1, 2003.

The summary historical financial information for the fiscal years ended September 30, 2002, 2003 and 2004 were derived from our audited financial statements included elsewhere in this prospectus. Our summary historical financial information for the six months ended March 31, 2004 and 2005 were derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Operating results for the six months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2005.

The summary unaudited pro forma condensed financial information combines our results for the year ended September 30, 2004 (including the post-acquisition operating results of GCI and BBI) with the appropriate pre-acquisition operating results of GCI and BBI. The summary unaudited pro forma condensed financial information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have been reported had the acquisitions actually been effected on the dates indicated or the expected results of operations in the future.

The summary historical financial information and summary unaudited pro forma condensed financial information should be read in conjunction with, and are qualified in their entirety by reference to, “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Year Ended September 30,			Six Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
	(dollars in thousands, except per share data)
Statement of Income Data:
Net sales	$25,308	$23,202	$28,441	$11,438	$27,788
Cost of sales	17,933	16,075	17,701	7,343	15,171

Gross profit	7,375	7,127	10,740	4,095	12,617
Research and development expenses	—	—	—	—	114
Selling, general and administrative expenses	3,895	4,233	5,097	2,374	5,419

Operating income	3,480	2,894	5,643	1,721	7,084
Interest income (expense) – net	33	37	(250)	(59)	(940)
Interest expense to related parties	—	(31)	(23)	(9)	(245)
Other income (expense), net	137	—	26	—	(1)

Income before income taxes	3,650	2,900	5,396	1,653	5,898
Income taxes	25	284	1,241	9	2,241

Net income	$3,625	$2,616	$4,155	$1,644	$3,657

Earnings Per Common Share:
Basic	$0.49	$0.35	$0.51	$0.21	$0.37

Diluted	$0.44	$0.31	$0.45	$0.18	$0.33

	Year Ended September 30, 2004(1)	Six Months Ended March 31, 2005(2)

	(dollars in thousands, except per share data) (unaudited)
Unaudited Pro Forma Financial Information:
Net sales	$53,157	$27,788
Net income	$5,064	$3,657
Net income per share:
Basic	$0.52	$0.37

Diluted	$0.47	$0.33

	As of March 31, 2005
	Actual	As Adjusted(3)
	(in thousands) (unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,260	$24,831
Working capital	28,807	52,378
Total assets	92,986	116,557
Total long-term debt (including current portion)(4)	29,706	19,706
Total shareholders’ equity	49,924	83,495

(1)	The unaudited pro forma financial information for the year ended September 30, 2004 gives effect to the 2004 acquisitions of substantially all of the assets of GCI and certain divisions of BBI as if such acquisitions had occurred on October 1, 2003.
(2)	The unaudited financial information for the six months ended March 31, 2005 represents actual historical information. Both acquisitions were completed before the beginning of such period and are fully reflected in our historical financial information for that period.
(3)	Gives effect to the offering of 3,024,000 shares of our common stock by us at an offering price of $12.25 per share, less the underwriting discount and estimated offering expenses payable by us, and the application of the net proceeds as described under “Use of Proceeds” as if they had occurred on March 31, 2005.
(4)	As of March 31, 2005, the outstanding principal amount of the revolving loan under our senior credit facility was $10.0 million.

Risk Factors

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including our financial statements and related notes, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Failure to successfully execute our acquisition strategy may inhibit our growth.

We have grown as a result of our three acquisitions over the last two years, and we expect continued growth in the form of additional acquisitions and expansion into new markets. We compete for acquisition and expansion opportunities with companies that have significantly greater financial and management resources than us. There can be no assurance that suitable acquisition or investment opportunities will be identified or that any of these transactions can be consummated on favorable terms or at all. Any future acquisitions will involve various inherent risks, such as:

•	our ability to assess accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	the potential loss of key personnel of an acquired business;

•	increased pressure on our staff and on our operating systems; and

•	unanticipated changes in business and economic conditions affecting an acquired business.

Furthermore, after we have completed an acquisition, our management must be able to assume significantly greater responsibilities, which may cause them to divert their attention from our existing operations. If our management is unable to successfully implement our growth strategy, our operating results could be harmed. Moreover, there can be no assurance that we will continue to successfully expand or that growth or expansion will result in profitability.

We may fail to realize the anticipated strategic, operational and financial benefits of our recent acquisitions, which could harm our operating performance and financial results.

Although we expect to realize strategic, operational and financial benefits as a result of our three recent acquisitions, we cannot predict whether and to what extent such benefits will be achieved. Working through integration issues is complex, time-consuming and expensive and could significantly disrupt our business. There are significant challenges to integrating the acquired operations into our business, including:

•	successfully integrating the acquired businesses and achieving the identified financial, operating and technological synergies;

•	maintaining and increasing the customer base for the acquired products;

•	demonstrating to customers and suppliers that the acquisitions will not result in adverse changes in service standards or business focus;

•	minimizing the diversion of management attention from ongoing business concerns;

•	maintaining employee morale and retaining key employees, integrating cultures and management structures and accurately forecasting employee benefit costs; and

•	consolidating our management information, inventory, accounting and other systems.

If we fail to successfully integrate and operate the acquired businesses, or fail to realize the anticipated benefits of these acquisitions, our operating performance and financial results may be harmed.

The agreements governing our recent acquisitions each include standard representations, warranties and covenants from the sellers, as well as indemnification obligations from the sellers, for, among other things, breaches of their representations, warranties and covenants. These indemnification obligations are limited in time and amount, and it is unlikely that we will be able to recover any losses that exceed these limits.

We may need additional capital, which may not be available or, if available, may not be available on economically reasonable terms. Our inability to raise capital could harm our ability to pursue our growth strategy.

In order to implement our growth strategy and remain competitive, we must make investments in research and development to fund new product initiatives, continue to upgrade our process technology and manufacturing capabilities, and actively seek out potential acquisition candidates. In order to do this, we may need to obtain additional capital. Although we believe that internal cash flows from operations, along with the existing capacity under our senior credit facility and the proceeds from this offering, will be sufficient to satisfy our working capital and normal operating requirements, we may not be able to fund our planned research and development, capital investment programs, and potential acquisitions without seeking additional capital.

Our ability to raise additional capital depends on a variety of factors, some of which may not be within our control, including investor perceptions of our management, our business, and the industries in which we operate. In September 2004, we entered into a $25 million senior secured credit facility with Brown Brothers Harriman & Co., as the collateral agent, and Union Bank of California, as administrative agent, primarily to finance the acquisition of certain divisions of Boston Biomedica, Inc. Our ability to finance future acquisitions under our senior credit facility will be subject to certain conditions as set forth in the senior credit agreement. Even if we are able to access our senior credit facility for future acquisitions, we cannot assure you that our borrowing capacity under the senior credit facility, combined with cash generated from operations, will be sufficient to implement our growth strategy. In such event we may need to raise additional capital. However, this additional funding may not be available or, if available, it may not be available on economically reasonable terms. If we raise additional capital through new borrowings, we may become subject to additional restrictive covenants. If we raise money through the issuance of equity securities, your stock ownership will be diluted. If adequate funds are not available, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products. Any inability to successfully raise needed capital on a timely or cost-effective basis could harm our financial condition and our ability to pursue our acquisition strategy.

If we fail to timely develop and introduce new products or our new products are not accepted by potential customers, we may lose market share to our competitors, which may be difficult or impossible to regain.

Rapid technological change and frequent new product introductions are typical for the markets we serve. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and then are reluctant to switch. To the extent we fail to introduce new and innovative products, we may lose market share to our competitors, which will be difficult or impossible to regain. Any inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or damage our business.

In the past we have experienced, and are likely to experience in the future, delays in the development and introduction of products. We cannot assure that we will keep pace with the rapid rate of change in life sciences research or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of new products include:

•	availability, quality and price relative to competitive products;

•	the timing of introduction of the product relative to competitive products;

•	customers’ opinion of the product’s utility;

•	ease of use;

•	consistency with prior practices;

•	scientists’ opinion of the product’s usefulness;

•	citation of the product in published research; and

•	general trends in life sciences research.

The development, introduction and marketing of innovative products in our rapidly evolving markets will require significant sustained investment. We cannot assure our cash from operations or other sources will be sufficient to meet these ongoing requirements. Also, the expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could harm our business, operating results and financial condition.

Failure to attract new customers or obtain additional orders from existing customers may harm our business and financial results.

Many of our customers submit purchase orders as the need arises for our products and do not maintain long-term contracts with us. As a result, we must continually obtain new customers or additional orders from existing customers to sustain our revenue. In addition, all of our government contracts are awarded through a competitive bidding process, which requires us to submit new bids each time our contract is up for renewal. Our inability to attract new customers or obtain additional orders from existing customers on an ongoing and timely basis could result in a decline in our revenues.

An interruption in the supply of diagnostic and therapeutic products or raw materials that we purchase from third parties or access to specialized manufacturing equipment could cause a decline in our sales.

We purchase diagnostics products that are used in the manufacture and testing of our plasma products from third parties, such as Instituto Grifols, S.A. and other companies. We also depend on third parties to provide their raw materials and products on a timely and cost-effective basis and to deliver high quality products that respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could cause a delay in the production of our products. In addition, any significant interruption in the supply or transport of diagnostic products or raw materials could cause a decline in our product sales, unless and until we are able to replace them.

Certain of our special antibody products are derived from donors with rare antibody characteristics, resulting in increased competition for such donors. If we are unable to maintain and expand our donor base, this could result in significant delays, harming our customer relationships and reducing the sale of our products.

Our manufacturing process also relies on specialized manufacturing equipment that if damaged or disabled could harm our ability to manufacture our products and therefore interfere with our ability to meet customer demands.

We rely on international sales, which are subject to additional political and economic risks and which could result in a decline in our revenues.

International sales accounted for 34%, 30% and 36% of our total revenues for the years ended September 30, 2002, 2003 and 2004, respectively and 27% and 29% of our total revenues for the six months ended March 31, 2004 and 2005. We anticipate that international sales will continue to account for a significant percentage of our revenues. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

•	political and economic instability;

•	unexpected changes in regulatory requirements and tariffs;

•	difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

•	longer accounts receivable collection cycles in certain foreign countries;

•	adverse economic or political changes;

•	unexpected changes in regulatory requirements;

•	more limited protection for intellectual property in some countries;

•	changes in our international distribution network and direct sales force;

•	potential trade restrictions, exchange controls and import and export licensing requirements;

•	United States and foreign government policy changes affecting the markets for our products;

•	problems in collecting accounts receivable; and

•	potentially adverse tax consequences of overlapping tax structure.

In general, increases in the exchange rate of the United States dollar to foreign currencies cause our products to become relatively more expensive to customers in those countries, leading to a reduction in sales or profitability in some cases.

We could lose a material portion of our revenue if we are unable to transport and distribute our goods internationally due to additional risks, such as stricter government regulations, the necessity to obtain additional regulatory approvals and our dependence on third-party distributors.

We generate revenues from international sales. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain approval from the U.S. Food and Drug Administration, or FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Also, approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. In addition, we may be required to incur significant costs in obtaining necessary regulatory approvals. If we fail to obtain necessary regulatory approvals or fail to comply with regulatory requirements, our business may be harmed.

We also depend on third-party distributors for much of our international sales. If we lose or suffer a reduction in sales through our distributors, our business may be harmed.

If our customers reduce their research and development budgets or face a reduction in government funding, we may face a decrease in the demand for some of our products.

Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations could have an effect on the demand for some of our products. Research and development budgets fluctuate due to numerous factors that are outside our control and are difficult to predict, including changes in available resources, spending priorities and institutional budgetary policies. A portion of our business could be impacted by any decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

A portion of our sales has been to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health, or NIH, and similar domestic and international agencies. Although the level of research funding has increased during the past several years, we cannot assure that this trend will continue. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Our revenues may decrease if our customers delay purchases due to uncertainties surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could reduce our revenues.

Many of our customers receive funds from approved grants at particular times of the year, as determined by the federal government. Grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by our customers and, as a result, could cause some fluctuation in our sales and operating results, which may cause the price of our common stock to decline.

If we are unable to protect our trade secrets, know-how, trademarks and other intellectual property rights, our competitive position could be impaired.

Our commercial success depends in part on our trade secrets, know-how, trademarks and other intellectual property. We rely on trademark law and trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our intellectual property. Effective trademark and trade secret protection may not be available in every country in which our products are available. We cannot be certain that we have taken adequate steps to protect our intellectual property, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, our third-party confidentiality agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known, our competitive position may be impaired.

Intellectual property or other litigation could alter our product lines, be very expensive and distract our management from running our operations.

Our success depends in part on our ability to operate without infringing the intellectual property rights of others. In the event of an intellectual property dispute, we may be forced to litigate. This litigation could involve proceedings declared by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought directly by affected third parties. Intellectual property litigation can be extremely expensive, and these expenses, as well as the consequences should we not prevail, could seriously harm our competitive position.

If a third party claimed an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease our affected business activities. Although we might under these circumstances attempt to obtain a license to this intellectual property, we may not be able to do so on favorable terms, or at all.

In addition to intellectual property litigation, other substantial, complex or extended litigation could result in large expenditures by us and distraction of our management. For example, lawsuits by employees, stockholders, collaborators or distributors could be expensive and disruptive to our business.

If we fail to attract and retain qualified scientific or production personnel or lose key management or key personnel, our ability to pursue our growth strategy and to continue developing new products may be harmed.

Recruiting and retaining qualified scientific and production personnel to perform research and development work and product manufacturing are critical to our success. Because the industry in which we compete is very competitive, we face significant challenges attracting and retaining this qualified personnel base. In addition, our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, government approvals, production and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to attract and retain these personnel or, alternatively, to develop this expertise internally would harm our ability to expand our operations and develop new products. We generally do not enter into employment agreements requiring these employees to continue in our employment for any period of time.

Our success also will continue to depend to a significant extent on the members of our management team. In particular, our success depends to a significant extent upon the continued services of Michael F. Crowley, Jr., our President and Chief Executive Officer, and Barry Plost, the Chairman of our Board of Directors. We do not maintain any “key man” insurance policies regarding any of these individuals. Although we have an employment agreement with Mr. Crowley and a consulting agreement with Mr. Plost, either or both of them may terminate their relationship with us at any time. We may not be able to retain the services of our executive officers and key personnel or attract additional qualified members to management in the future. The loss of any member of our management team could disrupt our operations and delay the execution of our business strategy.

If claims for product liability or errors and omissions in connection with services we perform are successfully brought against us, our business will be harmed.

We manufacture and market products intended for use by the public. In addition, our services include the manufacture of pharmaceutical and biological products to be tested in human clinical trials and for consumption by humans. These activities could expose us to risks of liability for personal injury or death to persons using such products, although we do not presently commercially market or sell the products to end users. We seek to reduce our potential liability through measures such as contractual indemnification provisions with clients (the scope of which may vary from client-to-client and the performances of which are not secured), exclusion of services requiring diagnostic or other medical services, and insurance maintained by clients. Our profitability would decline if we were required to pay damages or incur defense costs for a claim that is outside the scope of the indemnification agreements or if our liability exceeds the amount of applicable insurance or indemnity. In addition, we could be held liable for errors and omissions in connection with the services we perform. Although we currently maintain product liability and errors and omissions insurance with respect to these risks, we cannot be certain that our insurance coverage will be adequate or that insurance coverage will continue to be available on terms acceptable to us. In addition, product liability claims challenging the safety of our products may damage our reputation and result in a decline in sales for a particular product, regardless if the claims themselves are proven to be false or settled for immaterial amounts.

We will incur increased costs and compliance risks as a result of our compliance with the Sarbanes-Oxley Act of 2002.

We will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the Nasdaq National Market. We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent registered public accountants to attest to the effectiveness of such internal controls and the evaluation performed by management. We are currently preparing for compliance with Section 404; however, we cannot be certain that we will be able to effectively meet all of the requirements of Section 404 in the currently mandated timeframe. If our independent registered public accountants conclude that we failed to complete the required assessment as to the effectiveness of our internal control over financial reporting or if they conclude that they were unable to complete their required audit of our internal control over financial reporting, they may disclaim an opinion as to the effectiveness of our internal controls. In addition, if we or our independent registered public accountants determine that there are material weaknesses in our internal control over financial reporting, our independent registered public accountants are required to provide an adverse opinion regarding the effectiveness of our internal controls. Any such result could cause investors to lose confidence in our reported financial information, which could cause our stock price to decline.

We are subject to facility audits by our customers and our failure to comply with their quality control standards could result in the loss of customers.

Because the diagnostic and biopharmaceutical markets are heavily regulated by the FDA and other regulatory agencies, we are often required to obtain vendor pre-approval, which may include audits, site visits and extensive documentation, prior to selling biological materials to our customers. If our facilities do not meet our customers’ quality control standards, it could result in the loss of customers.

If we are involved with a hazardous materials accident or are unable to comply with new or revised environmental regulations, our business may be harmed.

Our operations involve the use of hazardous materials and are subject to complex and stringent environmental, health, safety and other governmental laws and regulations. Our activities that are subject to these regulations include, among other things, our use of hazardous and radioactive materials and the generation, transportation and storage of waste. While we believe we are in material compliance with these laws and regulations, we could discover that we or an acquired business is not in material compliance. Existing laws and regulations may also be revised or reinterpreted, or new laws and regulations may become applicable to us, whether retroactively or prospectively, that may have a negative effect on our business and results of operations. It is also impossible to completely eliminate the risk of accidental environmental contamination or injury to individuals. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We currently have insurance but may not be able to continue such insurance on acceptable terms. We could incur significant costs to comply with current or future environmental laws and regulations. In addition, a catastrophic incident could partially or completely shut down our research and manufacturing facilities and operations.

Risks Related to the Life Sciences Industry

The life sciences industry is highly competitive and subject to rapid and profound technological change.

The life sciences industry is highly competitive and subject to rapid and profound technological change. Our present and potential competitors include major pharmaceutical companies, as well as specialized biotechnology and life sciences firms in the United States and in other countries. Some of these companies have considerably greater financial, technical and marketing resources than we do. Additional mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated in our competitors. Our existing or prospective competitors may develop products that are more effective than the products that we have or may develop and may also be more successful than us in producing and marketing their products. We expect this competition to continue and intensify in the future.

The markets for certain of our products are also subject to specific competitive risks and can be highly price competitive. Our competitors have competed in the past by lowering prices on certain products. Our competitors may lower prices on these or other products in the future and we may, in certain cases, respond by lowering our prices. This would reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our market share.

We believe that customers of our diagnostic intermediates group market display loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer.

Our industry has also seen substantial consolidation in recent years, which has led to the creation of competitors with greater financial and intellectual property resources than us. In addition, we believe that the success that others have had in our industry will attract new competitors. Some of our current and future competitors also may cooperate to better compete against us. We may not be able to compete effectively against these current or future competitors. Increased competition could result in price reductions for our products, reduced margins and loss of customers and market share, any of which may harm our business.

Any significant reduction in government regulation of the drug development process could result in a decrease in demand for our products.

The design, development, testing, manufacturing and marketing of diagnostic and biopharmaceutical products are subject to regulation by governmental authorities, including the FDA and comparable regulatory authorities in other countries. Our business depends in part on strict government regulation. Legislation may be enacted from time to time or regulations may be promulgated to modify the regulatory process. Any significant reduction in the scope of regulatory requirements or the introduction of simplified drug approval procedures could lower barriers to entry in our market and result in increased competition.

Failure of our products and product candidates, and those of our suppliers and customers, to receive FDA authorization prior to marketing or to comply with FDA and other regulatory requirements could harm our business and result in significant sanctions.

Some of our products and product candidates are medical devices that require FDA authorization prior to marketing. A number of our ACCURUN products have obtained such FDA authorization. Most of our products, however, do not need or have FDA authorization. We cannot be certain that the FDA will not assert that one or more products that we currently market, or market in the future, without FDA authorization needs such authorization. If the FDA were to make such an assertion, we could be forced to discontinue or suspend sale of the product or products, and we could be subject to sanctions. Further, we cannot be certain that the FDA will authorize for marketing any of our product candidates that need such authorization. Obtaining such authorization is time-consuming and expensive, and we may ultimately be unsuccessful in doing so.

In addition, products regulated by the FDA, whether or not they require FDA authorization prior to marketing, are subject to continuing regulation. This is true not only of our products, but also products of our suppliers and customers. Products regulated by the FDA, for example, are subject to the FDA’s good manufacturing practice, or GMP, requirements, which govern, among other things, development, testing, quality control and documentation. We, our suppliers and our customers are subject to periodic inspections to assess compliance with these and other requirements.

If we, our suppliers or our customers fail to comply with these or other FDA requirements, we could be subject to sanctions, such as the FDA’s failure to process authorizations to market new products, revocations of existing authorizations, suspension of manufacturing or distribution of products, civil penalties, product seizures, injunctions, recalls or criminal prosecution.

In addition, other governmental authorities and regulations, both federal and state, affect our business. For example, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes stringent regulations to protect the privacy of patient information. The Occupational Safety and Health Administration, or OSHA, imposes regulations regarding workplace safety. Failure to comply with these and other regulations could result in sanctions, which could harm our business.

We may become subject to foreign restrictions on the importation of blood derivatives, which would result in a loss of demand for our products.

Concern over blood safety has led to movements in a number of European and other countries to restrict the importation of blood and blood derivatives, including antibodies, collected outside the countries’ borders or, in the case of certain European countries, outside Europe. To date, these efforts have not led to any meaningful restriction on the importation of blood or blood derivatives and have not harmed our business. Such restrictions, however, continue to be debated and there can be no assurance that such restrictions will not be imposed in the future. If imposed, such restrictions would result in a loss of demand for our products.

Risks Related to Our Common Stock and This Offering

Our stock price has been, and is expected to continue to be, volatile.

The market price of our common stock has, like that of many other life sciences companies, been volatile during the past three years and is expected to continue to be volatile. During the three year period ended March 31, 2005, the daily closing price of our common stock as quoted by the Nasdaq National Market has ranged from $3.00 to $15.09, and during the twelve months ended April 30, 2005, our daily closing stock price has ranged from $10.40 to $15.09. For additional information regarding the price range of our common stock, see “Common Stock Market Data.” The trading price of our common stock is subject to significant fluctuations due to a variety of factors, including:

•	fluctuations in our quarterly operating and earnings per share results;

•	material developments with respect to future acquisitions;

•	loss of key personnel;

•	announcements of technological innovations or new products by us or our competitors;

•	delays in the development and introduction of new products;

•	the gain or loss of significant contracts;

•	legislative or regulatory changes;

•	general trends in the industry;

•	recommendations and/or changes in estimates by equity and market research analysts;

•	biological or medical discoveries;

•	disputes and/or developments concerning intellectual property, including patents and litigation matters;

•	public concern as to the safety of new technologies;

•	sales of common stock of existing holders;

•	securities class action or other litigation;

•	developments in our relationships with current or future customers and suppliers; and

•	general economic conditions, both in the United States and abroad.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of our common stock, as well as the stock of many life sciences companies. These market fluctuations may cause the price of our common stock to decline regardless of our operating performance.

In the past, shareholders have brought securities class action litigation against a company following a decline in the market price of its securities. This risk is especially acute for us because life science companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to litigation. We may in the future be the target of this type of litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources and could seriously harm our business.

Investment in our common stock may be relatively illiquid.

The trading volume of our common stock has historically been low. Investors in our common stock must be prepared to bear the economic risks of such investment for an indefinite period of time. We also expect that the trading volume of our common stock will be significantly affected by the price of our common stock, which may be volatile.

Substantial amounts of our common stock could be sold in the near future.

In March 2005, we registered the resale of 2,617,030 shares of our common stock pursuant to a shelf registration statement. We cannot predict the effect, if any, that the availability of a substantial amount of shares of our common stock will have on the market price of our common stock. In addition, upon the expiration of 90-day lockup agreements in connection with this offering, 3,190,324 shares will be available for sale. Given the historically low trading volume of our common stock, sales of a significant number of shares on the public market could reduce the market price of our common stock or make it more difficult for us to sell or issue additional securities in the future at a time and price that we deem appropriate. In addition, the perception in the public market that our shareholders, in particular the chairman of our board of directors, Mr. Plost, might sell shares of our common stock could depress the market price of our common stock, regardless of the actual plans of our shareholders and even if our business is doing well.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change the direction or management of our company.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may discourage, delay or prevent a takeover attempt that might be considered in the best interests of our shareholders. These provisions include, among other things:

•	the removal of cumulative voting rights in the election of our directors;

•	the ability of the board to authorize the issuance of “blank check” preferred stock, with rights and preferences senior to our common stock, without any vote or further action by our common shareholders; and

•	the requirement of advance notice for stockholder proposals and nominations for election to our board of directors.

These provisions may have the effect of entrenching our management team and may deprive investors of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

We may issue preferred stock in the future, with rights senior to our common stock.

We have authorized in our articles of incorporation the issuance of up to 25 million shares of preferred stock. We may issue shares of preferred stock in one or more new series. Our board of directors may determine the terms of the preferred stock without further action by our shareholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although we have no present plans to issue shares of preferred stock or to create new series of preferred stock, if we do issue preferred stock, it could affect the rights, or even reduce the value, of our common stock.

Forward-Looking Statements

This prospectus includes both historical and “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future results. When we use words in this document such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects,” “may,” “will” and similar expressions, we do so to identify forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in “Risk Factors.”

You should be aware that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

Common Stock Market Data

Our common stock is listed on the Nasdaq National Market and trades under the symbol “SRLS.” On May 24, 2005, the last reported sale price of our common stock was $12.91 per share on the Nasdaq National Market.

The following table sets forth the range of high and low closing sale prices for our common shares, as reported by the Nasdaq National Market for the fiscal quarters indicated:

	High	Low
Year Ended September 30, 2002
First Quarter	$5.15	$2.55
Second Quarter	6.40	4.40
Third Quarter	6.54	5.62
Fourth Quarter	6.20	5.00

Year Ended September 30, 2003
First Quarter	6.22	4.99
Second Quarter	6.00	3.30
Third Quarter	5.79	3.00
Fourth Quarter	6.87	5.30

Year Ended September 30, 2004
First Quarter	11.03	6.90
Second Quarter	12.50	9.62
Third Quarter	13.50	10.78
Fourth Quarter	13.34	10.95

Year Ending September 30, 2005
First Quarter	15.09	10.62
Second Quarter	14.50	11.65
Third Quarter (through May 24, 2005)	14.48	10.40

Use of Proceeds

The net proceeds from the sale of the 3,024,000 shares of common stock we are offering will be approximately $33.6 million based on the public offering price of $12.25 per share. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be approximately $38.8 million. “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of the offering. We will not receive any proceeds from the sale of shares by the selling shareholders.

We expect to use the net proceeds to repay the outstanding amount under the revolving loan of our senior credit facility. As of March 31, 2005, we had $10.0 million outstanding under our revolving loan. The revolving loan matures on September 14, 2008 and the interest rate was 7.0% as of March 31, 2005. We used the revolving loan to fund a portion of the purchase price for our acquisition of BBI, to repay a prior credit facility and for working capital. We will use the balance of the net proceeds from this offering for the financing of future acquisitions and for general corporate purposes, including working capital.

Until we use the net proceeds of the offering, we will invest the funds in short-term, investment grade, interest-bearing securities.

Dividend Policy

We have not paid any dividends on our outstanding shares of common stock since our inception and do not anticipate doing so in the foreseeable future. The declaration of dividends on our common stock is restricted by our senior credit facility and is within the discretion of our board of directors and will depend upon the assessment of, among other things, our earnings, financial requirements and operating and financial condition. At the present time, given our anticipated capital requirements, we intend to follow a policy of retaining earnings in order to finance further development of our business.

Capitalization

The following table shows:

•	Our capitalization on March 31, 2005; and

•	Our capitalization on March 31, 2005, assuming the completion of this offering at a public offering price of $12.25 per share and the use of the net proceeds as described under “Use of Proceeds.”

The information in this table should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Financial Information” and our financial statements and related notes included elsewhere in this prospectus.

	March 31, 2005
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(in thousands)
Cash and cash equivalents	$1,260	$24,831

Long-term debt (including current portion):
Senior credit facility(1)	$23,125	$13,125
Subordinated notes	4,000	4,000
Real property mortgage	2,252	2,252
Capital lease	329	329

Total long-term debt	$29,706	$19,706

Shareholders’ equity:
Preferred stock, no par value; 25,000,000 shares authorized, actual and as adjusted; no shares issued or outstanding, actual and as adjusted	—	—
Common stock, no par value; 25,000,000 shares authorized, actual and as adjusted; 9,957,779 shares issued outstanding, actual; 12,981,779 shares issued outstanding, as adjusted	23,439	57,010
Additional paid-in capital	13,519	13,519
Retained earnings	12,966	12,966

Total shareholders’ equity	49,924	83,495

Total capitalization	$79,630	$103,201

(1)	As of March 31, 2005, we had $10.0 million outstanding under our revolving loan, which we expect to repay in full with the net proceeds of this offering, and $13.1 million aggregate principal amount outstanding in term loans under our senior credit facility.

Selected Historical Financial Information

This section presents our selected historical financial data. You should read carefully “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section are not intended to replace the financial statements.

We derived the statement of income data for the years ended September 30, 2002, 2003 and 2004 and balance sheet data as of September 30, 2003 and 2004 from the audited financial statements in this prospectus. Those financial statements were audited by KPMG LLP. We derived the statement of income data for the years ended February 29, 2000 and February 28, 2001 and for the seven months ended September 30, 2001 and the balance sheet data as of February 29, 2000, February 28, 2001 and September 30, 2001 and 2002 from audited financial statements that were audited by auditors other than KPMG LLP and are not included in this prospectus. We derived the statement of income data for the six months ended March 31, 2004 and 2005 and balance sheet data as of March 31, 2005 from the unaudited financial statements included in this prospectus. The unaudited financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Operating results for the six months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 2005.

	Year Ended February 29, 2000	Year Ended February 28, 2001	Seven Months Ended September 30, 2001	Years Ended September 30,			Six Months Ended March 31,
				2002	2003	2004	2004	2005
	(dollars in thousands, except per share data)						(unaudited)
Statement of Income Data:
Net sales	$16,219	$19,663	$7,754	$25,308	$23,202	$28,441	$11,438	$27,788
Cost of sales	12,058	13,198	12,526	17,933	16,075	17,701	7,343	15,171

Gross profit (loss)	4,161	6,465	(4,772)	7,375	7,127	10,740	4,095	12,617
Research and development expenses	—	—	—	—	—	—	—	114
Selling, general and administrative expenses	2,694	2,759	2,512	3,895	4,233	5,097	2,374	5,419

Operating income (loss)	1,467	3,706	(7,284)	3,480	2,894	5,643	1,721	7,084
Interest income (expense)-net	—	—	—	33	37	(250)	(59)	(940)
Interest expense to related parties	—	—	—	—	(31)	(23)	(9)	(245)
Other income (expense), net	8	11	—	137	—	26	—	(1)

Income (loss) before income taxes	1,475	3,717	(7,284)	3,650	2,900	5,396	1,653	5,898
Income taxes	605	1,524	—	25	284	1,241	9	2,241

Net income (loss)	$870	$2,193	$(7,284)	$3,625	$2,616	$4,155	$1,644	$3,657

Earnings (loss) per common share(1):
Basic	$0.15	$0.39	$(1.28)	$0.49	$0.35	$0.51	$0.21	$0.37

Diluted	$0.15	$0.39	$(1.28)	$0.44	$0.31	$0.45	$0.18	$0.33

	As of Feb. 29, 2000	As of Feb. 28, 2001	As of September 30,				As of March 31, 2005
			2001	2002	2003	2004
							(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$343	$68	$2,206	$4,818	$2,989	$1,476	$1,260
Working capital	6,184	12,627	9,518	12,906	12,308	23,923	28,807
Total assets	15,047	20,562	15,513	19,990	27852	89,128	92,986
Total long-term debt	—	—	—	—	—	29,774	29,706
Total shareholders’ equity	4,149	6,342	13,600	17,277	20,423	45,764	49,924

(1)	For the years ended February 29, 2000 and February 28, 2001, we had 1,000 shares of common stock outstanding. The earnings per common share for these periods included in this table have been calculated as if 5,633,467 shares of common stock were outstanding during the relevant periods, reflecting the number of shares of our common stock outstanding immediately after our spin-off from Biomat USA, Inc. (formerly known as SeraCare, Inc.) on September 24, 2001.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Financial Information” and our financial statements and related notes included elsewhere in this prospectus.

Overview

We are a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. Our diverse customer base includes clinical and government laboratories, pharmaceutical and biotechnology companies and research organizations in industry and academia. Many of our customers operate in highly regulated segments of the life sciences industry with strict quality standards, such as blood testing, biopharmaceutical manufacturing and clinical diagnostic laboratories. We are focused on market opportunities, niche products and custom services that we believe represent significant or growing opportunities.

Our business has two primary segments: Diagnostics Products, which include laboratory products and diagnostic intermediates, and Biopharmaceutical Products, which include discovery products and services and bioprocessing products. Our laboratory products include reference tests used to monitor the performance of laboratory tests for viruses that cause serious infectious diseases, in order to detect errors and thereby lower the risk of reporting inaccurate results. Our diagnostic intermediates are the materials used to produce diagnostic test kits, such as human and animal plasma-based components and biological products. Our diagnostic products are sold to hospital laboratories, independent clinical laboratories, public health laboratories, blood banks, manufacturers of diagnostic test kits and regulatory agencies that oversee the manufacture and use of such test kits.

Our discovery products and services include approximately 600,000 biological samples owned by us, as well as management of approximately 12 million human samples, including tissue, serum, plasma, whole blood, DNA and RNA. Our bioprocessing products support the biotechnology and pharmaceutical industries in the development and manufacture of human therapies. Our biopharmaceutical products are sold to pharmaceutical and biotechnology companies and research organizations in industry and academia.

Our recent revenue and earnings growth are a result of internal product development as well as recent acquisitions. Over 20 people who have expertise in areas such as virology, immunology and analytical chemistry contribute to our product development process. Our team currently has approximately 20 products under development and has been responsible for the commercial development of over 100 products in the past.

Our strategy is to leverage our competitive advantages and market position to continue to increase our revenues and profitability. As part of this strategy, we have acquired three businesses over the last two years. In July 2003, we expanded our diagnostic products segment by acquiring substantially all of the assets of BioMedical Resources, Inc., or BMR. BMR was a privately-held provider of disease state antibody products used in the development and manufacture of calibrators and controls. We paid approximately $4.0 million for the assets of BMR, which consisted of approximately $3.6 million in cash and 67,002 shares of common stock having an aggregate value of $0.4 million. In addition, as partial consideration, we agreed to pay to BMR, beginning in fiscal 2004 and concluding in fiscal 2006, earn-out payments pursuant to a formula based on the actual operating income of the combined companies’ disease state business.

We expanded our business with the acquisition of substantially all of the assets of Genomics Collaborative, Inc., or GCI, in June 2004 and the acquisition of substantially all of the assets of the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc., or BBI, in September 2004. We paid $14.3 million for the assets of GCI, which amount consisted of 1,065,683 shares of our common stock and cash of approximately $1.2 million (including transaction costs). GCI is based in Cambridge, Massachusetts and provides clinical samples and applies human genetics to target validation for drug discovery. We paid $30.0 million in cash plus the assumption of certain liabilities for the assets of the BBI divisions. The acquired divisions include in vitro diagnostics operations and BioBank related operations, which we believe will complement our existing operations. The acquired assets are located at facilities in West Bridgewater, Massachusetts, Frederick, Maryland, and Gaithersburg, Maryland. In February 2005, we entered into a closing balance sheet agreement with BBI pursuant to which we received $1.0 million of the amount previously escrowed by the parties in satisfaction of adjustments relating to the net assets test provided for in the asset purchase agreement.

Critical Accounting Policies

To prepare the financial statements in conformity with accounting principles generally accepted in the United States, management is required to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, we provide for estimates regarding the collectibility of accounts receivable, the net realizable value of our inventory, the recoverability of long-lived assets, as well as our deferred tax asset and valuation allowance. On an ongoing basis, we evaluate our estimates based on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Future financial results could differ materially from current financial results.

Revenue Recognition.    We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition, Corrected Copy,” (SAB 104). SAB 104 requires that four basic criteria be met before revenue can be recognized: (1) pervasive evidence that an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. We record any material up-front payments as deferred revenue in other liabilities on the balance sheet and recognize revenue upon shipment of the product to the customer and when the four criteria noted above are met.

Returns.    We will accept return of goods, if prior to returning goods, the purchaser contacts us and requests a Return Authorization Number, clearly stating the reason for the return. Request for replacements or credit must be received within 10 days after shipment. We are not liable for products that become unusable due to improper storage, improper treatment, or expiration. Certain returns are subject to a 15% handling and restocking charge. Biopharmaceutical products will only be accepted with a Return Authorization Number and a letter stating adherence to Prescription Drug Marketing Act Storage Compliance. Items that are nonreturnable include frozen items, custom orders, products that have been altered in any manner from their original state or not in their original containers, and biopharmaceutical items for use by diagnostic customers. Returns are recorded as a decrease in revenue at the time information is available.

Accounts Receivable.    We perform ongoing credit evaluations of our customers and adjust credit limits based on payment history and the customers’ current buying habits. We monitor collections and payments from our customers and maintain a provision for estimated credit losses based on specific customer collection issues that have been identified.

Inventory.    Inventory is carried at the lower of cost or market. We review inventory for estimated obsolescence or unmarketable inventory and provide an amount to reduce inventory to its net realizable value based on the assumptions about future demand and market conditions. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. If actual market conditions are less favorable than those conditions assumed by management, additional inventory provisions may be required.

Long-lived Assets.    We assess the impairment of long-lived assets, including goodwill, annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Recoverability of assets to be held for use is based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, we adjust the asset to the extent the carrying value exceeds the fair value of the asset. Our judgments related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions, and changes in operating performance. As we assess the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize a material impairment charge, which would result in decreased results of operations, and potentially decrease the carrying value of these assets.

Deferred Tax Assets.    Deferred tax assets are recorded net of a valuation allowance. The valuation allowance reduces the carrying amounts of deferred tax assets to an amount management believes is more likely than not realizable. In making the determination projections of taxable income, past operating results and tax planning strategies are considered.

Purchase Price Allocations for Acquisitions.    The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to identifiable tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. Additionally, we must determine whether an acquired entity is considered to be a business or a set of net assets, because a portion of the purchase price can only be allocated to goodwill in a business combination. During fiscal 2004, we determined that the GCI acquisition and the BBI acquisition were business combinations. We reached our conclusions regarding the fair values assigned to identifiable tangible and intangible assets based upon a number of factors, including valuations and appraisals from an independent firm. We, however, are ultimately responsible for these valuations. We have completed the evaluation and allocation of the purchase price for the BBI acquisition which resulted in the allocation of $420,000 from goodwill to other intangible assets. We have recorded the amortization of other intangible assets in the first quarter of fiscal 2005, including an immaterial amount relating to the period prior to September 30, 2004. During the first quarter of fiscal 2005, $412,000 was received relating to trade receivables which were guaranteed and ultimately assumed by the seller. During the second quarter of fiscal 2005, we received a $1.0 million payment in settlement of certain closing balance sheet matters related to the BBI acquisition. The $1.0 million payment was recorded as a reduction of goodwill. We believe the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions.

Results of Operations

Separate financial data for each of our operating segments are provided below. We evaluate the performance of our operating segments based on the following:

	Year Ended September 30,			Six Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
	(in thousands)
Net sales:
Biopharmaceutical Products	$11,858	$13,189	$10,916	$4,087	$12,296
Diagnostic Products	13,449	10,014	17,525	7,351	15,492

Total	25,307	$23,203	$28,441	$11,438	$27,788

Gross profit:
Biopharmaceutical Products	$4,389	$3,666	$4,498	$1,511	$4,154
Diagnostic Products	2,986	3,461	6,242	2,584	8,463

Total	$7,375	$7,127	$10,740	$4,095	$12,617

Operating income:
Biopharmaceutical Products	$2,642	$1,936	$2,622	$729	$2,905
Diagnostic Products	1,706	1,828	3,506	1,254	5,651
Corporate and Other (including research and development expenses of $54 in fiscal 2004)	(868)	(870)	(485)	(262)	(1,472)

Total	$3,480	$2,894	$5,643	$1,721	$7,084

Identifiable assets:
Biopharmaceutical Products	$2,098	$4,776	$32,546	$2,807	$33,132
Diagnostic Products	8,624	11,766	39,587	15,371	42,915
Corporate and Other	9,269	11,309	16,995	10,347	16,939

Total	$19,991	$27,851	$89,128	$28,525	$92,986

Six Months Ended March 31, 2004 Compared to Six Months Ended March 31, 2005

Net sales.    Net sales totaled $11.4 million and $27.8 million for the six months ended March 31, 2004 and 2005, respectively. This $16.4 million, or 143%, increase, in sales for the six months ended March 31, 2005 is primarily the result of the acquisitions of certain assets of GCI and BBI since March 2004. Due to these acquisitions and internal growth, biopharmaceutical segment product sales totaled $12.3 million, an increase of $8.2 million, or 201%, and diagnostic segment product sales totaled $15.5 million, an increase of $8.1 million, or 111%, in diagnostic products revenue.

Gross profit.    Gross profit and gross margin totaled $4.1 million and 36%, respectively, for the six months ended March 31, 2004 compared to $12.6 million and 45%, respectively, for the six months ended March 31, 2005. The increase in gross profit is the direct result of improved margins generated by a shift in product mix in both the biopharmaceutical and diagnostic segments, primarily as a result of the acquisitions of BBI and GCI. Additionally, the customer base has continued to shift from fewer and more significant customers to a more diversified customer base with customers that had lower average sales and higher profit margins in both the biopharmaceutical and diagnostic segments. The material cost component of cost of sales included an excess inventory benefit of $439,000 related to inventory previously written off and utilized in production or sold.

Research and development expenses.    Research and development expenses totaled $114,000 for the six months ended March 31, 2005. These expenditures were incurred by operations acquired on September 14, 2004.

Selling, general and administrative expenses.    Selling, general and administrative expenses totaled $2.4 million and $5.4 million for the six months ended March 31, 2004 and 2005, respectively. The increase in the 2005 period reflects an expansion of sales and marketing activities resulting from the 2004 acquisitions as well as increased auditing, legal and other professional fees associated with public company reporting and related expenses. No bad debt expense was incurred during the six months ended March 31, 2004 or 2005.

Interest expense (net).    Interest expense totaled $67,000 and $1.2 million for the six months ended March 31, 2004 and 2005, respectively. The increase in interest expense is primarily a result of the debt incurred in September 2004, which was used primarily to acquire certain assets of BBI.

Income tax expense.    Income tax expense totaled $9,000 and $2.2 million for the six months ended March 31, 2004 and 2005, respectively. The annual effective tax rate was 0.5% and 38.0% for the six months ended March 31, 2004 and 2005, respectively. The provision for income taxes during interim quarterly reporting periods is based on estimates of the effective tax rates for the respective full fiscal year. The effective tax rate for the current year period has been reduced from the statutory rate to reflect projected state research credits.

Net income.    As a result of the above, net income totaled $1.6 million and $3.7 million for the six months ended March 31, 2004 and 2005, respectively.

Year Ended September 30, 2003 Compared to Year Ended September 30, 2004

Net sales.    Net sales for the year ended September 30, 2004 increased by 23%, or $5.2 million, to $28.4 million as compared to the 2003 period. For the same period, diagnostic sales increased by $7.5 million, or 75%, while biopharmaceutical sales decreased by $2.3 million, or 17%. The increase in diagnostic revenues was primarily the result of the acquisition of BioMedical Resources, Inc., or BMR, during the fourth quarter of 2003 combined with organic growth in our core business operations and an increase in sales related to distribution alliances. The decrease in biopharmaceutical revenue was primarily a result of the loss of a major customer during the fourth quarter of 2003, partially offset by the acquisitions of GCI and the biotech division of BBI and increases in revenue from our remaining core biopharmaceutical customers.

Gross profit.    For the current year period, we reported a gross profit of $10.7 million, an increase of $3.6 million from the gross profit of $7.1 million for the prior 2003 period. The overall increase in gross profit was the result of both the increase in sales revenue and an increase in the overall gross margin percentage from 31% in 2003 to 38% for the year 2004. Diagnostic products margins improved by $2.8 million due primarily to the increased sales and a one percent increase in the gross margin percentage. Biopharmaceutical products margins increased by $0.8 million during the year due to a 13.4% increase in gross margin percentage from 2003. This increase in biopharmaceutical products margins was the result of a refocusing by us after the loss of a major customer. This refocusing included the acquisitions of GCI and BBI during 2004 and a concentration on higher profit margin products and services.

Bad debt expense totaled $18,000 and $19,000 during the years ended September 30, 2003 and 2004, respectively, and was offset by accounts receivable recoveries of $33,000 in the year 2003. There were no recoveries during the year 2004.

Selling, general and administrative expense.    Selling, general and administrative expense increased $0.9 million, or 20%, over the comparable 2003 period. This increase was primarily the result of higher sales related costs including: sales salaries (including increased commissions); advertising; marketing; and sales-related travel costs. The acquisitions of BMR, GCI and BBI contributed to the increase in selling, general and administrative expenses.

Interest expense (income).    Interest income totaled $5,000 for the year ended September 30, 2003 compared to net interest expense, including amounts paid to related parties, which totaled $0.3 million for the year ended September 30, 2004. We established a senior credit facility in 2004 and borrowed funds in order to meet the working capital requirements of expansion and for the acquisition of the biotech division of BBI.

Other income.    Other income for the year ended September 30, 2004 was $26,000. There was no other income or expense for the prior year period.

Income tax expense.    Income tax expense for the current year period consisted of federal and state tax and increased by $1.0 million or 337% from the year earlier period. Of such increase, $0.7 million was a direct result of an increase in the effective tax rate from 9.8% to 23.0%. The reason for the increase in the effective tax is that we exhausted our federal net operating losses during the current year. With regard to the State of California, the two-year moratorium on the use of net operating loss carryforwards is still in place and there has been no update on our ability to use our state net operating losses. Accordingly, we are required to pay state income tax at the approximate rate of 9.8% during fiscal years ended September 30, 2003 and 2004.

Net income.    As a result of the above, net income for the year ended September 30, 2003 totaled $2.6 million versus net income of $4.2 million for the year ended September 30, 2004.

Year Ended September 30, 2002 Compared to Year Ended September 30, 2003

Net sales.    Net sales for the year ended September 30, 2003 decreased by 8%, or $2.1 million, to $23.2 million for the comparable 2002 period. This decrease is comprised of a $1.3 million, or 11%, increase in biopharmaceutical sales and a $3.4 million, or 26%, decrease in diagnostic sales. Sales to our two largest customers decreased by approximately $5.0 million, or 40%, from 2002 to 2003. Our largest customer notified us during 2003 that it would no longer require the use of our biopharmaceutical product after August 2003. Sales to our largest customer decreased by approximately $2.3 million from 2002 to 2003. Sales volume to new and existing customers partially replaced the reduced sales volume to the major customer and has resulted in a more diversified customer base.

The Korean blood market was weaker than expected during 2003 and diagnostic sales to a large Korean customer decreased by approximately $2.7 million compared to 2002. United States demand for blood products decreased during 2003 as well.

Gross profit.    We reported a gross profit of $7.1 million for 2003, a decrease of $0.3 million from the gross profit of $7.4 million for the comparable 2002 period. The overall decrease in gross profit was the result of lower sales during 2003 as compared to 2002. Gross profit as a percent of sales for 2002 was 29% and was comparable to 31% for 2003. Diagnostic product margins improved due primarily to lower sales during the year ended September 30, 2003 compared to 2002 to a major customer that had lower than average profit margins, thereby increasing the overall margin for the remaining diagnostic product sales.

Profit margins for biopharmaceutical products decreased during the year ended September 30, 2003 compared to 2002 primarily due to decreased sales to a major customer that had higher profit margins than the margins on the sales volume to several smaller customers that replaced the major customer sales.

Bad debt expense totaled $19,000 and $18,000 during the years ended September 30, 2002 and 2003, respectively, and was offset by account receivable recoveries of $65,000 and $33,000, respectively.

Selling, general and administrative expense.    Selling, general and administrative expense increased $0.3 million, or 9%, over the comparable 2002 period. This increase was primarily the result of increased costs including sales salaries, advertising and marketing, and sales-related travel costs. Selling, general, and administrative costs for the year ended September 30, 2003 as compared to 2002 increased primarily due to selling and marketing costs related to our biorepository products along with increased selling costs due to increased sales volume to a more diversified customer base.

Other income.     Other income, including interest income, for the year ended September 30, 2002 was $0.2 million compared to $5,000 for the year ended September 30, 2003. Other income in 2002 consisted of approximately $0.1 million received from a legal settlement and $33,000 in interest income.

Income tax expense.    Income tax expense for the year ended September 30, 2003 was $0.3 million and consisted of federal alternative minimum tax and state tax. During September 2002, the State of California initiated a two-year moratorium on the use of net operating loss carry-forwards, thereby eliminating our ability to use our state net operating losses for the next two years. Accordingly, we will be required to pay income tax at the approximate rate of 9.8% during fiscal years ended September 30, 2002 and 2003.

Net income.    As a result of the above, net income for the year ended September 30, 2002 totaled $3.6 million versus net income of $2.6 million for the year ended September 30, 2003.

Liquidity and Capital Resources

Our current assets exceeded current liabilities by $12.3 million, $23.9 million, and $28.8 million as of September 30, 2003, September 30, 2004 and March 31, 2005, respectively. Our ratio of current assets to current liabilities was 2.7 to 1, 2.4 to 1, and 2.7 to 1 as of September 30, 2003, September 30, 2004 and March 31, 2005, respectively. Our total liabilities were $7.4 million, $43.4 million, and $43.1 million as of September 30, 2003, September 30, 2004 and March 31, 2005, respectively. Our total liabilities as of March 31, 2005 included $29.4 million of debt related to the acquisition of BBI. Our total debt to equity ratio was 0.36, 0.95, and 0.86 as of September 30, 2003, September 30, 2004 and March 31, 2005, respectively.

Current liabilities increased by $9.6 million from September 30, 2003 to September 30, 2004, primarily as a result of a $5.3 million increase in accounts payable. Current portion of long-term debt increased $3.8 million and accrued expenses increased $3.7 million during the same periods. All of these increases were a result of the acquisitions of GCI and BBI during the fiscal year 2004. Current liabilities decreased by $0.2 million from September 30, 2004 to March 31, 2005 primarily as a result of a reduction in accrued expenses, primarily due to the timing of payment of these expenses. The growth in inventory resulted in an increase in the current ratio, while the growth in equity, primarily from earnings, resulted in a decrease in the total debt to equity ratio as of March 31, 2005 compared to the same ratios for the year ended September 30, 2004.

The accounts receivable balance at March 31, 2005 as compared to September 30, 2004 decreased by $0.4 million as a result of our more diversified customer sales base and collections on some significant customer accounts. Inventory increased by $5.3 million from September 30, 2004 to March 31, 2005 primarily in the biopharmaceutical segment to support expected future sales.

Net cash used in operating activities was $0.5 million, $0.4 million and $0.8 million for the fiscal years ended September 30, 2003 and 2004 and the six months ended March 31, 2005, respectively. The increase in net cash used in operating activities for the six months ended March 31, 2005 was primarily due to the increase in inventory and reduction of accrued expenses and was partially offset by the increase in accounts payable to related parties. Inventory increased by $5.3 million from September 30, 2004 to March 31, 2005 primarily in the biopharmaceutical product segment to support expected future sales. The results for the fiscal year ended September 30, 2004 were due primarily to increases in accounts receivable totaling $2.2 million due to the increase in sales and inventory totaling $6.2 million, due mainly to the impact of the startup of our biorepository and cell culture operations and an expansion of our disease state product line, mostly offset by net income of $4.2 million, an increase in accounts payable of $3.0 million and a $2.0 million increase in accrued expenses.

Cash flow used in investing activities was $4.0 million and $31.6 million for the fiscal years ended September 30, 2003 and 2004, respectively. Cash flow provided by investing activities was $0.5 million for the six months ended March 31, 2005. The cash generated by investing activities for the six months ended March 31, 2005 was primarily the result of a $1.0 million cash payment in settlement of certain closing balance sheet matters related to the BBI acquisition, partially offset by the purchase of property and equipment used to support ongoing business operations.

Net cash provided by financing activities for the six months ended March 31, 2005 totaled approximately $83,000, which resulted primarily from the exercise of options and warrants. Borrowings and repayments under our credit facility were mostly offsetting. Net cash used in financing activities for the six months ended March 31, 2004 was $1.9 million and resulted primarily from the repayment of $2.5 million short-term bridge note offset by proceeds of $0.5 million received from a line of credit used to fund operations. For the fiscal year ended September 30, 2004, cash flow provided by financing activities totaled $30.6 million and was primarily the result of funds borrowed for the BBI and GCI acquisitions.

Management believes that internally generated cash flow will be sufficient to meet the ongoing working capital requirements of our current operations for the next twelve months. However, any significant expansion or acquisition may need to be funded externally by some combination of bridge financing, private placement(s), and/or other capital infusion. Going forward, we expect to generate positive cash flows from operations for the foreseeable future. Accordingly, management expects internally generated cash flow will be adequate for the foreseeable future to cover existing operations as well as our non-cancelable leases, purchase commitments, and credit facility commitments as described in notes to the financial statements numbered 5, 7 and 8 included in the financial statements included elsewhere in this prospectus.

During October 2003, we entered into a two-year, $10.0 million senior revolving credit facility. The senior credit facility is secured by our assets and included certain financial covenants that limited our level of debt and capital expenditures and other covenants that required minimum levels of liquidity and profitability. On September 14, 2004, this senior credit facility was modified and expanded to include a $15.0 million term loan with the current lender and a new lender.

Obligations under our senior credit facility are secured by substantially all of our assets. The revolving loan facility, which may be used for working capital and other general corporate purposes, is limited by a borrowing base equal to the sum of 80% (or, in one case, 60%) of eligible accounts receivable and the lesser of $7.5 million and 30% of eligible inventory. Our senior credit facility contains standard representations, covenants and events of default for facilities of this type. Occurrence of an event of default allows the lenders to accelerate the payment of the loans and/or terminate the commitments to lend, in addition to the exercise of other legal remedies, including foreclosing on collateral. Borrowings under our senior credit facility bear interest at a floating rate tied to either the LIBOR rate or the Union Bank prime rate of interest. We can prepay the loans or permanently reduce the revolving loan commitment under the senior credit facility at any time in whole or in part without penalty. The loans under the senior credit facility mature on September 14, 2008. The principal amount of the term loan is payable in equal quarterly amounts over four years, commencing on December 31, 2004. Mandatory prepayments may be required if any of the following events occur: (i) our outstanding loans exceed our borrowing base (as defined in the credit agreement), (ii) we receive proceeds from asset sales in excess of $500,000 during any fiscal year, (iii) we receive insurance proceeds in excess of $100,000 during any fiscal year that are not reinvested in other property or (iv) our senior leverage ratio (as defined in the credit agreement) exceeds 1.50 to 1.00 at the end of any fiscal year. At March 31, 2005, the borrowing base exceeded the aggregate $10,000,000 revolving loan facility commitment. We expect to use a portion of the net proceeds of the offering to repay the outstanding amount under the revolving loan of our senior credit facility.

As of September 30, 2004, we were not in compliance with the tangible net worth covenant of the senior credit facility. As a result, the lenders issued a waiver and amended the credit facility to adjust the covenant. At March 31, 2005, we were in compliance with all financial covenants in the senior credit facility, as amended.

On September 14, 2004, we also entered into a 4 1/2 year, $4.0 million subordinated note agreement. Two of the three note holders carrying $3.5 million of the notes, Barry Plost and Dr. Bernard Kasten, are members of our board of directors, and the administrative agent is a corporation controlled by Mr. Plost. We issued $4.0 million in subordinated notes under the note agreement to fund a portion of the purchase price for the BBI acquisition. Until September 15, 2006, the subordinated notes bear interest at a rate equal to 14% per annum, increasing thereafter to 16% per annum. Interest is payable monthly in cash, except that any amount of interest in excess of 14% per annum shall be added to the outstanding principal amount of the notes, unless payment in cash is permitted under the senior credit facility. The subordinated notes are due on March 15, 2009 and have no scheduled prepayments or sinking fund requirements. Until and including March 15, 2008, the subordinated notes may be prepaid only with the payment of a fee equal to 3% initially of the principal amount prepaid, declining each year by 1%. The senior credit facility restricts the prepayment of the subordinated notes to 30% of the principal amount of the subordinated notes if the senior term loan outstanding is between $3,750,000 and $7,500,000 and an additional 30% of the principal amount of the subordinated notes if the term loan outstanding is less than $3,750,000 but greater than $0. Mandatory prepayment of the subordinated notes is required upon a change of control in an amount equal to 101% of the principal thereof, plus accrued interest. The subordinated notes are secured by substantially all of our assets, second in priority to the lien securing obligations under the senior credit facility, and are subordinated in right of payment to obligations under the senior credit facility. The note agreement contains standard representations, covenants and events of default for facilities of this type. Occurrence of an event of default allows the holders to accelerate payment of the subordinated notes, in addition to the exercise of other legal remedies, including foreclosing on collateral, subject to the provisions of the subordination agreement with the lenders under the senior credit facility.

In connection with the BBI acquisition, we entered into an Assumption and Modification Agreement, dated as of September 14, 2004, with Commerce Bank & Trust Company, pursuant to which we assumed BBI’s obligations under the loan documents referenced therein. The obligations assumed by us included a promissory note with an outstanding principal balance as of March 31, 2005 of approximately $2.3 million. The note is secured by a mortgage on the real property located at 375 West Street, West Bridgewater, Massachusetts, which was acquired by us pursuant to the BBI acquisition. We also entered into a guaranty in favor of Commerce Bank, to secure BBI’s obligations under the assumed loan documents. The outstanding principal balance under the note bears interest at a rate of 9.75% per annum through February 25, 2005, at which time the rate per annum will adjust to a rate equal to 0.75% in excess of Commerce Bank’s published corporate base rate. Principal and interest are payable under the note monthly in an amount calculated to achieve repayment of the note in equal monthly payments over a 16-year period from September 1, 2004. The unpaid principal and interest under the note is due and payable in full on August 31, 2009, although the note may be prepaid in whole or in part, at any time, without penalty. The outstanding principal balance under the note, together with all unpaid interest, may be accelerated and become immediately due and payable following a default under the note or the loan agreement or any other obligation to any other lender or if the real property securing the note is transferred or pledged by us without Commerce Bank’s consent.

In June 2003, our board of directors approved a stock repurchase program, authorizing the repurchase of up to $2 million of our common stock. As of March 31, 2005, we had repurchased an aggregate of 4,780 shares of common stock for a total purchase price of $21,352, or an average of $4.47 per share.

Contractual Commitments

A summary of those contractual obligations and commercial commitments as of March 31, 2005 is as follows:

Contractual Obligations and Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(in thousands)
Operating leases	$13,176	$1,935	$3,774	$2,092	$5,375
Capital lease	406	87	174	145	—
Related party note (including interest)	5,987	510	1,120	4,357	—
Long-term debt (including interest)	28,023	5,302	9,928	12,793	—

Total Contractual Obligations and Commitments	$47,592	$7,834	$14,996	$19,387	$5,375

Earnouts

In conjunction with the acquisitions of BMR and GCI, we may be required to make earnout payments based upon criteria contained in the respective asset purchase agreements. Payments under these provisions will be accounted for as additional purchase price adjustments.

Quarterly Results of Operations

The following table shows, for the periods indicated, selected data from our statements of income. This selected data has been derived from our unaudited financial statements, and we believe, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods.

This unaudited selected quarterly financial data should be read in conjunction with the financial statements and notes included elsewhere in this prospectus. Our operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	For Three Months Ended
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	March 31, 2004	June 30, 2004	Sept. 30 2004	Dec. 31, 2004	March 31, 2005
	(in thousands, except per share data)
Net sales	$5,794	$6,089	$6,415	$4,905	$4,977	$6,461	$6,365	$10,638	$13,000	$14,788
Gross profit	1,719	1,822	1,857	1,730	1,904	2,194	2,417	4,225	5,887	6,729
Operating income	788	866	690	551	591	1,130	1,217	2,705	3,291	3,793
Net income	723	789	628	476	768	876	898	1,613	1,680	1,976
Earnings per common share:
Basic	$0.10	$0.11	$0.08	$0.06	$0.10	$0.11	$0.11	$0.19	$0.17	$0.20

Diluted	$0.09	$0.10	$0.08	$0.06	$0.09	$0.10	$0.10	$0.16	$0.15	$0.18

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, do not engage in trading activities involving non-exchange traded contracts, and are not a party to any transaction with persons or activities that derive benefits, except as disclosed herein, from their non-independent relationships with us.

Inflation

We believe that inflation generally causes an increase in sales prices with an offsetting unfavorable effect on the cost of products sold and other operating expenses. Accordingly, with the possible exception of the impact on interest rates, management believes that inflation will have no significant effect on our results of operations or financial condition.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate and Market Risk.    As of March 31, 2005, the assets and/or liabilities subject to risks from interest rate changes included: (i) outstanding debt under all senior credit facility and mortgage notes in the aggregate amount of $25.4 million and (ii) cash and cash equivalents of $1.3 million, substantially all of which were held in cash or short-term federal government securities. The debt under our senior credit facility bears interest at a floating rate tied to either the LIBOR rate or the Union Bank prime rate of interest. Our mortgage note bore interest at a fixed rate of 9.75% per annum through February 2005 at which time the note converted to a variable rate equal to 0.75% in excess of the mortgage lender’s established corporate base rate then in effect. A one-percentage point change in interest rates affecting our floating rate long-term debt would change pre-tax income by $0.3 million over the next twelve months.

Foreign Currency Exchange Risk.    We do not believe we currently have material exposure to foreign currency exchange risk because purchases and sales are currently all denominated in US dollars. We intend to assess the need to use financial instruments to hedge currency exposure if appropriate in the future.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151 (SFAS No. 151), “Inventory Costs—an amendment of ARB No. 43, Chapter 4” SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges....” This Statement requires that those items be recognized as current—period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company has not elected to early adopt SFAS No. 151. We will continue to evaluate the impact the adoption of SFAS No. 151 will have on our financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. The cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. That cost will be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS 123(R) is effective as of the first annual reporting period that begins after June 15, 2005. We will continue to evaluate the impact of SFAS 123R on our financial position and results of operations.

Business

Market data and other statistical information included in this Business section are based on industry publications, government publications and reports by market research firms or other published independent sources. Although we believe that these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.

Overview

We are a manufacturer and supplier of biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. Our diverse customer base includes clinical and government laboratories, pharmaceutical and biotechnology companies and research organizations in industry and academia. Many of our customers operate in highly regulated segments of the life sciences industry with strict quality standards, such as blood testing, biopharmaceutical manufacturing and clinical diagnostic laboratories. We are focused on market opportunities, niche products and custom services that we believe represent significant or growing opportunities.

Our business has two primary segments: Diagnostic Products, which include laboratory products and diagnostic intermediates, and Biopharmaceutical Products, which include discovery products and services and bioprocessing products. Our laboratory products include reference tests used to monitor the performance of laboratory tests for viruses that cause serious infectious diseases, in order to detect errors and thereby lower the risk of reporting inaccurate results. Our diagnostic intermediates are the materials used to produce diagnostic test kits, such as human and animal plasma-based components and biological products. Our discovery products and services include approximately 600,000 biological samples owned by us, as well as management of approximately 12 million additional human samples, including tissue, serum, plasma, whole blood, DNA and RNA. Our bioprocessing products support the biotechnology and pharmaceutical industries in the development and manufacture of human therapies.

We sell the majority of our products through our own direct sales force, although we use distributors in the marketing and sales of our products primarily in international markets. We sell our products either directly or through independent distributors or agents in approximately 30 countries.

We have received numerous regulatory approvals and clearances, as well as customer vendor approvals. We believe these approvals and clearances provide a barrier to entry in certain markets, and provide our customers with assurances of the quality and consistency of our product offerings.

Our recent revenue and earnings growth are a result of internal product development as well as recent acquisitions. We are currently developing approximately 20 new products, which include a highly sensitive assay for the detection of the infectious protein which causes Mad Cow disease, a kit for measuring blood cell immunity in infected and vaccinated individuals, well-characterized specific types of white blood cells, known as PBMCs, for use in immunological assays and in viral culture, and new controls and panels for monitoring the accuracy of diagnostic and blood screening tests. As part of our strategy, over the last two years we have made several acquisitions. In 2003, we expanded our diagnostic products business by acquiring substantially all of the assets of BioMedical Resources, Inc. In 2004, we completed two asset acquisitions to expand our business: Genomics Collaborative, Inc., and the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc.

Our Competitive Advantages

We strive to be a leading manufacturer and supplier of products and services in the competitive life sciences industry. We have developed a broad range of capabilities that we believe are necessary to successfully serve this industry. We believe the following capabilities provide us with significant competitive advantages and establish barriers to entry in our markets:

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Broad product portfolio.    We believe we offer one of the most comprehensive portfolios of biological materials for diagnostic and biopharmaceutical applications. The breadth of our product portfolio enhances our ability to establish and maintain relationships with both large and small companies and to position ourselves as the “one stop shop” supplier for many of our products and services. We believe our specialized expertise enables us to accelerate product development timelines and expand our product pipeline. Our product development team currently has approximately 20 products under development and has been responsible for the commercial development of over 100 products in the past.

•	Extensive quality assurance programs. Our customers often require vendor pre-approval to purchase biological materials and often require audits of vendor facilities and extensive documentation. It can take years to obtain the status of a certified vendor. We are a vendor-approved supplier to over 1,000 pharmaceutical and healthcare companies, which provides us with additional opportunities to sell both our current products and newly released products to these customers. We have invested significant resources in developing quality assurance programs, such as International Organization for Standardization, or ISO, certification for our West Bridgewater, Massachusetts facility. These programs are designed to meet our customers’ needs and their regulatory compliance standards.

•	Comprehensive manufacturing capabilities. We have fully integrated manufacturing capabilities which allow us to control the process from acquisition of raw materials and patient samples to the finished product. We are capable of manufacturing many of our products in high volume to capture economies of scale and to enhance product and lot quality. We are also able to rapidly manufacture customized products that meet a wide range of customer specifications. We believe our customers purchase our products and services instead of sourcing them internally, in large part because our products require complex manufacturing processes, unique or isolated facilities and enhanced quality control procedures. Examples of our manufacturing capabilities include the production of products that incorporate live viruses, high throughput processing of DNA samples and isolation of specific cells from human blood.

•	Extensive raw material sourcing capabilities and relationships. Many of the products we manufacture require raw materials such as human tissue samples and human and bovine serum. We have established relationships with plasma center operators, blood banks, hospitals, physicians and other sources, which facilitate continued access to these necessary raw materials. Raw materials are procured, transferred or produced under procedures and protocols designed by us to allow for a closed loop and traceable system to meet our stringent production standards.

Our Strategy

Our strategy is to leverage our competitive advantages and market position to continue to increase our revenues and profitability. Key elements of our strategy include:

•	Maintaining and enhancing our reputation for product quality and customer service. Many of our customers operate in highly regulated industries with strict quality standards, such as blood testing, biopharmaceutical manufacturing and clinical laboratories. We believe that many of our customers choose our products because of our reputation for high and consistent quality and responsive customer service. We will continue to invest in systems, processes and personnel to maintain and enhance our reputation for high quality products and services.

•	Focusing on growth segments within the life sciences industry. We will continue to focus on supplying segments within the life sciences industry that exhibit high growth characteristics and provide for opportunities to achieve attractive product margins. These segments include clinical diagnostics, gene discovery and biopharmaceutical manufacturing.

•	Continuing to develop and successfully introducing new products. We actively evaluate the development of new products to continue to grow our business. We are currently developing approximately 20 new products. We are focused on niche and proprietary products and services with the potential for relatively high gross margins. We expect to utilize our competitive advantages to place an increasing emphasis on novel, proprietary and higher margin products that may be sold directly to end users. We expect that a significant portion of our revenue and earnings growth will come from internal product development.

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Continuing to evaluate strategic acquisitions.    We operate in a highly fragmented industry with numerous small private competitors. We believe that our competitive advantages and market position makes us an attractive acquirer of these companies and related products and technologies. We have been successful in identifying strategic acquisitions that have expanded our business and increased our revenues and profitability. We expect to continue to make strategic acquisitions to increase our market presence and to grow our business.

Our Market Opportunities

We sell our products and services to a wide variety of customers engaged in different business activities in the life sciences industry. Below is market opportunity information for some of our specific addressable markets.

According to the American Red Cross, about 12.6 million units of whole blood are donated in the U.S. each year by approximately eight million volunteer donors. In the U.S. and Europe, each unit of donated blood, and all donated plasma and plasma products, are tested for viruses such as HIV, hepatitis, and West Nile Virus. Growth in this market is a result of the introduction of new tests for viruses that cause emerging diseases, such as West Nile Virus.

According to published market research, in the U.S. alone, demand for in vitro diagnostic products totaled $12.6 billion in 2003. The market has grown at a compound rate of 6.6% per year since 1998. Market growth reflects the ability of diagnostic product manufacturers to offset cost containment pressures with new product introductions.

Our bioprocessing products primarily serve customers who manufacture biopharmaceuticals such as therapeutic proteins, therapeutic antibodies or vaccines. According to a 2004 industry report, the market for product suppliers to monoclonal antibody manufacturers was the largest biomanufacturing submarket at approximately $425 million in 2003. According to this same report, this market is expected to grow at greater than 30% per year in the near term and 15% to 20% over the next five years. The market for suppliers to recombinant protein manufacturers was approximately $100 million in 2003 and is expected to grow approximately 15% to 20% per year in the near term. The market for suppliers to vaccine manufacturers was approximately $90 million in 2003.

Our Products

We manufacture and supply biological materials and services essential for the use and manufacture of diagnostic tests and the discovery, development and commercial production of pharmaceuticals. Customers depend on us for a reliable supply of products that are produced to exact specifications and meet stringent FDA and other regulatory standards. Our business has two primary segments: Diagnostics Products, which include laboratory products and diagnostic intermediates, and Biopharmaceutical Products, which include discovery products and services and bioprocessing products.

Diagnostic Products

Our diagnostic products are sold to hospital laboratories, independent clinical laboratories, public health laboratories, blood banks, manufacturers of diagnostic test kits and regulatory agencies that oversee the manufacture and use of such test kits.

Laboratory Products.    Our laboratory products are used to monitor the performance of laboratory tests and kits by detecting errors and thereby lowering the risk of inaccurate results. This process is often referred to as statistical process control. In statistical process control, a laboratory uses one or more positive and negative controls alongside every batch of patient or blood donor samples. For example, a laboratory testing patient samples for hepatitis will purchase third party test kits to test a batch of patient samples. The laboratory will insert our positive and negative controls at several places in the batch and then use the control results to help decide if the test worked correctly. Positive controls are designed to be identified by the test as containing the tested disease and negative controls are designed to be identified as not containing such disease. Statistical process control is required by regulatory agencies for our laboratory customers.

Our laboratory products are also used for employee training and competency assessment programs. Laboratory testing for viruses that cause serious infectious diseases requires highly complex techniques, which are frequently revised and improved. As a result, newly hired testing personnel must undergo training on all test methods used in the laboratory and existing personnel must undergo annual competency assessments on each laboratory test they perform. Under guidelines of the Clinical Laboratories Improvement Act of 1998, or CLIA, laboratories are required to maintain records of their employee training and competency assessment activities and present those records to inspectors from federal and state licensing authorities.

Customers of our laboratory products include governmental agencies, such as the FDA and Centers for Disease Control, or CDC, as well as clinical laboratories. We currently offer over 50 laboratory products. Most of our products are sold under the ACCURUN name. Below is a list of some of our laboratory products and the categories of customers to whom they are primarily sold.

Product	Description	Hospital Labs	Commercial Labs	Blood Banks	Public Health Labs
ACCURUN 315	Positive control for HIV nucleic acid testing	✓	✓	✓

ACCURUN 125	Positive control for Hepatitis immunity testing	✓	✓	✓

ACCURUN 325	Positive control for Hepatitis B nucleic acid testing	✓	✓

ACCURUN 305	Positive control for Hepatitis C testing nucleic acid testing	✓	✓	✓

QHA711	Training panel for Hepatitis testing	✓	✓	✓

ACCURUN 51	Combination positive control for acute Hepatitis antibody testing	✓	✓		✓

ACCURUN 52	Combination positive control for chronic Hepatitis antibody testing	✓	✓		✓

ACCURUN 1	Combination positive control for HIV and Hepatitis antibody testing	✓	✓	✓

ACCURUN negative control	Combination negative control for HIV and Hepatitis antibody testing	✓	✓	✓

ACCURUN 345	Combination positive control for HIV and Hepatitis nucleic acid testing		✓	✓

ACCURUN 341	Combination positive control for sexually transmitted disease testing	✓	✓		✓

ACCURUN 365	Positive control for West Nile Virus nucleic acid testing			✓	✓

QWN702	Training panel for West Nile Virus nucleic acid testing			✓	✓

Diagnostic Intermediates.    Our diagnostic intermediates are used by manufacturers of diagnostic test kits in every stage of product development, including research and development, pilot production, clinical trials, regulatory submission, full production and commercialization. Our diagnostic intermediates include bovine serum products, human disease plasma, negative serum and basematrix, which is a clear, stable and economical substitute for normal human plasma or serum. For example, we provide bovine serum albumin, or BSA, for use as a carrier or stabilizer in diagnostic tests. BSA allows a manufacturer to store enzymes for a longer period of time without decreasing their functionality. BSA also minimizes external conditions from interfering during the testing performance, which helps to reduce the rate of false positive and negative test results. We also provide human and animal sera to manufacturers for use in diagnostic or screening assays as positive and negative controls. Well-characterized clinical specimens are required for proving that the assay works properly during the research and development and clinical trial stages, as well as for verifying claims for regulatory filings. Critical raw materials such as diluents, negative controls and blood and blood components from individuals with any of a number of specific diseases are a specialty of our diagnostic intermediates group. Our expertise in processing human and animal blood produces consistent results and allows personnel of our manufacturing customers to concentrate on assay development and production and distribution of kits.

If we are selected to provide the components of a diagnostic test kit for a manufacturer in the initial stages of product development, we gain a key competitive advantage. Once a manufacturer submits its test and receives regulatory clearance, the manufacturer would likely need to complete a new regulatory submission and receive regulatory approval again if it chooses a new vendor for the components of its test kits, which can be costly and time-consuming to the manufacturer.

In addition to supplying the raw materials to manufacture tests kits, we also produce control products, such as validation panels, to ensure that the tests are reproducible, specific and sensitive. Our validation panels are utilized by regulatory agencies to evaluate a manufacturer’s diagnostic test kit performance. Because our control products are widely used by regulatory agencies when reviewing our customers’ test kits, we believe our customers have an incentive to purchase the same control products from us. Clinical laboratories also use the same control panels for training qualification and validation when the final test kits and instrumentation arrive in their lab. All of our quality controls and validation panels for testing laboratories are developed from the same processed human biological materials that we sell to diagnostic test manufacturers, which we believe provides us with economies of scale.

Biopharmaceutical Products

Our biopharmaceutical products are sold to pharmaceutical and biotechnology companies and research organizations in industry and academia.

Discovery Products and Services.    Our discovery products consist of biological samples used in the drug discovery and development processes. We own and manage biological samples, including tissue, serum, plasma, whole blood, DNA and RNA. Our Global Repository consists of approximately 600,000 samples we have obtained from more than 110,000 donors. Our physical samples and related clinical data are collected and stored under strict, standardized conditions to help ensure high quality. We obtain our samples with informed consent from each patient. Each sample in our Global Repository is obtained with patient-specific data that generally consists of over 250 clinically relevant data points, including patient demographics, family history, prior medical history, analytical test results and pathology data. We can also perform prospective sample collections by utilizing our physician network of over 500 sites to provide our customers with biological samples. The samples and related data from these prospective studies are then added to our Global Repository for sale by us. We also manage approximately 12 million additional samples for our customers.

The combination of our extensive physical samples with the related patient-specific data allows researchers to use human samples from our Global Repository to identify genes or proteins related to different diseases and to commercialize any discoveries made. When we provide samples from our Global Repository to our customers, we typically also provide a variety of related services such as protein and nucleic acid isolation, cell isolation and cryopreservation, genetic analysis and quantification of viral levels. We are able to quickly access samples in our Global Repository through our automated storage and retrieval system, a robotic system that can provide overnight retrieval of these samples.

Customers of our discovery products and services division have used biological samples from our Global Repository for research and development of diagnostic and therapeutic products addressing the following disease states:

Inflammatory	Cardiovascular	Cancer	Metabolic Diseases
Asthma	Coronary artery disease	Breast	Diabetes (type 2)
Multiple sclerosis	Heart attack/stroke	Colon	Obesity
Osteoarthritis	Hypertension	Lung	Osteoporosis
Psoriasis	Lipid disorders	Ovarian
Rheumatoid arthritis		Prostate
Sepsis

In addition to our samples in our Global Repository, we also manage approximately 12 million specimens in our biorepository, including cell banks, tissue, sera, plasma slides and nucleic acids. These specimens are managed primarily for government agencies, such as the FDA and the CDC, which pay for these services on a cost-plus, fixed fee basis.

Bioprocessing Products.    Bioprocessing products are products that support the biotechnology and pharmaceutical industries in the discovery, development and manufacture of human therapies. Our bioprocessing products include cell culture products, biological testing components and certain purified human cells. Cell culture products are the media that allow specific cells to be kept alive. Our cell culture products include sera, cell and tissue culture media and reagents that are used for both research activities and pharmaceutical manufacturing. Our biological testing components and purified human cells include materials used in the testing of biologics, the characterization of chemical structures, the development of formulations for long-term stability, and the validation of purification processes.

Our cell culture products allow for the growth of mammalian and bacterial cells used in the manufacturing of large molecule therapeutics. Large molecule therapeutics include protein-based and monoclonal antibody therapeutics. These large molecules must be grown in living cells, such as bacteria, yeast or mammalian cells, because they cannot be synthesized chemically.

For research scientists, we provide human serum, albumin, recombinant insulin and other growth factors, which are major components used in serum-free media to feed and maintain the cells for the production of recombinant proteins. We also offer cell culture products that can be used to produce alternatives to Fetal Bovine Serum, or FBS. Historically, FBS has been the primary choice for the growth of a wide variety of cells. The disadvantage of FBS is that the serum contains many different components with significant lot to lot variations. As a result, scientists frequently screen several lots and choose which lot of FBS would be most appropriate for their particular cell line. We also believe, based on our review of published reports, that the potential exists to transmit Mad Cow Disease to humans from therapies derived from cells grown in bovine serum.

Proteins expressed in cell culture are usually large complex molecules that are typically unstable. Albumin, one of our best-selling products, is used to stabilize these proteins without interfering with their therapeutic function. Albumin is also used as a carrier with vaccines, which helps in the transport of the vaccine without interfering with the vaccine itself. Typical vaccines that use albumin are mumps, measles, rubella and smallpox.

We provide stem cells for research use, either as a raw material or as a finished product. We also distribute human albumin, recombinant insulin and human transferrin, which are used as food or nutrients to allow stem cell growth. Cellular therapy using stem cells, as well as tissue engineering, are developing markets for our bioprocessing products group. Stem cells can be used to grow and repair many different types of tissues. For clinical use, scientists will grow stem cells or tissue, manipulate them and then infuse the cells or tissue back into the patients. This is currently being done for cartilage repair and cancer treatment.

We also offer Peripheral Blood Mononuclear Cells, or PBMCs, which form the human immune system. These cells can be used to grow viruses, which can aid in the evaluation of drug candidates. PBMCs can also be used as a clinical tool to determine if an immune response has occurred. Because PBMCs lose their functionality after 24 hours, researchers traditionally have been limited to PBMCs obtained from locally available donors, such as students or lab associates. However, we have developed a process for the cryopreservation, or freezing, of PBMCs that allows them to maintain the full functionality of freshly drawn cells. Scientists who purchase our PBMC products do not need to rely on fresh cells to conduct research.

Recent advances in cellular analysis, including a newly introduced platform called Elispot, provide scientists with the ability to quickly and efficiently test PBMCs to determine if an immune response has occurred in a variety of discovery experiments or quality assurance procedures. This has increased the demand for preserved PBMCs. We are taking advantage of this market opportunity by building a library of PBMC samples from specified categories of healthy human donors. These PBMCs are well characterized, which is important to increase their value and expand their potential uses. We preserve up to 1,000 vials from each donor, which provides us with a considerable resource of identical cellular material that permits experiments to be repeated and expanded.

Product Development

We follow a well disciplined product design and development process to identify and pursue new product and service opportunities. Over 20 people contribute to our product development process, including the two members of our Scientific Advisory Board and 12 people with Ph.D. or M.D. degrees. Our research scientists work closely with sales, marketing, manufacturing, regulatory and finance personnel to identify and prioritize the development of new products and services specifically geared to customer needs and consistent with our business priorities. Product launch involves careful coordination between product development, manufacturing, quality assurance and sales and marketing departments to ensure the final product is produced in accordance with specifications, and meets the requirements of the customer.

We are currently developing approximately 20 new products, which include a highly sensitive assay for the detection of the infectious protein which causes Mad Cow disease, a kit for measuring blood cell immunity in infected and vaccinated individuals, well-characterized specific types of white blood cells, known as PBMCs, for use in immunological assays and in viral culture, and new controls and panels for monitoring the accuracy of diagnostic and blood screening tests.

Blood Test for “Mad Cow Disease”

Mad Cow Disease, or Bovine Spongiform Encephalitis, is a fatal brain-wasting condition caused by an infectious protein called a prion. Current diagnostic assays for Mad Cow disease require extracts of brain tissue and can only be performed following slaughter. Although blood and other tissue samples have also been shown to contain the infectious agent, the levels may be 1,000 times lower than that present in brain and are undetectable by currently available assays known to us. We are currently developing a test that will be capable of detecting the infectious prion protein in blood and can be targeted for testing of live animals or for detection of very low levels which may be present in animal products, such as Bovine Serum Albumin. This test is based on a method currently used for the extremely sensitive detection of infectious viruses in blood. Our preliminary data show that this system is more than 10,000 times more sensitive than existing assays and may be suitable for these applications. We developed this test in connection with the University of Maryland. The University of Maryland has filed a patent application on this technology and we expect to have a test suitable for testing animal products by the end of 2005. The university has recently notified us that they are in the process of amending the patent application to include us as inventors on the application. The human equivalent of Mad Cow disease, which is caused by the same infectious agent as in cows is known as new variant Creutzfeldt-Jakob Disease, or nvCJD. If we are able to successfully develop this test, we believe it will also be capable of detecting nvCJD in human blood and may ultimately be applied to human diagnostic blood screening.

PBMC Control

We are currently preparing a line of well-characterized PBMCs from a variety of blood donors and preserving them in viable form in liquid nitrogen for distribution to researchers. These cells are potentially useful in immunoassay development and validation, as well as routine assay controls for clinical trial testing.

ELISpot Kit for Interferon Gamma and Interleukin 2

We are developing a line of test kits that will allow the user to evaluate a person’s immune response to specific antigens to determine the effectiveness of a vaccine or immunotherapy. Our kit will involve taking PBMCs from a patient and allowing them to grow in the presence of a specific antigen. Cells that react with the antigen are creating an immune response, which results in the release of specific proteins, such as interferon gamma and interleukin 2. Our test kit measures these proteins to evaluate immune response. The test kits have been used and validated in various clinical trials including a large HIV vaccine study.

Panels and Controls for Diagnostics

We are developing a number of new blood-based controls and panels for monitoring the accuracy of diagnostic and blood screening tests. This includes a line of controls for use in testing for bacterial or fungal contamination of blood. In 2005, we plan to release controls for assays for measles, mumps, rubella, cytomegalovirus and toxoplasmosis.

Suppliers

We buy materials for our products from many suppliers. While there are some materials that we obtain from a single supplier, such as our human serum albumin that we obtain from Instituto Grifols, S.A., we are not dependent on any one supplier or group of suppliers for our business as a whole. Raw materials are generally available from a number of suppliers.

Manufacturing

We manufacture products at our facilities in California, Maryland and Massachusetts. Our West Bridgewater, Massachusetts facility, which manufactures our 510(k) cleared products, is ISO 13485 certified. We manufacture most of our own components where we believe it adds significant value, but we rely on suppliers for the manufacture of selected components, which are manufactured to our specifications. We conduct all final testing and inspection of our products and we have established a quality control program, including a set of standard manufacturing and documentation procedures, intended to ensure that our products are manufactured to comply with cGMP.

Sales and Marketing

We sell the majority of our products through our own direct sales force, although we use distributors in the marketing and sales of our products primarily in international markets. We market and sell our products either directly or through independent distributors or agents in approximately 30 countries. These independent distributors may also market products of other companies, including some products that are competitive with our products. As of March 31, 2005, we employed over 25 people worldwide in our sales, customer service, technical support and marketing organizations.

Our sales strategy is to employ scientists to work as our technical sales representatives. Most of our technical sales representatives have an extensive background in biology or chemistry. A thorough knowledge of biological techniques and an understanding of the research process allow our sales representatives to become advisors, acting in a consultative role with customers. Our use of skilled technical sales representatives also enables us to identify market needs and new technologies that we can license and develop into new products.

Customers

Customers of our diagnostic products include hospital laboratories, independent clinical laboratories, public health laboratories, blood banks, manufacturers of diagnostic test kits and regulatory agencies that oversee the manufacture and use of such test kits. Customers of our biopharmaceutical products include pharmaceutical and biotechnology companies and research organizations in industry and academia. For the year ended September 30, 2004, one customer, Dong Shin, a Korean company, accounted for approximately 14% of our net revenues and no other customer accounted for more than 5% of our net revenues. Our top five customers represented approximately 29% of our net revenues during the 2004 fiscal year. During the six months ended March 31, 2005, approximately 10% of net sales were to one customer, Dong Shin. As of March 31, 2005, Dong Shin had a balance representing 24% of net accounts receivable. Dong Shin primarily purchases bulk blood products from us. As a result of our two acquisitions in the second half of the 2004 fiscal year, we do not anticipate that Dong Shin or any other single customer will account for more than 10% of our net revenues for the year ending September 30, 2005.

Competition

The segments of the life sciences industry in which we compete are highly competitive and highly fragmented. Within our segments, we face varying levels of competition. In certain instances we compete with large, well-capitalized pharmaceutical and biotechnology companies, which have significant financial, operational, sales and marketing resources and experience in research and development. In other instances our competition comes from small, independent companies that focus on particular niches within our segments. We compete primarily on price, breadth of product line, service and quality.

Our primary competitors in our laboratory products group include Blackhawk BioSystems, Inc. and AcroMetrix Corporation. Our primary competitors in our diagnostic intermediates group include Serologicals Corporation and Scantibodies Laboratory, Inc. Our primary competitors in our discovery products and services group include the McKesson BioServices division of McKesson Corporation, Asterland, Inc. and Genaissance Pharmaceuticals, Inc. Our primary competitors in our bioprocessing products group include Invitrogen Corporation, Sigma-Aldrich Co. and Cambrex Corporation.

Regulatory

General

Segments of the life sciences industry are heavily regulated in the United States. Federal, state, local and international statutes and regulations apply to all of our facilities and to many of our products.

Food and Drug Administration

The FDA regulates the testing, development, manufacturing, distribution, labeling, storage, recordkeeping, advertising, promotion, and export of biological products, drugs, and medical devices under the Food, Drug, and Cosmetic Act, the Public Health Service Act, and implementing regulations. A number of our products are medical devices, and many of our products are used in the manufacture of biological products, drugs, or medical devices. Further, the FDA regulates blood and blood product collection facilities, which supply many of our products to us. Thus, FDA regulations affect our business in many ways and some of our products and facilities are directly regulated. Failure to comply with FDA requirements may subject us, our customers, and our suppliers to administrative or judicial sanctions, including, among others, FDA refusal to approve products, suspension or withdrawal of approvals of marketed products, warning letters, product recalls, product seizures, suspension of production or distribution, fines, injunctions, and criminal prosecution.

Some of our products are regulated as in vitro diagnostic medical devices. For example, the FDA regulates our positive and negative controls as medical devices. Many medical devices require FDA authorization before they may be marketed. Generally, for example, assayed controls or controls that are intended for use in blood banking require clearance from the FDA before they may be marketed. Similarly, diagnostic test kits, such as our Western Blot test kit for Lyme Disease, require such clearance.

There are two review procedures by which medical devices can receive clearance or approval. Some products may qualify for clearance under the Section 510(k) procedure, in which the manufacturer provides a premarket notification that it intends to begin marketing the product and shows that the product is substantially equivalent to another legally marketed product, that is, that it has the same intended use and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device. In some cases, a Section 510(k) submission must include data from human clinical studies. Marketing may commence only when the FDA issues a clearance letter finding substantial equivalence.

If the medical device requires FDA authorization prior to marketing, but does not qualify for the Section 510(k) procedure, either because it is not substantially equivalent to a legally marketed device or because it is required to have an approved premarket approval application, or PMA, then the FDA must approve a PMA before marketing can begin. A PMA must demonstrate, among other matters, that the medical device is safe and effective. A PMA is typically a complex submission, usually including the results of preclinical and clinical studies, and preparing an application is a detailed and time-consuming process. Once a PMA has been submitted, the FDA’s review may be lengthy and may include requests for additional data. The FDA usually inspects the device manufacturer before approval of a PMA, and the FDA will not approve the PMA unless the manufacturer’s compliance with the quality systems regulation is satisfactory.

Some of our products in development will require FDA approval or clearance either as medical devices or as biological products. Biological products require the submission of, and FDA approval of, a biologics license application, or BLA, before being marketed in the United States. The steps before a biologic may be approved for marketing in the United States generally involve preclinical laboratory and animal tests; submission to the FDA of an investigational new drug, or IND, application to permit human clinical testing, which must become effective before such testing begins; well-controlled human clinical trials conducted in several sequential phases to establish the safety and efficacy of the product; the submission of a BLA, FDA review of the BLA; and completion of an FDA inspection of the manufacturing facility to assess compliance with the FDA’s Good Manufacturing Practice, or GMP, regulation.

Obtaining FDA approval of a PMA or BLA or clearance of a Section 510(k) submission is time-consuming, expensive, and uncertain, and we cannot be sure that the FDA will grant approvals or clearances in a timely fashion, or at all. A product may fail at any stage of the development or approval process. If approval is granted, the FDA may limit the uses for which we can promote the product. Further, once a product is approved or cleared, certain product changes, such as new indications for use or design modifications, must receive an additional FDA approval or clearance before they are implemented.

All FDA regulated products are subject to continuing regulation by the FDA, including compliance with GMP, which governs manufacturing, including, for example, design, testing, quality control, corrective action, management oversight, and documentation. The FDA periodically inspects regulated entities to determine compliance with GMP and other requirements. The FDA also requires the submission of certain adverse events, and regulates product labeling and promotion.

The FDA does not require premarket authorization of products intended only for research use, that is, uses that do not involve human diagnosis. Such products are generally labeled “for research use only.” Certain of our controls are currently marketed “for research use only.” It is possible, however, that some purchasers of these products may use them for diagnostic purposes despite the intended use. In these circumstances, the FDA could allege that these products should have been cleared or approved prior to marketing or should have been subject to more testing, and take enforcement action against us.

We believe that our quality control panels are not medical devices because they are not intended for diagnostic purposes. We further believe that certain of our products which become components of in vitro diagnostic products or other FDA-regulated products do not require us to have FDA authorization prior to marketing. We cannot be sure, however, that the FDA would agree or that it will not take enforcement action based on a different interpretation of the law.

Some of our products are used in the manufacture of other products, which may be biological products, drugs or medical devices manufactured by our customers. Typically, our customers are required to obtain FDA approval or clearance of their products, and such approvals or clearances may contain very specific requirements as to the components or ingredients of their products, such as those we provide our customers. In addition, with respect to some of these products, we are subject to inspection by the FDA to ascertain compliance with GMP. Thus, our customers require that our products be made to exacting standards and our customers perform extensive quality testing on our products and conduct inspections of our facilities. If we or our customers fail to meet the FDA’s requirements, we and our customers could be subject to enforcement action, which could harm our business.

In addition, many of our products are or are derived from human plasma, which is collected and processed by our suppliers to yield the products that we sell. The collection and processing of blood and blood products is extensively regulated by the FDA. Generally, facilities engaged in blood collection and processing must be licensed by the FDA and must observe, in addition to GMP, other requirements with respect to their methods of operation. If our suppliers fail to meet the FDA’s requirements, they may be subject to FDA orders to stop the sale or distribution of products, to revocation of their FDA-issued licenses, or to other sanctions, which could harm our ability to obtain supplies of products that we sell.

Privacy Law

Pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Department of Health and Human Services, or HHS, issued Standards for Privacy of Individually Identifiable Health Information and Security Standards for the Protection of Electronic Protected Health Information, which establish a set of national standards for the protection of certain health information. These HHS regulations, as well as related state laws, govern our ability to obtain, use and disclose data and information. Claims that we have violated individuals’ rights under such laws or breached contractual obligations with respect to such rights could subject us to criminal or civil penalties and to expensive and time-consuming litigation with attendant adverse publicity.

Occupational Safety and Health Administration

As with most operating companies, our facilities must comply with both federal and state OSHA regulations. We train our employees in current OSHA standards and maintain all required records. OSHA does inspect operating locations as it deems appropriate, and generally does so without advance notice.

State Governments

Most states in which we operate have regulations that parallel the federal regulations. Most states conduct periodic unannounced inspections and require licensing under each state’s procedures.

Intellectual Property

We rely on trade secrets, unpatented proprietary know-how and continuing technological innovation to preserve our competitive position. We rely primarily on know-how in many of our manufacturing processes and techniques not generally known to other life sciences companies for developing and maintaining our market position. We also maintain sophisticated data systems to track our clinical collection sites and clinical patient data.

In 2004, we acquired a United States patent application and a corresponding international patent application through our acquisition of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc., or BBI. As of April 30, 2005, both of these patent applications were pending.

We rely on trade secret, employee and third-party nondisclosure agreements and other protective measures to protect our intellectual property rights pertaining to our products, technology, clinical collection facilities and clinical research data.

We have trademarks registered in the United States and a number of other countries for use in connection with our products and business. We believe that many of our trademarks are generally recognized in our industry. Such trademarks include ACCURUN, GenomicsCollaborative and Global Repository.

Properties and Facilities

Our principal executive offices are located in Oceanside, California. This facility, which is leased under a five-year lease term (expiring in August 2006 with a five-year extension option), consists of approximately 17,000 square feet and includes our corporate offices and our manufacturing facility.

In conjunction with our acquisition of substantially all of the assets of GCI and our acquisition of substantially all of the assets of certain divisions of BBI in 2004, we assumed leases in Cambridge, Massachusetts, Frederick, Maryland and Gaithersburg, Maryland. These facilities are leased under a 10-year lease expiring September 2008, an 11-year lease expiring July 2015 and a 10-year lease expiring October 2007, respectively, and currently consist of approximately 16,135 square feet, 39,120 square feet and 25,000 square feet, respectively. These properties include sales offices, testing laboratories, and refrigerated storage facilities.

In addition to the assumed leases and pursuant to the BBI acquisition, we acquired certain real property and entered into an agreement pursuant to which we assumed the mortgage obligations related to the property. The property consists of administrative offices and a diagnostics products manufacturing facility and is located in a two story, 32,000 square foot building in West Bridgewater, Massachusetts.

We also operate an office in Hatboro, Pennsylvania. This facility, which is leased under a five-year lease term (expiring in 2008 with one five-year extension option), consists of approximately 4,400 square feet and includes sales offices, a testing laboratory, and inventory storage facilities.

We are currently reviewing all of our facilities, operations and product lines in order to evaluate the possibilities for combining or re-characterizing product lines, processes and facilities in order to achieve improved quality and greater efficiency.

Employees

As of April 30, 2005, we employed 216 full-time and 11 part-time employees. None of our employees are represented by labor unions, and we have not entered into any collective bargaining agreements. We believe that our relations with our employees are good.

Legal Proceedings

On April 8, 2005, a complaint, entitled PrecisionMed International Inc. v. SeraCare Life Sciences, Inc., was filed against us in the Superior Court of California, County of San Diego. In April 2003, we entered into an agreement with PrecisionMed International for the collection, storage, marketing, sales and distribution of certain biological materials from patients diagnosed with rheumatoid arthritis. The agreement was amended in September 2003 and in October 2004, we notified PrecisionMed International of our termination of the agreement. PrecisionMed International alleges that we breached the material terms of the agreement, by among other matters, failing to provide to PrecisionMed International periodic reports with respect to activity under the agreement as well as access to samples stored by us under the agreement. PrecisionMed International also alleges that we had a fiduciary duty to it and breached that duty by our alleged actions and omissions under the agreement. The complaint also includes allegations of constructive fraud, negligence, conversion, unfair competition and interference with prospective economic advantage and seeks unspecified damages alleged to exceed $5 million in addition to punitive damages and injunctive relief. We believe the complaint is without merit and intend to vigorously defend ourselves.

In addition, we are involved from time to time in litigation incidental to the conduct of our business, but except as noted in the prior paragraph, we are not currently a party to any material lawsuit or proceeding against us.

Management

The following sets forth information about our directors and executive officers:

Name	Position	Age*
Barry D. Plost	Chairman of the Board	59

Michael F. Crowley, Jr.	President, Chief Executive Officer and Director	38

Jerry L. Burdick	Acting Chief Financial Officer, Secretary and Director	65

Thomas Lawlor	Global Chief Operating Officer	47

Samuel Anderson	Director	69

Robert J. Cresci	Director	61

Ezzat Jallad	Director	43

Dr. Bernard Kasten	Director	58

Dr. Nelson Teng	Director	58

*All	ages are as of April 30, 2005.

Barry D. Plost has served as Chairman of our Board of Directors since Biomat USA, Inc. (formerly known as SeraCare, Inc.) acquired us in February 1998. Mr. Plost served as our interim Chief Executive Officer from the time of our spin-off from Biomat USA in September 2001 until July 10, 2002. Mr. Plost has also served as Chairman, President and Chief Executive Officer of Biomat USA, Inc. since February 6, 1996. Mr. Plost serves on the PPTA Source board of directors of the Plasma Protein Therapeutics Association. Mr. Plost also serves on the board of Probitas Pharma S.A. and is a member of its Executive Committee. Probitas Pharma S.A. is the parent company of Instituto Grifols S.A., which purchased Biomat USA, and is a supplier to SeraCare Life Sciences. Mr. Plost has been a consultant to the company since October 1, 2004.

Michael F. Crowley, Jr. has been our Chief Executive Officer and a member of our board of directors since July 10, 2002. From November 2000 until his appointment as our Chief Executive Officer, Mr. Crowley served as our President and Chief Operating Officer. Prior to his role as President, Mr. Crowley served as our Vice President of Operations from January 1998 to November 2000. Mr. Crowley has been employed by us since 1986.

Jerry L. Burdick has served as our Secretary and a member of our board of directors since February 1998 and as our Acting Chief Financial Officer since February 7, 2005. From February 1998 until January 2002, Mr. Burdick also served as our Chief Financial Officer and Executive Vice President. At Biomat USA, Mr. Burdick served as Executive Vice President, Secretary and a director from December 1, 1995 until July 31, 2004, and as Chief Financial Officer from December 1, 1995 through September 8, 1999, as Acting Chief Financial Officer from November 30, 1999 through December 31, 1999 and was reappointed Chief Financial Officer effective January 1, 2000, a position he held until July 31, 2004. Mr. Burdick became a consultant to the company beginning in August 2004. Mr. Burdick is a Certified Public Accountant in the State of California and has held senior financial positions with various companies including International Rectifier Corporation and Getty Oil Company.

Thomas Lawlor was appointed our Global Chief Operating Officer on December 13, 2004. Prior to joining us, Mr. Lawlor worked for eighteen years at Hemonetics Corporation, most recently as Vice President of Blood Bank and Field Services Operations.

Samuel Anderson has served as a member of our board of directors since September 25, 2001. Mr. Anderson entered into a consulting agreement with us in April 2002. The consulting agreement expired by its terms in April 2005. Mr. Anderson was a director of and consultant to Biomat USA from April 1996 to September 2001. Mr. Anderson also serves on the boards of Cytologic, Inc. and Cypress Bioscience, Inc.

Robert J. Cresci has served as a member of our board of directors since September 25, 2001. Mr. Cresci was a director of Biomat USA from April 1998 to September 2001. Mr. Cresci has been a managing director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Sepracor, Inc., Luminex Corporation, j2 Global Communications, Inc., Continucare Corporation and several private companies.

Ezzat Jallad has served as a member of our board of directors since September 25, 2001. Mr. Jallad was a director of Biomat USA from October 1996 to September 2001. For the last five years, Mr. Jallad has been Executive Vice President of FCIM Corp. Mr. Jallad also serves on the board of Chili-Up, Inc.

Dr. Nelson Teng has served as a member of our board of directors since September 25, 2001. Dr. Teng was a director of Biomat USA from January 1997 to September 2001. Dr. Teng has been the director of Gynecologic Oncology and Associate Professor of Gynecology and Obstetrics at Stanford University School of Medicine since 1981. Dr. Teng also co-founded ADEZA Biomedical in 1984 and UNIVAX Biologics in 1988. In addition, Dr. Teng serves as a scientific advisor and consultant to several biotechnology companies and venture capital firms, advising them on biotechnology and life science matters, and has authored over 100 publications and 15 patents. Dr. Teng currently serves on the boards of several private companies.

Dr. Bernard Kasten has served as a member of our board of directors since September 25, 2001. Dr. Kasten was a director of Biomat USA from March 2001 to September 2001. Dr. Kasten is Vice President of Medical Affairs for MedPlus Incorporated, a subsidiary of Quest Diagnostics, Inc. He joined Quest Diagnostics in 1996 as Vice President of Business Development for Medicine and Science. Dr. Kasten also serves on the board of directors for Siga Technologies, Inc. and several private companies.

On May 3, 2005, we announced the appointment of Mr. Craig A. Hooson as our Chief Financial Officer, effective at the end of May 2005. Mr. Hooson, 47, will join us from MedImmune, Inc., a fully integrated biotechnology company, where he has served as the Director of Accounting from March 2001 to August 2003, and as the Senior Director, Finance Operations Controller from August 2003 to April 2005. From March 1999 to February 2001, Mr. Hooson was the Corporate Controller of Hudson RCI, Inc., a medical device manufacturing firm. From August 1987 to March 1999, Mr. Hooson worked for Vickers Plc, a UK-based international engineering company, where he last held the position of Chief Financial Officer of one of its subsidiaries. Prior to that, from August 1983 to August 1987, Mr. Hooson worked as a Chartered Accountant for Arthur Andersen & Co. Mr. Hooson is a Certified Public Accountant in the State of California and holds a B.S. in Mechanical Engineering from Southhampton University and an M.B.A. in Finance from Pepperdine University.

Board Composition

Our board of directors consists of eight authorized members. All directors are elected to hold office until our next annual meeting of shareholders and until their successors have been elected. Officers are elected and serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Board Committees

Our board has established the committees described below and may establish others from time to time. Our board of directors has determined that each of Messrs. Cresci, Jallad, Teng, Kasten and Anderson meet the independence requirements of Nasdaq Marketplace Rule 4200.

Audit Committee

The Audit Committee assists our board of directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of our company, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of our company. The Audit Committee acts pursuant to a written charter. The Audit Committee Charter was originally adopted by our board of directors on November 30, 2001 and was amended and restated on January 2, 2004.

The members of the Audit Committee are Messrs. Cresci (chairman), Teng and Jallad. Our board of directors has determined that each of the members of the Audit Committee qualifies as an “independent” director under the Nasdaq rules applicable to members. The foregoing determination includes the board’s determination that Robert Cresci is an independent director under the Nasdaq rules even though he may be deemed to fall outside of the safe harbor provisions of Rule 10A-3(e)(1)(ii) under the Securities Exchange Act of 1934 because he serves as a managing member of Pecks Management Partners, Ltd., which is an investment advisor to funds holding approximately 14.7% of our outstanding common stock. Our board of directors has also determined that Mr. Cresci is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The Audit Committee held four meetings during fiscal 2004.

Compensation Committee

The Compensation Committee was formed in September 2001 and consists of Messrs. Anderson and Jallad. The Compensation Committee establishes remuneration levels for our executive officers, reviews management organization and development and reviews significant employee benefit programs. The Compensation Committee held four meetings during fiscal 2004.

Nominating and Governance Committee

The Nominating and Governance Committee was formed in January 2004 and consists of Messrs. Kasten and Anderson. The Nominating and Governance Committee identifies individuals qualified to become members of the board of directors, develops and recommends to the board a set of corporate governance principles applicable to our company, and takes such other actions within the scope of its charter as the Committee deems necessary or appropriate. A copy of the charter of the Nominating and Corporate Governance Committee can be found in the Corporate Governance section of our Web site at http://www.seracare.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a former or current officer or employee of our company; however, Samuel Anderson is a consultant to us. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or on our Compensation Committee.

Director Compensation

Our board of directors consists of eight authorized members. Each director, except for Mr. Crowley, is entitled to an annual cash fee of $10,000 plus expenses to be paid the first month of each fiscal year, a $1,500 fee for each meeting personally attended and a $500 fee for each meeting telephonically attended. In addition, each director, except for Mr. Crowley and Mr. Plost, receives annually a fully vested five-year option to purchase 15,000 shares of our common stock with an exercise price equal to 100% of the fair market value (as determined in accordance with our 2001 Stock Incentive Plan) of our common stock on the date of the grant. Our Chairman of the Board, Barry D. Plost, receives a fully vested five year option to purchase 25,000 shares of our common stock at an exercise price equal to 100% of the fair market value (as determined in accordance with our 2001 Stock Incentive Plan) of our common stock on the date of the grant for services performed in his capacity as Chairman of our board of directors.

In July 2002, Dr. Kasten was granted an option to purchase 25,000 shares of common stock at an exercise price equal to the fair market value of the stock at the date of grant. The fair value of the options as determined using the Black-Scholes model was $39,558 in non-cash acquisition costs which was recorded during the year ended September 30, 2004.

Each member of our Audit Committee, except for Mr. Cresci, receives a $2,500 annual fee for serving on the Audit Committee. Mr. Cresci receives a cash fee of $7,500 annually and $1,000 for each Audit Committee meeting attended in person and $500 for each such meeting attended telephonically for serving as the Audit Committee Chairman. Mr. Cresci also receives a fully vested five-year option to purchase 5,000 shares of the our common stock at an exercise price equal to 100% of the fair market value (as determined in accordance with our 2001 Stock Incentive Plan) of our common stock on the date of grant for serving as the Audit Committee Chairman. All members of the Audit Committee are entitled to be reimbursed for their expenses in serving on the Audit Committee.

Each member of our Compensation Committee, except for Mr. Anderson, receives a $2,500 annual fee for serving on the Compensation Committee. Mr. Anderson receives a cash fee of $5,000 annually for serving as the Compensation Committee Chairman. All members of the Compensation Committee are entitled to be reimbursed for their expenses in serving on the Compensation Committee.

Executive Compensation

The following table describes the compensation we paid to our named executive officers during the fiscal years ended September 30, 2004, 2003 and 2002:

Summary of Cash and Other Compensation

Summary Compensation Table

Long-Term Compensation
	Period Ended	Annual Compensation(1)		Securities Underlying Options Granted	Other Compensation ($)
Name and Principal Position		Salary ($)(2)	Bonus ($)(3)
Michael F. Crowley Jr. Chief Executive Officer	September 30, 2004 September 30, 2003 September 30, 2002	$191,666 175,000 175,000	$100,000 75,000 50,000	45,000 45,000 100,000	$9,000 6,550 4,800

Jerry L. Burdick(4) Acting Chief Financial Officer and Secretary	September 30, 2004 September 30, 2003 September 30, 2002	— — —	— — —	— — —	15,500 14,000 5,000

Tim T. Hart(5) Chief Financial Officer	September 30, 2004 September 30, 2003	156,249 54,615	— —	20,000 20,000	5,400 1,800

(1)	The annual compensation reported does not include the value of certain perquisites, which in the aggregate did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for the named executive officers.
(2)	Amounts shown include base compensation earned and received by the named executive officers.
(3)	Amounts represent bonuses earned in the fiscal year but paid in the following fiscal year.
(4)	Mr. Burdick received fees for serving as a member on our board of directors in each of the years shown in the table. Since August 2004, we have also paid consulting fees to Mr. Burdick pursuant to his consulting arrangement with us. See “Certain Relationships and Related Transactions – Consulting Agreement with Mr. Burdick.”
(5)	Tim T. Hart, our former Chief Financial Officer, was appointed to that position on May 20, 2003 and resigned from that position on February 14, 2005.

Options

The table below sets forth the options granted to named executive officers during fiscal 2004. Each option represents the right to purchase one share of our common stock. Each option vests in full on the third anniversary from the date of the option grant. No restricted stock awards were granted to named executive officers in fiscal 2004.

The potential realizable values are based on an assumption that the stock price of our common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2004	Exercise Price Per Share	Expiration Date
					5%	10%
Michael F. Crowley, Jr.	45,000	17.1%	$8.19	10/27/2009	$125,342	$284,359
Jerry L. Burdick	10,000	3.8%	6.90	10/01/2008	19,063	$42,125
Tim T. Hart(1)	20,000	7.6%	8.19	10/27/2009	55,708	$126,382

(1)	Pursuant to the resignation agreement we entered into with Mr. Hart in February 2005, Mr. Hart agreed to forfeit the options granted to him in the table above.

Since September 30, 2004, we have granted additional options to our named executive officers. On November 16, 2004, we granted options to purchase 15,000 shares of our common stock at an exercise price of $10.90 per share to our Acting Chief Financial Officer, Jerry Burdick, for his service to us as a member of our board of directors. Mr. Burdick’s options vested on the option grant date. In connection with the hiring of our new Global Chief Operating Officer in December 2004, we granted options to purchase 160,000 shares of our common stock at an exercise price of $11.54 per share to Thomas Lawlor, which options will vest in one-third installments on the first, second and third anniversaries of the option grant date, which is December 13, 2004. On January 31, 2005, we granted options to purchase 50,000 shares of our common stock at an exercise price of $13.02 per share to our Chief Executive Officer, Michael Crowley, Jr. The options vest in one-third installments on the first, second and third anniversaries of the option grant date. We have also agreed to grant Mr. Craig Hooson, pursuant to his offer letter to join us as Chief Financial Officer, options to purchase 100,000 shares of our common stock at an exercise price equal to the closing price of our common stock on his first day of service with us. The options will vest in four equal annual installments.

The following table provides summary information of the options exercised and the number of shares of our common stock represented by outstanding stock options from grants from 2001 to 2004 and held by each of our named executive officers as of September 30, 2004. The dollar values in the table shown below are calculated based upon the closing price of our common stock as quoted on the Nasdaq National Market of $12.50 per share at September 30, 2004, less the exercise price of the options, and multiplying the result by the number of shares.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2004		Value of Unexercised In-the-Money Options at September 30, 2004
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Michael F. Crowley, Jr.	—	—	140,000	90,000	$1,399,000	$574,200
Jerry L. Burdick	—	—	70,000	—	581,750	—
Tim T. Hart(1)	—	—	—	40,000	—	255,200

(1)	Pursuant to the resignation agreement we entered into with Mr. Hart in February 2005, Mr. Hart will continue to vest in options granted to him on June 4, 2003 for the purchase of 20,000 shares of our common stock at an exercise price of $4.05 per share, which options will vest in full on June 3, 2006, but Mr. Hart forfeited the options granted to him on October 28, 2003 for the purchase 20,000 shares of our common stock at an exercise price of $8.19 per share.

Employee Benefit Plans

2001 Stock Incentive Plan

We adopted the 2001 Stock Incentive Plan to promote our success by providing an additional means to attract, motivate, retain and reward eligible persons with awards and incentives for high levels of individual performance and our improved financial performance. Persons eligible to receive awards under the 2001 Stock Incentive Plan include our officers and employees, our directors, and certain consultants and advisors to us. As of March 31, 2005, all of our officers and employees (approximately 225 individuals), including all of our named executive officers, and each of our seven non-employee directors were considered eligible under the 2001 Stock Incentive Plan, subject to the power of the administrator to determine eligible persons to whom awards will be granted.

The 2001 Stock Incentive Plan authorizes stock options, restricted stock, and stock unit awards. The plan gives us the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. We are currently authorized to issue up to 1,800,000 shares under the 2001 Stock Incentive Plan. The plan limits the total number of shares that we may issue or deliver pursuant to the exercise of incentive stock option grants under the plan to 1,000,000 shares. The plan also limits the total number of shares subject to options, or all awards, that may be granted under the plan during any calendar year to 150,000 shares for any one individual. The plan does not limit the authority of our board of directors or the administrator to grant awards or authorize any other compensation, grant or award, under any other plan or arrangement.

As is customary in incentive plans of this nature, the number and type of shares available under the 2001 Stock Incentive Plan and the then-outstanding awards, as well as exercise or purchase prices and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends, asset sales or other similar events, or extraordinary dividends or distributions of property to shareholders.

The 2001 Stock Incentive Plan is currently administered by the compensation committee of our board of directors. The administrator of the plan determines the number of shares that are to be subject to awards and the terms and conditions of such awards, including the price, if any, to be paid for the shares or the award and the vesting and exercisability provisions. Subject to the other provisions of the 2001 Stock Incentive Plan and in addition to such other authority as may be contemplated by the plan, the administrator has the authority:

•	to permit the recipient of any award to pay the purchase price of shares of common stock or the award in cash or by check, the delivery of previously owned shares of common stock, or a cashless exercise or third party payment in such manner as may be authorized by the Administrator;

•	to accelerate the receipt or vesting of benefits pursuant to an award;

•	to make certain adjustments to an outstanding award and authorize the conversion, succession or substitution of an award; and

•	to determine the fair market value of our stock for plan purposes and to construe and interpret the plan.

Awards under the 2001 Stock Incentive Plan are generally not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. The administrator of the plan may permit certain award transfers, such as for estate or tax planning purposes.

Under the plan, the administrator has the right to issue stock options to employees and other eligible persons. An option is the right to purchase shares of common stock at a future date at a specified price, which is referred to as the exercise price of the option. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2001 Stock Incentive Plan. Generally, an option will expire not more than 10 years after the date of grant.

The per share exercise price of each option will be determined by the administrator of the plan at the time of grant. Except for options granted pursuant to an assumption or substitution for other options (such as in the context of a merger or acquisition), in no case will the per share exercise price of an option be less than the fair market value of a share of our common stock on the date of grant of the option. Full payment for shares purchased on the exercise of an option must be made at the time of such exercise in a manner approved by the administrator of the plan.

The administrator may also issue restricted stock awards under the 2001 Stock Incentive Plan. A restricted stock award is an award typically for a fixed number of shares of our common stock subject to restrictions. The administrator will specify the price, if any, the participant must pay for such shares and the restrictions imposed on such shares. The restrictions may include, for example, continued service only and/or performance standards.

Stock units may also be issued by the administrator under the plan. A stock unit is a bookkeeping entry measured in shares of our common stock. Vested stock units may be paid out in our common stock or in cash, subject to terms and conditions imposed by the administrator of the plan. The administrator may award stock units to participants, may allow participants to defer other compensation or award payment in the form of a stock unit credit, and may grant stock units in exchange for other awards.

Unless the administrator acts in advance of a Change in Control Event (defined below) to prevent the acceleration of awards, upon a Change in Control Event each option will become immediately vested and exercisable and each award of restricted stock will immediately vest free of restrictions. Awards may terminate to the extent that they are vested and not exercised prior to a Change in Control Event or other event that we do not survive. A “Change in Control Event” under the 2001 Stock Incentive Plan generally includes (1) our dissolution or liquidation, (2) certain mergers and other reorganizations in which our shareholders do not continue to own at least half of our stock or our successor’s stock following the transaction, (3) certain sales of all or substantially all of our business or assets, (4) certain persons acquiring more than 25% of our outstanding voting stock, and (5) certain changes in a majority of our board of directors over a period not longer than two years.

Our board of directors may amend, suspend, modify or terminate the 2001 Stock Incentive Plan at any time and in any manner. Shareholder approval for an amendment will generally not be obtained unless shareholder approval for the amendment is required by applicable law or regulatory authority. Unless previously terminated by our board of directors, the 2001 Stock Incentive Plan will terminate on September 24, 2011. Outstanding awards may be amended, subject, however, to the consent of the holder if the amendment materially and adversely affects the rights of the holder.

Employee Stock Purchase Plan

Shareholders approved our Employee Stock Purchase Plan, or ESPP, in February 2005. Under the ESPP, shares of our common stock are available for purchase by eligible employees who elect to participate in the ESPP. Eligible employees are entitled to purchase, by means of payroll deductions, limited amounts of our common stock during periodic offering periods.

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of our common stock at a favorable price and upon favorable terms in consideration of the participating employees’ continued services. The ESPP is intended to provide an additional incentive to participating eligible employees to remain in our employ and to advance our best interests and those of our shareholders.

The ESPP operates in successive periods referred to as Offering Periods. Only one Offering Period may be in effect at any one time. On the first day of each Offering Period, referred to as the Grant Date, each eligible employee who has timely filed a valid election to participate in the ESPP for that Offering Period is granted an option to purchase shares of our common stock. A participant must designate in his or her election the percentage of his or her compensation to be withheld from his or her pay during that Offering Period for the purchase of stock under the ESPP. The participant’s contributions under the ESPP will be credited to a bookkeeping account in his or her name. A participant generally may elect to terminate, but may not otherwise increase or decrease, his or her contributions to the ESPP during an Offering Period. Amounts contributed to the ESPP constitute general corporate assets of ours and may be used for any corporate purpose.

Each option granted under the ESPP is automatically exercised on the last day of the Offering Period with respect to which it was granted, referred to as the Exercise Date. The number of shares acquired by a participant upon exercise of his or her option is determined by dividing the participant’s ESPP account balance as of the Exercise Date by the Option Price for that Offering Period. We have the flexibility of establishing the Option Price applicable to each Offering Period, provided that in no event may the Option Price for an Offering Period be lower than the lesser of (i) 85% of the fair market value of a share of our common stock on the applicable Grant Date, or (ii) 85% of the fair market value of a share of our common stock on the applicable Exercise Date. A participant’s ESPP account is reduced upon exercise of his or her option by the amount used to pay the Option Price of the shares acquired by the participant. No interest is paid to any participant or credited to any account under the ESPP.

Only certain employees are eligible to participate in the ESPP. To be eligible to participate in an Offering Period, on the Grant Date of that period an individual must: (i) be employed by us or one of our subsidiaries that has been designated as a participating subsidiary; (ii) be customarily employed for more than 20 hours per week; (iii) be customarily employed for more than five months per calendar year; and (iv) have been employed by us or one of our subsidiaries for at least 90 days.

A maximum of 300,000 shares of our common stock are available for delivery under the ESPP. Participation in the ESPP is also subject to the following limits: (i) a participant cannot contribute more than 15% of his or her compensation to the purchase of stock under the ESPP in any one payroll period; (ii) a participant cannot purchase more than 3,000 shares of our common stock under the ESPP in any one Offering Period; (iii) a participant cannot purchase more than $25,000 of stock (valued at the start of the applicable Offering Period and without giving effect to any discount reflected in the purchase price for the stock) under the ESPP in any one calendar year; and (iv) a participant will not be granted an option under the ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of our stock or of the stock of one of our subsidiaries or to the extent it would exceed certain other limits under the U.S. Internal Revenue Code, or the Code.

We have the flexibility to change the 15%-contribution and the 3,000-share limits referred to above from time to time without shareholder approval. However, we cannot increase the 300,000-share limit under the ESPP, other than to reflect stock splits and similar adjustments as described below, without shareholder approval. The $25,000 and the 5% ownership limitations referred to above are required under the Code.

As is customary in stock incentive plans of this nature, the number and kind of shares available under the ESPP, as well as ESPP purchase prices and share limits, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to our shareholders.

A participant’s election to participate in the ESPP will generally continue in effect for all Offering Periods until the participant files a new election that takes effect or the participant ceases to participate in the ESPP. A participant’s participation in the ESPP generally will terminate if, prior to the applicable Exercise Date, the participant ceases to be employed by us or one of our participating subsidiaries or the participant is no longer scheduled to work more than 20 hours per week or five months per calendar year. If a participant’s ESPP participation terminates during an Offering Period for any of the reasons discussed in the preceding sentences, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period and, subject to limited exceptions, his or her option for that Offering Period will automatically terminate and his or her ESPP account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.

A participant’s rights with respect to options or the purchase of shares under the ESPP, as well as contributions credited to his or her ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

The ESPP is administered by our board of directors or by a committee appointed by our board of directors. Our board of directors has appointed the compensation committee of our board of directors as the current administrator of the ESPP. The administrator has full power and discretion to adopt, amend or rescind any rules and regulations for carrying out the ESPP and to construe and interpret the ESPP. Decisions of the ESPP administrator with respect to the ESPP are final and binding on all persons.

The ESPP does not limit the ability of our board of directors or any committee of our board of directors to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

Our board of directors generally may amend or terminate the ESPP at any time and in any manner, provided that the then-existing rights of participants are not materially and adversely affected thereby. Shareholder approval for an amendment to the ESPP will only be required to the extent necessary to meet the requirement of Section 423 of the Code or to the extent otherwise required by law or applicable stock exchange rules. The ESPP administrator also may, from time to time, without shareholder approval and without limiting our board of directors’ amendment authority, designate those subsidiaries of us whose employees may participate in the ESPP and, subject only to certain limitations under the Code, change the ESPP’s eligibility rules.

No new Offering Periods will commence under the ESPP on or after January 3, 2015, unless our board of directors terminates the ESPP earlier. The ESPP will also terminate earlier if all of the shares authorized under the ESPP have been purchased.

Additional Benefits

We cover our executive officers under medical, dental, life and other welfare plans maintained by us. In general, these plans are open to a large class of our employees in each of our subsidiaries. In addition, we provide a 401(k) plan to our employees and make discretionary matching contributions. Total contributions from us to this plan for the year ended December 31, 2004 will be determined by our board of directors in October 2005.

Employment Agreements

We currently have employment agreements with our President and Chief Executive Officer, Mr. Crowley, and our Global Chief Operating Officer, Mr. Lawlor.

Biomat USA, Inc. (formerly SeraCare, Inc.), our former parent, entered into an employment agreement with Michael F. Crowley Jr., effective on November 1, 2000, to serve as its President through February 28, 2003. SeraCare, Inc. assigned, and we assumed, this agreement in connection with our spin off in September 2001. We amended the agreement in November 2001 to extend Mr. Crowley’s employment through September 25, 2004 and increase his annual base salary to $175,000 per year. We further amended the agreement in June 2003 to extend his employment until September 25, 2005. On November 16, 2004, we amended Mr. Crowley’s employment agreement to increase his annual base salary to $275,000 per year, effective November 1, 2004, and to extend the term of his agreement until September 25, 2006. Pursuant to the employment agreement, Mr. Crowley received a bonus of $75,000 and $100,000 for fiscal years 2003 and 2004 and an option to purchase 40,000 of our common shares at $3.00 per share fully vesting on February 28, 2003.

On November 8, 2004, we entered into an employment agreement with Thomas Lawlor pursuant to which Mr. Lawlor will serve as our Global Chief Operating Officer. The employment agreement had an effective date of December 13, 2004. The employment agreement has an initial term of one year and, in the absence of advance written notice by either party to the other, will be automatically renewed for successive one-year terms prior to the expiration of the employment period.

The employment agreement with Mr. Lawlor provides for the payment of an annual base salary of $250,000 and a one time sign-on bonus of $50,000. The employment agreement also provides for an annual bonus that is to be determined by the Compensation Committee of our Board of Directors, but must be at least $50,000 for fiscal year 2005 and not more than $120,000 for fiscal year 2005. Pursuant to the employment agreement, Mr. Lawlor was granted a nonqualified stock option to purchase 160,000 shares of our common stock vesting in three equal installments on the first, second and third anniversaries of the award date, which is December 13, 2004, and expiring on December 13, 2010. In addition, the employment agreement provides Mr. Lawlor with a $1,000 per month automobile allowance, paid time off benefits of no less than four weeks per year and reimbursement of all business expenses. If we terminate Mr. Lawlor’s employment without cause, or if Mr. Lawlor terminates his employment for good reason (as defined in the employment agreement), then Mr. Lawlor will be entitled to a lump sum payment equal to one times the value of his annual base salary under the employment agreement plus the accrued but unpaid portion of his annual bonus that the Compensation Committee has determined Mr. Lawlor is eligible to receive for the applicable fiscal year. In such event, the unvested portion of Mr. Lawlor’s stock options (described below) that was scheduled to vest if Mr. Lawlor had remained employed by us for the remainder of the fiscal year in which his employment is terminated, will vest in full.

In the event of a change-in-control of us (as defined in the employment agreement), any unvested portion of Mr. Lawlor’s stock options will become fully vested and exercisable. In addition, if, after a change-of-control event, (i) Mr. Lawlor’s employment agreement is not assumed by the surviving entity, (ii) Mr. Lawlor is not offered a similar position with similar benefits, and (iii) Mr. Lawlor voluntarily resigns following the change-in-control, then Mr. Lawlor would be entitled to a lump sum payment equal to one and one-half times the value of his then current annual base salary plus the accrued but unpaid portion of his annual bonus as determined by the Compensation Committee for the applicable fiscal year.

We have also entered into an offer letter with Craig A. Hooson, who is expected to join us as our Chief Financial Officer by the end of May 2005. Pursuant to the terms of the offer letter, Mr. Hooson will be an at-will employee for us. Mr. Hooson’s annual base salary will be $200,000, and he is eligible for a potential annual bonus of up to 30% of his annual base salary, based upon our profitability. Mr. Hooson is also entitled to participate in and be covered by all other employee health, insurance, 401K and other plans and benefits currently established for our employees. In addition, the offer letter provides Mr. Hooson with paid time off benefits of 20 days per year. In accordance with the terms of the offer letter, on the date that Mr. Hooson begins his employment with us, we will grant Mr. Hooson an option to purchase 100,000 shares of our common stock at an exercise price equal to the closing price per share of our common stock on his first day of service. The stock option will vest in four equal annual installments and expire on the seventh anniversary of his first day of service.

Indemnification of Directors and Executive Officers and Limitation of Liability

We are governed by the California General Corporation Law. Section 317 of the California General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

Our articles of incorporation eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director to the extent permitted by California law. In particular:

•	We are authorized to indemnify our directors and officers to the fullest extent permitted by California law, so long as the person being indemnified acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct was unlawful; and

•	We are permitted to indemnify our employees and agents for expenses actually and reasonably incurred, if the person acted in good faith in a manner the person believed to be in the best interests of us and our shareholders, except that no such indemnification may be made for claims as to which the person shall have been adjudged to be liable to us in the performance of his duty to the us, unless and then only to the extent a court determines otherwise.

We also maintain directors’ and officers’ liability insurance and we intend to enter into indemnification agreements with our directors and executive officers before consummation of this offering.

Principal and Selling Shareholders

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2005, assuming the exercise of the warrants, and as adjusted to reflect the sale of common stock in this offering, by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;

•	each of our directors;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	all selling shareholders.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after April 30, 2005. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Percentage of class is based on 9,957,779 shares of common stock outstanding as of April 30, 2005.

	Before Offering		Shares Being Offered	After Offering
Individual / Group (1)	Number of Shares	Percent of Class		Number of Shares	Percent of Class

Executive officers and directors
Barry D. Plost(2)	887,658	8.8%	200,000	687,658	5.2%
Jerry L. Burdick(3)	236,444	2.4	—	236,444	1.8
Dr. Nelson Teng(4)	300,000	3.0	—	300,000	2.3
Samuel Anderson(5)	240,341	2.4	—	240,341	1.8
Ezzat Jallad(6)	132,000	1.3	—	132,000	1.0
Robert Cresci(7)	1,579,881	15.7	276,000	1,303,881	10.0
Dr. Bernard Kasten(8)	150,000	1.5	—	150,000	1.1
Michael F. Crowley Jr.(9)	140,000	1.4	—	140,000	1.1
Thomas Lawlor	—	—	—	—	—
All executive officers and directors (9 persons)	3,666,324	33.6	476,000	3,190,324	22.9

Other beneficial owners
Pecks Management Partners, Ltd.(10) One Rockefeller Plaza, Suite 1730 New York, NY 10020	1,459,438	14.7	276,000	1,183,438	9.1
Ashford Capital Management, Inc.(11) P.O. Box 4172 Wilmington, Delaware 19807	1,054,335	10.6	—	1,054,335	8.1

Other selling stockholders(12)
Declaration of Trust for the Defined Benefit Plans of Zeneca Holdings Inc.	170,510	1.7	35,040	135,470	1.0
Delaware State Employees’ Retirement Fund	919,447	9.2	189,000	730,447	5.6
Declaration of Trust for the Defined Benefit Plans of ICI American Holdings Inc.	252,727	2.5	51,960	200,767	1.5

*	less than one percent
(1)	Unless otherwise indicated below, the person and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each person is c/o SeraCare Life Sciences, Inc., 1935 Avenida del Oro, Oceanside, California 92056.
(2)	Includes 185,000 shares subject to options or warrants exercisable within 60 days after April 30, 2005 and 1,900 shares held by Mr. Plost’s spouse. All of the shares being offered are held directly by Mr. Plost.
(3)	Includes 85,000 shares subject to options exercisable within 60 days after April 30, 2005, 21,000 shares held by Burdick Management, Inc. and 8,000 shares held by Mr. Burdick’s spouse.
(4)	Includes 110,000 shares subject to options exercisable within 60 days after April 30, 2005.
(5)	Includes 85,000 shares subject to options exercisable within 60 days after April 30, 2005, 154,861 shares held by a trust of which Mr. Anderson is trustee and 480 shares held by Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of the shares held by his spouse.
(6)	Includes 70,000 shares subject to options exercisable within 60 days after April 30, 2005.
(7)	Includes 115,000 shares subject to options exercisable within 60 days after April 30, 2005 and 1,459,438 shares of common stock held by clients of Pecks Management, Ltd., or Pecks. Pecks, in its capacity as investment advisor, may be deemed to have beneficial ownership of such shares. Mr. Cresci is a managing director of Pecks and has sole voting and dispositive power over such shares. All of the shares being offered are shares held by clients of Pecks, for which Mr. Cresci may be deemed to have beneficial ownership. See footnotes (10) and (12).
(8)	All of these shares result from options that are exercisable within 60 days after April 30, 2005.
(9)	All of these shares result from options that are exercisable within 60 days after April 30, 2005.
(10)	According to a Schedule 13F filed with the SEC by Pecks Management Partners, Ltd., or Pecks, on August 14, 2002, 1,459,438 shares of common stock are held by clients of Pecks and includes 170,510 shares held by the Declaration of Trust for the Defined Benefit Plans of Zeneca Holdings Inc., 116,754 shares held by The J.W. McConnell Family Foundation, 919,447 shares held by the Delaware State Employees’ Retirement Fund and 252,727 shares held by the Declaration of Trust for the Defined Benefit Plans of ICI American Holdings Inc. Pecks, in its capacity as investment advisor, may be deemed to have beneficial ownership of all such shares. Mr. Cresci is a managing director of Pecks and has sole voting and dispositive power over such shares. The 276,000 shares being offered are 35,040 shares held by Declaration of Trust for the Defined Benefit Plans of Zeneca Holdings Inc., 189,000 shares held by the Delaware State Employees’ Retirement Fund and 51,960 shares held by the Declaration of Trust for the Defined Benefit Plans of ICI American Holdings Inc. See footnote (12).
(11)	According to a Schedule 13G/A filed with the Securities and Exchange Commission by Ashford Capital Management, Inc. on February 28, 2005, 1,054,335 shares of common stock are held of record by clients of Ashford Capital Management, Inc. (“Ashford”), and Ashford, in its capacity as investment advisor, may be deemed to have beneficial ownership of all such 1,054,335 shares.
(12)	The address for each stockholder listed under “Other selling stockholders” is c/o Pecks Management Partners, Inc., One Rockefeller Plaza, Suite 1730, New York, New York 10020. Mr. Cresci, a managing director of Pecks Management Partners, Ltd., has sole voting and dispositive power over all shares of common stock held by the stockholders listed under “Other selling stockholders.”

Certain Relationships and Related Transactions

Consulting Agreement with Mr. Anderson

Effective April 15, 2002, Samuel Anderson, a member of our board of directors, became a consultant to us pursuant to a three-year consulting agreement. Mr. Anderson’s consulting agreement expired by its terms on April 15, 2005. Under the terms of this agreement, Mr. Anderson served as an advisor to the Chief Executive Officer and received an annual consulting fee of $56,000 and reimbursement for expenses incurred in connection with such services.

Consulting Agreement with Mr. Burdick

Jerry Burdick is a member of our board of directors, our Acting Chief Financial Officer and Secretary. Effective August 19, 2004, Mr. Burdick became a consultant to us pursuant to a two-year consulting agreement. Under the terms of the consulting agreement, Mr. Burdick receives $10,000 per month plus an hourly consulting fee for services performed on our behalf and reimbursement for expenses incurred in performing the services. Either party may terminate the consulting agreement with or without cause at any time; however, if we terminate the agreement without cause, we will be obligated to continue paying the monthly retainer through August 31, 2006. If a change-of-control occurs, and the consulting agreement is not assumed by our successor, Mr. Burdick will be entitled to the remaining amount due through August 31, 2006.

Consulting Agreement with Mr. Plost

Pursuant to an agreement entered into with us on January 3, 2005, Barry D. Plost, our Chairman, became a consultant to us effective October 1, 2004. Under terms of the two-year consulting agreement, Mr. Plost receives $200,000 annually plus reimbursement for expenses incurred in performing the services. The term of the consulting engagement will expire on September 30, 2006. Either party may terminate the consulting agreement with or without cause at any time; however, if we terminate the agreement other than for death or disability of Mr. Plost, we will be obligated to continue paying the monthly retainer through September 30, 2006. If a change-of-control occurs, and the consulting agreement is not assumed by our successor, Mr. Plost will be entitled to the remaining amount due through September 30, 2006.

Agreements with Biomat USA, Inc.

We are a party to an agreement with Biomat USA, Inc. (formerly SeraCare, Inc.), dated August 29, 2001, which sets forth the terms and conditions pursuant to which Biomat USA, Inc. will supply us with certain plasma products until January 2006 at prices which will be agreed upon on an annual basis. Under this agreement, Biomat USA, Inc. will also provide plasmapheresis services on donors referred by us, including collecting, testing and delivering the plasma. The plasma products provided by Biomat USA, Inc. to us under this agreement are subject to minimum quality specifications set forth in the agreement and are subject to specifications for delivery, storage and handling of the plasma in accordance with applicable laws, industry standards and good manufacturing practices.

We are also party to an agreement with Instituto Grifols S.A. (a subsidiary of Probitas Pharma S.A.), dated June 22, 1999, under which Instituto Grifols S.A. supplies us with Human Serum Albumin, which we then distribute to various biotech companies. Under this agreement, Instituto Grifols S.A. also supplies us with Human Serum Albumin for use in diagnostic products. The agreement was amended on June 10, 2001 to extend its term until March 31, 2006.

On September 25, 2001, Probitas Pharma S.A., through its subsidiary Instituto Grifols S.A., acquired Biomat USA, Inc., our former parent. We purchased from subsidiaries of Biomat USA, Inc. products and services totaling $876,000 and $477,000 during the six months ended March 31, 2004 and 2005, respectively, and totaling $1,346,075, $2,602,950 and $268,196 during the years ended September 30, 2002, 2003 and 2004, respectively.

We also purchased plasma products from other subsidiaries of Probitas Pharma S.A. totaling approximately $4,963,000, $5,791,000 and $8,746,000, for the years ended September 30, 2002, 2003 and 2004, respectively, and approximately $1,514,000 and $2,920,000 for the six months ended March 31, 2004 and 2005, respectively. Accounts payable under agreements with these related parties as of March 31, 2005 totaled approximately $3,276,000 and as of September 30, 2003 and 2004 totaled approximately $2,415,000 and $1,681,000, respectively. In connection with the spin-off from Biomat USA, Inc., on September 24, 2001, we issued a warrant to Probitas Pharma to purchase 563,347 shares of our common stock at an exercise price of $3.05 per share. The warrant has an expiration date of September 24, 2006. This warrant has subsequently been assigned by Probitas Pharma to four investors.

Mr. Plost, our chairman of the board of directors, is also the President, Chief Executive Officer and a member of the board of directors of Biomat USA, Inc. and serves on the executive committee and as a director of Probitas Pharma S.A.

Loans from Mr. Plost and Dr. Kasten

In order to fund the cash portion of the purchase price of the BioMedical Resources, Inc. acquisition, we borrowed $2,500,000 from Mr. Plost, which loan was secured by all of our assets. Interest was payable at the rate of 6% per annum and was payable in full on or before October 14, 2003. On October 7, 2003, we repaid the loan in full.

On September 14, 2004, we entered into a 4 1/2 year, $4.0 million Subordinated Note Agreement with certain lenders. Two of the three lenders (Barry Plost and Dr. Bernard Kasten who collectively hold $3.5 million of the outstanding principal amount) are members of our board of directors, and the administrative agent is a corporation controlled by Mr. Plost. The $3.5 million is classified as long-term notes payable to related parties in the balance sheets. The remaining $0.5 million is classified as a component of long-term debt. We issued the $4.0 million in notes to fund a portion of the purchase price for the acquisition of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories, Inc. divisions of Boston Biomedica, Inc. Until September 15, 2006, the subordinated notes bear interest at a rate equal to 14% per annum, increasing thereafter to 16% per annum. Interest is payable monthly in cash, except that any amount of interest in excess of 14% per annum shall be added to the outstanding principal amount of the notes, unless payment in cash is permitted under our senior credit agreement. The subordinated notes are due on March 15, 2009 and have no scheduled prepayments or sinking fund requirements. At any time after March 15, 2005 until and including March 15, 2008, the subordinated notes may be prepaid only with the payment of a fee equal to 3% initially of the principal amount prepaid, declining each year by 1%. The senior credit facility restricts the prepayment of the subordinated indebtedness to 30% of the principal amount of the subordinated debt if the senior term loan outstanding is between $3,750,000 and $7,500,000 and an additional 30% of the principal amount of the subordinated debt if the term loan outstanding is less than $3,750,000 but greater than $0. After the term loan has been paid in full, there is no limit on the amount of the subordinated debt that may be prepaid as long as there is no event of default from such prepayment. Mandatory prepayment of the subordinated notes is required upon a change of control in an amount equal to 101% of the principal thereof, plus accrued interest. The subordinated notes are secured by substantially all of our assets, second in priority to the lien securing obligations under the credit facility and are subordinated in right of payment to obligations under the credit facility. The subordinated notes contain standard representations, covenants and events of default for facilities of this type. Occurrence of an event of default allows the holders to accelerate payment of the subordinated notes, in addition to the exercise of other legal remedies, including foreclosing on collateral, subject to the provisions of the subordination agreement with the lenders under our senior credit facility.

Description of Capital Stock

Our authorized capital stock will consist of 25,000,000 shares of common stock and 25,000,000 shares of preferred stock.

Common Stock

Voting

All actions submitted to a vote of our shareholders are voted on by holders of common stock voting together as a single class. Holders of shares of common stock are entitled to one vote per share.

Dividends and Other Distributions

Holders of our common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon our liquidation and consideration to be received upon a sale or conveyance of all or substantially all of our assets).

Preemptive Rights

No common stock carries any preemptive rights enabling a holder to subscribe for or receive shares of our common stock of any other class or other securities convertible into shares of our stock. Our board of directors possesses the power to issue shares of authorized but unissued common stock and preferred stock without further shareholder action.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of our company, whether voluntarily or involuntarily, after payment or provision for payment of our debts and other liabilities and the preferential amounts to which the holders of any stock ranking prior to the common stock in the distribution of assets shall be entitled upon liquidation, the holders of our common stock shall be entitled to share pro rata in our remaining assets according to their respective interests.

Nasdaq Trading

Our common stock is listed on the Nasdaq National Market for trading under the symbol “SRLS.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Co.

Preferred Stock

Shares of preferred stock may be issued by us from time to time in one or more series. Except as may be provided in a certificate of determination or by law, shares of any series of our preferred stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by us or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall be retired and shall not be reissued. Our board of directors is authorized to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

Warrants

On September 24, 2001, we issued a warrant to purchase 563,347 shares of our common stock at an exercise price of $3.05 per share. The warrant has an expiration date of September 24, 2006. The warrant was originally issued to Probitas Pharma, S.A. in connection with the spin-off from our former parent, Biomat USA, Inc. This warrant has subsequently been assigned by Probitas Pharma to four investors.

In conjunction with entering into our senior credit facility, we issued warrants to Brown Brothers Harriman & Co. on September 21, 2004 to purchase 30,000 shares of our common stock at an exercise price of $11.80 per share. The warrants have an expiration date of September 21, 2007.

Anti-Takeover Provisions

Various provisions contained in our articles of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of shareholders to remove current management or approve transactions that shareholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	prohibit cumulative voting in the election of directors—under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•	state that special meetings of our shareholders may be called only by the chairman of the board of directors, our chief executive officer or president, the board of directors, or the holders of not less than 10% of our outstanding voting stock;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting;

•	allow our directors, not our shareholders, to fill vacancies on our board of directors unless a vacancy is the result of the removal of a director; and

•	provide that the exact number of directors may be changed by resolution of the board of directors or by the shareholders.

Material United States Federal Income Tax Considerations

General

The following is a summary of certain material U.S. federal income tax considerations related to the ownership and disposition of our common stock that may be relevant to you if you acquire our common stock pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. The Internal Revenue Service is referred to as “IRS” in this summary.

This summary discusses only the tax consequences to the initial investors who purchase our common stock pursuant to the initial offering and does not discuss the tax consequences applicable to subsequent purchasers of our common stock. This summary deals only with common stock held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax considerations that may be relevant to holders of our common stock in light of their particular circumstances or to holders of common stock subject to special rules, such as financial institutions, regulated investment companies, holders subject to the alternative minimum tax, insurance companies, pension funds, tax exempt organizations, expatriates, partnerships or pass through entities, dealers in securities or currencies, traders who elect to mark to market their securities or persons holding the common stock as part of a hedging or constructive sale transaction, “straddle,” conversion transaction, or other integrated transaction, or foreign currency effects on holders of the common stock whose functional currency is not the U.S. dollar. We have not requested a ruling from the IRS on the tax consequences of owning or of disposing our common stock. As a result, the IRS could disagree with portions of this discussion. Persons considering the purchase of our common stock should consult with their own tax advisors about the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations under other U.S. federal tax laws (such as estate and gift tax laws), or the laws of any state, local or foreign jurisdiction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of common stock that is an individual, corporation, trust or estate that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activity of the partnership. If you are a partner of a partnership holding shares of common stock, we suggest you consult your own tax advisor.

Distributions to U.S. Holders

If distributions are paid on the shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will constitute a tax-free return of capital that is applied against your tax basis in the common stock to the extent these distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the common stock will be treated as a gain from the sale or exchange of the common stock, the treatment of which is discussed below. For the tax years 2003 through 2008, non-corporate U.S. Holders are generally subject to a maximum tax rate on dividends equal to 15%, which corresponds to the maximum tax rate for long-term capital gains. However, under current legislation for tax years beginning after December 31, 2008, dividends will be taxed at the same rate as other items of ordinary income, which will exceed the tax rate for long-term capital gains.

Distributions to Non-U.S. Holders

Dividends paid to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax and the Non-U.S. Holder claims the benefit of that treaty by timely providing us with a properly completed and duly executed IRS Form W-8BEN. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.

Withholding generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes. However, we may elect to withhold on less than the gross amount of the distribution if we determine that the distribution is not paid out of our current or accumulated earnings and profits, based on our reasonable estimates.

A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty and a Non-U.S. Holder who has tax withheld on distributions that do no constitute a dividend may generally obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if a tax treaty applies, attributable to a Non-U.S. Holder’s U.S. permanent establishment, are exempt from U.S. federal withholding tax if the Non-U.S. Holder furnishes to us or our paying agent a properly completed and duly executed IRS Form W-8ECI and other applicable requirements are met. However, dividends exempt from U.S. federal withholding tax because they are “effectively connected” or attributable to a U.S. permanent establishment under an applicable tax treaty are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate specified by an applicable tax treaty.

Gain on Disposition of Common Stock by U.S. Holders

A U.S. Holder will recognize gain or loss on the sale or exchange of our common stock to the extent of the difference between the amount realized on such sale or exchange and the holder’s adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Non-corporate U.S. Holders are subject to a maximum tax rate of 15% on long-term capital gain (increased to 20% for years after 2008).

Gain on Disposition of Common Stock by Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a Non-U.S. Holder’s U.S. permanent establishment. In such case, the Non-U.S. Holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax;

•	a Non-U.S. Holder who is an individual holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the Non-U.S. Holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period such Non-U.S. Holder held our common stock (the shorter period hereinafter referred to as the “lookback period”); provided that if our common stock is regularly traded on an established securities market, this rule will generally not cause any gain to be taxable unless the Non-U.S. Holder owned more than 5% of our common stock at some time during the lookback period. We do not believe that we are a USRPHC and do not expect to become one in the future. However, we could become a USRPHC as a result of future changes in assets or operations.

Information Reporting and Backup Withholding Tax

Under certain circumstances, U.S. Treasury regulations require information reporting and backup withholding on certain payments on common stock.

A U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to dividends on, and the proceeds from the sale or redemption of, common stock, unless such holder (a) is an entity that is exempt from withholding, which includes, among others, corporations, and when required, demonstrates this fact, or (b) provides the payor with its correct taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number, and otherwise complies with applicable requirements of the backup withholding rules.

Dividends on common stock paid to a Non-U.S. Holder will generally be exempt from backup withholding, provided the Non-U.S. Holder meets applicable certification requirements or otherwise establishes an exemption. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the U.S. federal withholding tax deducted from those dividends.

Under Treasury regulations, payments on the sale or redemption of our common stock effected through a foreign office of a broker to its customer generally are not subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, a foreign partnership with significant U.S. ownership, or a U.S. branch of a foreign bank or insurance company, then information reporting (but not backup withholding) will be required, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met. Information reporting and backup withholding generally will apply to sale or redemption payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has in its records documentary evidence that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption, and other applicable certification requirements are met.

Backup withholding does not represent an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information or returns are timely furnished by the holder to the IRS.

Underwriting

We and the selling shareholders have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Thomas Weisel Partners LLC and William Blair & Company, L.L.C. are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
CIBC World Markets Corp.	1,527,750
Thomas Weisel Partners LLC	1,018,500
William Blair & Company, L.L.C.	848,750
A.G. Edwards & Sons, Inc.	52,500
Westfield Bakerink Brozak, LLC	52,500

Total	3,500,000

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about May 31, 2005 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us and the selling shareholders that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $0.44 per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We and the selling shareholders have granted to the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 525,000 additional shares (453,600 from us and 71,400 from the selling shareholders) to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be $49,306,250, the total proceeds to us will be $40,044,564 and the total proceeds to the selling shareholders will be $6,303,311. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us and the selling shareholders:

	Per Share	Total Without Exercise of Over- Allotment Option	Total with Full Exercise of Over Allotment Option
SeraCare Life Sciences, Inc.	$0.735	$2,222,640	$2,556,036
Selling shareholders	0.735	349,860	402,339

Total		$2,572,500	$2,958,375

We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $1,250,000.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our executive officers and directors and the selling shareholders have agreed to a 90-day “lock up” with respect to the shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period beginning on the date of the preliminary prospectus and ending 90 days following the date of the final prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotments and syndicate covering transactions—The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids—If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•	Passive market making—Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we, the selling shareholders, nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Legal Matters

The validity of the shares of our common stock offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP and for the underwriters by Cooley Godward LLP.

Experts

The financial statements of SeraCare Life Sciences, Inc. at September 30, 2003 and 2004 and for each of the three years in the period ended September 30, 2004, appearing in this Prospectus and Registration Statement, have been audited by KPMG LLP, independent registered public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Boston Biomedica, Inc. at December 31, 2002 and 2003, and for each of the two years ended December 31, 2002 and 2003, appearing in this Prospectus and Registration Statement, have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Genomics Collaborative, Inc. as of and for the years ended December 31, 2002 and 2003, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at “http://www.sec.gov”.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

We intend to furnish holders of the shares of common stock offered in this offering with annual reports containing audited financial statements together with a report by our independent accountants.

SeraCare Life Sciences, Inc.

Unaudited Pro Forma Statement of Income

The unaudited pro forma statement of income for the fiscal year ended September 30, 2004 has been prepared as if the acquisitions of (i) substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories, Inc. divisions of Boston Biomedica, Inc. (“BBI”) (the “BBI Acquisition”), and (ii) substantially all of the assets of Genomics Collaborative, Inc. (“GCI”) (the “GCI Acquisition” and collectively with the BBI Acquisition, the “Acquisitions”) had taken place on October 1, 2003 and has been prepared using the actual operating results of SRLS for the year then ended (including the post-acquisition operating results of GCI and BBI) and adding the appropriate pre-acquisition results of operations for GCI and BBI.

The pro forma adjustments are based upon available information and certain assumptions that SeraCare Life Sciences, Inc.’s (the “Company”) management believes is reasonable. The unaudited pro forma statement of income is provided for informational purposes only and is not necessarily indicative of the results that would have occurred if the Acquisitions had occurred on the dates indicated or the expected results of operations in the future. Furthermore, certain provisions in the transaction agreements for both the BBI Acquisition and the GCI Acquisition may result in purchase price changes. As a result, actual operating results, including actual depreciation and amortization, could differ materially from those reflected in the unaudited pro forma statement of income included herein.

The unaudited pro forma statement of income should be read in conjunction with the Company’s separate historical financial statements and notes thereto as filed with the Securities and Exchange Commission, as well as the historical financial statements and notes thereto of the operations of BBI acquired by the Company, and in conjunction with the related notes to the unaudited pro forma statement of income. In management’s opinion, all material adjustments necessary to reflect the effect of the Acquisitions have been made.

SeraCare Life Sciences, Inc.

Unaudited Pro Forma Statement of Income

For the Year Ended September 30, 2004

	SeraCare Life Sciences, Inc. (as reported)	Genomics Collaborative, Inc. (10/1/03 – 6/3/04)	Boston Biomedica, Inc. (10/1/03 – 9/14/04)	GCI Pro forma Adjustments		BBI Pro forma Adjustments		Pro forma
	(in thousands, except share and per share amounts)
Revenues:
Net sales	$28,441	$2,846	$21,870	$—		$—		$53,157
Cost of sales	17,310	—	13,450	285	(2)	—		31,045

Gross profit	11,131	2,846	8,420	(285)		—		22,112
Research and development	—	1,984	710	(1,984	)(3)	—		710
Depreciation and amortization	391	845	1,130	(585	)(4)	(147	)(7)	1,634
Selling, general, and administrative	5,097	1,625	4,058	—		—		10,780

Total expenses	5,488	4,454	5,898	(2,569)		(147)		13,124

Income (loss) from operations	5,643	(1,608)	2,522	2,284		147		8,988
Interest expense	273	113	231	28	(1)	1,811	(6)	2,456
Other expense (income)	(26)	(19)	—	—		—		(45)

Income (loss) before income tax expense	5,396	(1,702)	2,291	2,256		(1,664)		6,577
Income tax expense (benefit)	1,241	(391)	527	519	(5)	(383	)(8)	1,513

Net income (loss)	$4,155	$(1,311)	$1,764	$1,737		$(1,281)		$5,064

Earnings (loss) per common share:
Basic	$0.51							$0.52

Diluted	$0.45							$0.47

Weighted average shares used in per share calculations:
Basic	8,176,064							9,662,157

Diluted	9,333,913							10,820,006

See accompanying notes to unaudited pro forma statement of income.

SeraCare Life Sciences, Inc.

Notes to Unaudited Pro Forma Statement of Income

The following pro forma adjustments were made to the historical statement of income of the Company and the operations acquired from GCI and BBI for the fiscal year ended September 30, 2004, to reflect the Acquisitions as if they had occurred on October 1, 2003. The pro forma adjustments are based on a preliminary valuation, and are subject to material changes upon completion of a final valuation and other factors as described in the introduction to the unaudited pro forma statement of income.

Pro Forma Adjustments – GCI

(1)  The GCI Acquisition was funded with the Company’s common stock and cash. The purchase price paid by the Company in the GCI Acquisition was $14,300,000 (including transaction costs of $404,000), which consisted of 1,065,683 shares of the Company’s common stock as well as a cash payment of $1,245,000 including transaction costs (offset by cash acquired in the GCI acquisition of $347,000). The cash portion of the purchase price was paid by the Company on June 3, 2004 (the “GCI Acquisition Date”). To fund the cash portion of the purchase price, the Company borrowed $833,242 (the amount of the net cash payment) under its then existing line of credit with Brown Brothers Harriman & Co. The estimated interest expense for this borrowing has been reflected in the pro forma statement of income for the fiscal year ended September 30, 2004.

(2)  GCI did not recognize inventory and instead expensed costs related to the acquisition/purchase and processing of inventory as research and development expense prior to the GCI Acquisition Date. The cost of sales is estimated to be 10% of the related sales for the pre-acquisition period included for the fiscal year ended September 30, 2004.

(3)  The research and development expenses have been adjusted to reflect the capitalization of the appropriate costs as inventory and the related cost of sales (as discussed in note (2) above) for the pro forma period presented.

(4)  We reached our conclusions regarding the valuations assigned to identifiable tangible and intangible assets based upon a number of factors, including valuations and appraisals from an independent firm. The Company, however, is ultimately responsible for these valuations. During this process, we reviewed the estimated useful lives for the depreciable assets acquired in the GCI Acquisition and determined that the remaining useful lives were longer than those remaining on GCI’s records. Therefore, depreciation was adjusted to reflect the longer useful lives for the assets acquired in the GCI Acquisition.

(5)  Income tax expense included in the pro forma statement of income was calculated using the Company’s estimated effective tax rates of 23.0% for the fiscal year ended September 30, 2004.

Pro Forma Adjustments – BBI

(6)  The purchase price paid by the Company in the BBI Acquisition was $31,193,000 (including transaction costs of $1,193,000) in cash plus the assumption of certain liabilities. The Company funded the BBI Acquisition through a combination of the following: (1) $21 million in borrowings under a $25.0 million credit facility, (2) $4 million in borrowings under a subordinated Note Agreement, (3) $8.16 million in gross proceeds from a private placement of 800,000 shares of its common stock and (4) its working capital. The estimated interest expense for these borrowings has been reflected in the pro forma adjustments for the fiscal year ended September 30, 2004.

(7)  We reached our conclusions regarding the valuations assigned to identifiable tangible and intangible assets based upon a number of factors, including valuations and appraisals from an independent firm. The Company, however, is ultimately responsible for these valuations. During this process, we reviewed the estimated useful lives for the depreciable assets acquired in the BBI Acquisition and determined that the remaining useful lives were longer than those remaining on BBI’s records. Therefore, depreciation was adjusted to reflect the longer useful lives for the assets acquired in the BBI Acquisition.

(8)  Income tax expense included in the pro forma statement of income was calculated using the Company’s estimated effective tax rates of 23.0% for the fiscal year ended September 30, 2004.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

SeraCare Life Sciences, Inc.

We have audited the accompanying balance sheets of SeraCare Life Sciences, Inc. as of September 30, 2003 and 2004 and the related statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SeraCare Life Sciences, Inc. as of September 30, 2003 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

San Diego, California

December 10, 2004, except as to the fifth paragraph of note 5,

which is as of December 14, 2004

SeraCare Life Sciences, Inc.

Balance Sheets

	As of September 30		As of March 31, 2005
	2003	2004
			(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,988,723	$1,475,869	$1,259,542
Accounts receivable – net	5,969,100	12,025,081	11,642,079
Inventory	10,553,658	26,162,276	31,482,218
Prepaid expenses and other current assets	224,932	1,268,821	1,216,376

Total current assets	19,736,413	40,932,047	45,600,215
Property and equipment – net	1,227,746	7,423,044	7,836,437
Goodwill	6,775,188	33,197,442	31,533,777
Other intangible assets	—	6,404,131	6,659,104
Other assets	112,500	1,171,382	1,356,540

Total assets	$27,851,847	$89,128,046	$92,986,073

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,887,738	$7,180,473	$6,933,635
Accounts payable to related parties	2,414,670	1,699,666	3,275,680
Accrued expenses	626,158	4,321,370	2,731,358
Bridge loan from related party	2,500,000	—	—
Current portion of long-term debt	—	3,807,660	3,852,108

Total current liabilities	7,428,566	17,009,169	16,792,781
Long-term debt	—	22,466,579	22,353,748
Long-term notes payable to related parties	—	3,500,000	3,500,000
Other liabilities	—	388,577	415,812

Total liabilities	7,428,566	43,364,325	43,062,341

Commitments
Shareholders’ equity:
Preferred stock, no par value, 25,000,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock, no par value, 25,000,000 shares authorized, 7,714,492, 9,762,116 and 9,957,779 issued and outstanding	1,750,174	22,935,466	23,438,588
Additional paid-in capital	13,519,422	13,519,422	13,519,422
Retained earnings	5,153,685	9,308,833	12,965,722

Total shareholders’ equity	20,423,281	45,763,721	49,923,732

Total liabilities and shareholders’ equity	$27,851,847	$89,128,046	$92,986,073

See accompanying notes to financial statements.

SeraCare Life Sciences, Inc.

Statements of Income

	Year Ended September 30,			Six Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Net sales	$25,307,501	$23,202,760	$28,441,448	$11,438,206	$27,788,209
Cost of sales	17,932,775	16,075,111	17,701,284	7,342,945	15,171,259

Gross profit	7,374,726	7,127,649	10,740,164	4,095,261	12,616,950
Research and development expenses	—	—	—	—	114,169
Selling, general and administrative expenses	3,894,578	4,233,351	5,097,114	2,374,075	5,418,368

Operating income	3,480,148	2,894,298	5,643,050	1,721,186	7,084,413
Interest (expense) income—net	33,280	37,456	(249,626)	(59,144)	(939,906)
Interest expense to related parties	—	(31,250)	(23,333)	(9,000)	(245,000)
Other income (expense), net	136,876	—	26,205	—	(1,299)

Income before income taxes	3,650,304	2,900,504	5,396,296	1,653,042	5,898,208
Income taxes (Note 10)	25,470	284,250	1,241,148	9,396	2,241,319

Net income	$3,624,834	$2,616,254	$4,155,148	$1,643,646	$3,656,889

Earnings per common share (Note 3)
Basic	$0.49	$0.35	$0.51	$0.21	$0.37

Diluted	$0.44	$0.31	$0.45	$0.18	$0.33

Weighted average shares outstanding (Note 3)
Basic	7,374,078	7,487,714	8,176,064	7,771,641	9,910,963

Diluted	8,315,290	8,321,113	9,333,913	9,009,187	10,994,115

See accompanying notes to financial statements.

SeraCare Life Sciences, Inc.

Statements of Shareholders’ Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Total Amount
	Shares	Amount
Balance, September 30, 2001	7,334,078	$1,168,406	$13,519,422	$(1,087,403)	$13,600,425
Net income	—	—	—	3,624,834	3,624,834
Value of options and warrants granted	—	51,579	—	—	51,579
Exercise of warrants and options	40,000	—	—	—	—

Balance, September 30, 2002	7,374,078	1,219,985	13,519,422	2,537,431	17,276,838
Net income	—	—	—	2,616,254	2,616,254
Exercise of warrants and options	278,192	151,832	—	—	151,832
common stock repurchased	(4,780)	(21,643)	—	—	(21,643)
Stock issued in conjunction with acquisition (Note 12)	67,002	400,000	—	—	400,000

Balance, September 30, 2003	7,714,492	1,750,174	13,519,422	5,153,685	20,423,281
Net income	—	—	—	4,155,148	4,155,148
Exercise of warrants and options	153,941	322,088	—	—	322,088
Options issued in conjunction with acquisition	—	39,558	—	—	39,558
Options issued in conjunction with acquisition financing	—	101,629	—	—	101,629
Stock issued in private placement (Note 16)	828,000	7,667,400	—	—	7,667,400
Stock issued in conjunction with acquisition (Note 12)	1,065,683	13,054,617	—	—	13,054,617

Balance, September 30, 2004	9,762,116	22,935,466	13,519,422	9,308,833	45,763,721
Net income (unaudited)	—	—	—	3,656,889	3,656,889
Exercise of options (unaudited)	195,663	503,122	—	—	503,122

Balance March 31, 2005 (unaudited)	9,957,779	$23,438,588	$13,519,422	$12,965,722	$49,923,732

See accompanying notes to financial statements.

SeraCare Life Sciences, Inc.

Statements of Cash Flows

	Year Ended September 30,			Six Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$3,624,834	$2,616,254	$4,155,148	$1,643,646	$3,656,889
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	95,139	145,581	391,421	92,911	821,461
Allowance for doubtful accounts	18,816	18,274	18,868	—	—
Deferred taxes, net of valuation allowance adjustment	—	—	(16,167)	—	—
Noncash charge for issuance of options	51,579	—	—	—	—
(Increase) decrease from changes, net of effects from acquisitions:
Accounts receivable	(509,528)	(3,819,894)	(2,175,212)	(104,213)	383,002
Inventory	(997,763)	(1,611,884)	(6,175,043)	(1,551,016)	(5,319,942)
Prepaid expenses and other current assets	(88,501)	94,957	(690,790)	(915,214)	52,445
Other assets	—	(112,500)	(225,963)	(330,282)	(185,158)
Accounts payable	(566,187)	674,059	3,044,500	2,176,218	(246,838)
Accounts payable to related parties	744,058	1,670,612	(715,004)	(1,518,310)	1,576,014
Accrued expenses	622,958	(129,226)	1,958,909	220,112	(1,562,777)

Net cash provided by (used in) operating activities	2,995,405	(453,767)	(429,333)	(286,148)	(824,904)

Cash flows from investing activities:
Purchases of property and equipment	(383,556)	(393,066)	(142,019)	(81,767)	(690,339)
Costs related to 2004 acquisitions	—	—	—	—	(287,823)
Proceeds from settlement of closing items related to 2004 acquisitions	—	—	—	—	1,504,000
Acquisition of certain assets of Biomedical Resources, Inc.	—	(3,612,388)	(46,334)	(10,048)	—
Acquisition of certain assets of Boston Biomedica, Inc.	—	—	(30,555,668)	—	—
Acquisition of certain assets of Genomics Collaborative, Inc.	—	—	(899,216)	—	—

Net cash (used in) provided by vesting activities	(383,556)	(4,005,454)	(31,643,237)	(91,815)	525,838

Cash flows from financing activities:
Proceeds from credit facility—Revolver	—	—	8,500,000	500,000	1,454,617
Proceeds from credit facility—Term notes	—	—	15,000,000	—	—
Proceeds from notes payable to related parties	—	2,500,000	3,500,000	—	—
Proceeds from notes payable to unrelated party	—	—	500,000	—	—
Fees paid for debt issuances	—	—	(172,742)	—	—
Payments on long-term debt	—	—	(2,257,030)	—	(1,875,000)
Repayment of related party bridge note	—	—	(2,500,000)	(2,500,000)	—
Stock repurchase	—	(21,643)	—	—	—
Proceeds from issuance of common shares—net of $492,600 of offering costs	—	—	7,667,400	—	—
Proceeds from exercise of options and warrants	—	151,832	322,088	112,990	503,122

Net cash provided by (used in) financing activities	—	2,630,189	30,559,716	(1,887,010)	82,739

Net increase (decrease) in cash and cash equivalents	2,611,849	(1,829,032)	(1,512,854)	(2,264,973)	(216,327)
Cash and cash equivalents, beginning of period	2,205,906	4,817,755	2,988,723	2,988,723	1,475,869

Cash and cash equivalents, end of period	$4,817,755	$2,988,723	$1,475,869	$723,750	$1,259,542

See accompanying notes to financial statements.

SeraCare Life Sciences, Inc.

Statement of Cash Flows – (Continued)

	Year Ended September 30,			Six Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Supplemental disclosure of cash flow information:
(a) Cash paid for:
Interest	$—	$25,480	$322,662	$25,395	$1,140,360
Federal income taxes	—	52,926	55,000	—	748,000
State income taxes	—	50,100	471,439	—	4,456
(b) Non-cash items disclosure:
Options issued in conjunction with acquisition	—	—	39,558	39,558	—
Stock issued in private placement	—	—	336,000	—	—
Earn out accrued relating to Biomedical Resources, Inc.	—	—	338,921	—	—
Transaction costs accrued but unpaid	$—	$—	$984,034	$—	$—
(c) Acquisitions
Assets Acquired:
Purchase of certain assets of Biomedical Resources, Inc.
Inventory	$—	$627,433	$—	$—	$—
Property and equipment	—	124,000	—	—	—
Goodwill (including $74,655 in transaction costs)	—	3,260,955	46,334	—	—

Total	—	4,012,388	46,334	—	—

Cash paid, including transaction costs	—	3,612,388	46,334	—	—
Stock issued	—	400,000		—	—

Total	$—	$4,012,388	$46,334	$—	$—

Purchase of certain net assets of Genomics Collaborative, Inc.
Accounts receivable	$—	$—	$644,358	$—	$—
Inventory	—	—	6,958,570	—	—
Property and equipment	—	—	2,586,228	—	—
Other assets and liabilities, net	—	—	427,926	—	—
Goodwill (including $57,366 in transaction costs)	—	—	5,588,321	—	61,799
Long-term debt	—	—	(2,251,570)	—	—

Total	$—	$—	$13,953,833	$—	$61,799

Cash paid, including transaction costs	$—	$—	$899,216	$—	$61,799
Stock issued	—	—	13,054,617	—	—

Total	$—	$—	$13,953,833	$—	$61,799

Purchase of certain net assets of Boston Biomedica, Inc.
Accounts receivable	$—	$—	$3,255,279	$—	$(504,000)
Inventory	—	—	2,475,005	—	—
Property and equipment	—	—	3,852,603	—	—
Other assets and liabilities, net	—	—	3,787,836	—	—
Goodwill (including $556,330 in transaction costs)	—	—	19,464,644	—	(773,976)
Long-term debt	—	—	(2,279,699)	—	—

Total	$—	$—	$30,555,668	$—	$(1,277,976)

Cash paid, including transaction costs	$—	$—	$30,555,668	$—	$(1,277,976)

See accompanying notes to financial statements.

SeraCare Life Sciences, Inc.

Notes to Financial Statements

1.    Summary of Significant Accounting Policies

(a)    Background and Organization

SeraCare Life Sciences, Inc. (the “Company”), a California corporation, is a manufacturer and provider of biological materials and services essential for the manufacture of diagnostic tests, commercial bioproduction of therapeutic drugs and additional research applications based in Oceanside, California, with satellite offices in: Hatboro, Pennsylvania; Cambridge, Massachusetts; West Bridgewater, Massachusetts; Frederick, Maryland; Gaithersburg, Maryland and distributors in Europe and South Korea. The Company offers a diverse array of products including quality controls for diagnostic tests, specialty plasmas, human and animal-based proteins for research, development, and manufacture of therapeutics and diagnostics, and ethically collected, high quality, clinically annotated biological specimens for target validation and drug discovery. Recently, the Company acquired substantially all of the assets of the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc., as well as substantially all of the assets of Genomics Collaborative, Inc. Headquartered in Oceanside, CA, the Company conducts business throughout the world, and its common stock is traded on the NASDAQ national stock market under the symbol SRLS.

The Company is a vendor-approved supplier to over 1,000 pharmaceutical and healthcare companies, and is listed as an exclusive supplier in many customers’ regulatory filings with the Food and Drug Administration (FDA). Its primary focus is the development and sale of human and animal plasma-based diagnostic, therapeutic, and research products to domestic and international customers. Through strategic alliances with Biomat USA, Inc., the Company has access to a nationwide network of donor centers. This has historically provided the basis for its development of human plasma-based products and services. Through a strategic alliance with Proliant, Inc., it has access to bovine serum, which has provided the basis for development of bovine serum-based products. The Company also provides antibody-based products, which are used as active ingredients in therapeutic products (generally, drugs used to treat and manage diseases) and in diagnostic products (generally, diagnostic tests and test kits).

(b)    Basis of Presentation of Six Month Data (unaudited)

The information contained herein has been prepared in accordance with instructions for Form 10-Q and Rule 10-01 of Regulation S-X. The information as of March 31, 2005 and for the six months ended March 31, 2004 and 2005 is unaudited. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal and recurring accruals) necessary to present fairly the financial position of the Company as of March 31, 2005 and the results of its operations and cash flows for the six months ended March 31, 2004 and 2005. These results have been determined on the basis of accounting principles generally accepted in the United States of America and applied consistently with those used in the preparation of the audited financial statements for the fiscal year ended September 30, 2004 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The results of operations for the six months ended March 31, 2005 are not necessarily indicative of the results to be expected for any other period or for the entire current fiscal year.

Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with the applicable rules to Form 10-Q. The accompanying financial statements should be read in conjunction with our audited financial statements and notes thereto for the fiscal year ended September 30, 2004.

During the first quarter of fiscal 2005, the Company completed the evaluation and allocation of the purchase price for the BBI acquisition which resulted in the allocation of $420,000 from Goodwill to Other Intangible Assets. The Company has recorded the amortization of Other Intangible Assets in the first quarter, including an

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

immaterial amount relating to the period prior to September 30, 2004. Also during the first quarter, $412,000 was received relating to trade receivables which were guaranteed and ultimately assumed by the seller. During the second quarter of fiscal 2005, $92,000 relating to trade receivables was recorded as a reduction of goodwill because of a revision of an acquisition allocation estimate. Also during the second quarter of fiscal 2005, the Company received a $1.0 million payment in settlement of closing balance sheet matters related to the BBI acquisition. The $1.0 million was recorded as a reduction of goodwill. During the six months ended March 31, 2005, the Company incurred additional purchase costs of $289,000 relating to the 2004 acquisitions which was recorded as an increase to goodwill.

Research and development costs are expensed during the period in which they are incurred.

Certain amounts in prior period financial statements such as interest expense have been reclassified to conform to current period classifications.

(b)    Summary of Significant Accounting Policies

Revenue Recognition

The Company records revenue upon shipment of its products, at which time title passes to the buyer. The Company generally sells its products to pharmaceutical and other biotechnology companies. Historically, returns have not been significant and therefore have not impacted revenue recognized.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales in the accompanying statements of income.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $18,476 (unaudited) and $26,396 (unaudited) for the six months ended March 31, 2004 and 2005 and $30,929, $124,067 and $34,536 for the years ended September 30, 2002, 2003 and 2004, respectively.

Inventory

Inventory, which consists primarily of blood plasma, products derived from blood plasma and biobank specimens, is valued at the lower of cost or market (net realizable value). Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of three to ten years. Leasehold improvements are recorded at cost and are amortized using the straight-line method, over the lesser of the estimated useful lives of the property or the lease term, not to exceed five years. The building is being depreciated over 30 years.

Income Taxes

Deferred tax assets are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when management cannot determine whether it is more likely than not that the net deferred tax asset will be realized.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

The effect on deferred tax assets and liabilities of a change in the rates is recognized in income in the period that includes the enactment date.

Cash and Cash Equivalents

Cash equivalents consist of investments in money market accounts and federal government securities. The Company’s policy is to place its cash with quality financial institutions or federal government securities in order to limit the amount of credit exposure.

Fair Value of Financial Instruments

Due to their short maturities, the carrying amounts for cash and cash equivalents, accounts receivable, accounts payable, accounts payable to related parties, accrued expenses and bridge loan to related party approximate their fair value. Long-term debt and long-term notes to related parties are financial liabilities with carrying values that approximate fair value due to recent incurrence of these obligations.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over the fair value of the net assets acquired. Goodwill is evaluated annually to ensure recoverability and that no impairment has taken place since the last evaluation. In addition the Company has identified certain other non-amortizable intangibles. In order to ensure that no impairment has occurred, the Company has identified discrete reporting units and determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and other intangibles, to those reporting units as of the end of each annual reporting period. The Company performed an annual impairment assessment during the last fiscal quarter which resulted in no impairment to the carrying value of goodwill as of September 30, 2002, 2003 or 2004.

The changes in the carrying value of goodwill during 2003 and 2004 are summarized as follows:

Balance as of September 30, 2002	$3,514,233
Goodwill acquired during year	3,260,955

Balance as of September 30, 2003	$6,775,188
Goodwill acquired during year	26,422,254

Balance as of September 30, 2004	$33,197,442

Other intangible assets consist primarily of values assigned to various identifiable intangible assets via the appraisal process as part of the allocation of assets. In this process, values are assigned to: contracts; customer relationships, technology, and trade names and trade marks using various valuation techniques including the expected present value of future cash flows. Acquisition costs allocated in this manner are amortized over the expected beneficial period.

The Company has not yet completed the evaluation and allocation of the purchase price for the most recent 2004 acquisition as the appraisal associated with the valuation of certain tangible and intangible assets is not yet complete. The Company does not believe that the final appraisal will materially modify the preliminary purchase price allocation.

Earnings Per Share

The Company calculates basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”). Basic earnings per share includes no

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could occur if securities or other contracts (such as stock options, warrants, convertible debentures or convertible preferred stock) to issue common stock were exercised or converted into common stock.

Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles generally requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Financing Costs

It is the policy of the Company to capitalize costs directly related to debt financing and amortize such costs over the term of the financing. These costs are being amortized using the interest method.

Allowance for Doubtful Accounts

The Company has established a policy of assessing its outstanding trade accounts on a periodic basis and establishing a reserve for those accounts which are determined to be uncollectible. Any subsequent collections of accounts previously reserved are recorded as other income when collected.

Stock-Based Compensation

The Company measures compensation expense for its stock-based employee compensation plan using the intrinsic value method and provides pro-forma disclosures of net income (loss) and net income (loss) per common share as if the fair value method had been applied in measuring compensation expense.

Reclassifications

Certain reclassifications of prior year accounts have been made to conform to the current year presentation.

2.    Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” by providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002 and the interim disclosure provisions are effective for interim periods beginning after December 15, 2002. The Company has only adopted the disclosure provision of SFAS No. 148.

At September 30, 2004, the Company’s stock-based employee and director incentive compensation plan is accounted for under the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees” and related interpretations. No stock-based employee and director compensation is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

share if the Company had applied the “fair value” recognition provisions of SFAS No. 123 to stock-based employee and director compensation. The Company estimates the fair value of each stock option, using the Black-Scholes model, at the weighted-average assumption used for grants for the years ended September 30, 2002, 2003 and 2004 and the six months ended March 31, 2004 and 2005, respectively: dividend yield of zero; expected volatility of 47.5%, 69.7%, 30.0%, 25.0% (unaudited) and 43.0% (unaudited); risk free interest rate of 3.0%, 3.0%, 2.0%, 2.0% (unaudited) and 2.0% (unaudited); and, expected life of 3 years for each of such years.

	Year Ended September 30,			Six Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Net income reported	$3,624,834	$2,616,254	$4,155,148	$1,643,646	$3,656,889
Add: Stock based compensation expense included in net income, net of related tax effects	51,579	—	—	—	—
Deduct: Total stock-based employee and director compensation expense determined under fair value method for all awards, net of tax effects	(531,148)	(200,232)	(352,300)	(239,917)	(271,190)

Pro forma net income	$3,145,265	$2,416,022	$3,802,848	$1,403,729	$3,385,699

Earnings per common share:
Basic—as reported	$0.49	$0.35	$0.51	$0.21	$0.37

Basic—pro forma	$0.43	$0.32	$0.47	$0.18	$0.34

Diluted—as reported	$0.44	$0.31	$0.45	$0.18	$0.33

Diluted—pro forma	$0.38	$0.29	$0.41	$0.16	$0.31

3.    Earnings Per Share

Basic net income per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed based on the weighted average number of common shares outstanding during the period increased by the effect of dilutive stock options using the treasury stock method.

The computations for basic and diluted earnings per share are as follows:

	Net Income (Numerator)	Shares (Denominator)	Earnings Per share
Year Ended September 30, 2002
Basic earnings per share:
Net income	$3,624,834	7,374,078	$0.49

Diluted earnings per share:
Dilutive shares and warrants		941,212

Net income plus assumed conversions	$3,624,834	8,315,290	$0.44

Potential dilutive securities not included above since they are anti-dilutive:
Anti-dilutive stock options		787,343

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

	Net Income (Numerator)	Shares (Denominator)	Earnings Per share
Year Ended September 30, 2003
Basic earnings per share:
Net income	$2,616,254	7,487,714	$0.35

Diluted earnings per share
Dilutive shares and warrants:		833,399

Net income plus assumed conversions	$2,616,254	8,321,113	$0.31

Potential dilutive securities not included above since they are anti-dilutive:
Anti-dilutive stock options		710,097

Year Ended September 30, 2004
Basic earnings per share:
Net income	$4,155,148	8,176,064	$0.51

Diluted earnings per share:
Dilutive shares and warrants		1,157,849

Net income plus assumed conversions	$4,155,148	9,333,913	$0.45

Potential dilutive securities not included above since they are anti-dilutive:
Anti-dilutive stock options		631,222

Six Months Ended March 31, 2005 (unaudited)
Basic earnings per share:
Net income	$3,656,889	9,910,963	$0.37

Diluted earnings per share:
Dilutive shares and warrants		1,083,152

Net income plus assumed conversions	$3,656,889	10,994,115	$0.33

Potential dilutive securities not included above since they are anti-dilutive:
Anti-dilutive stock options		254,500

4.    Property and Equipment

Property and equipment consist of the following:

	September 30,
	2003	2004
Land and building	$—	$2,041,553
Furniture and equipment	901,688	4,031,319
Computer equipment and software	202,588	450,385
Leasehold improvements	223,965	1,430,667

	1,328,241	7,953,924
Construction in progress	285,322	234,322
Less: accumulated depreciation and amortization	(385,817)	(765,202)

Property and equipment, net	$1,227,746	$7,423,044

Depreciation and amortization expense was $92,911 (unaudited) and $821,461 (unaudited) for the six months ended March 31, 2004 and 2005 and $95,139, $145,581 and $391,421 for the years ending September 30, 2002, 2003 and 2004, respectively.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

5.    Long-Term Debt

Long-term debt consists of the following:

	September 30,
	2003	2004
	(Unaudited)
Revolving credit facility	$—	$8,500,000
Term notes	—	15,000,000
Notes payable	—	500,000
Capital lease
Real property mortgage	—	2,274,239

Total	—	26,274,239
Less current portion	—	3,807,660

Total	$—	$22,466,579

Revolving Credit Facility and Term Notes

Effective September 14, 2004, the Company entered into a four-year $25,000,000 Revolving/Term Credit and Security Agreement with Brown Brothers Harriman & Co. as the Collateral Agent and Union Bank of California, N.A. (“UBOC”) as the Administrative Agent (the “Credit Agreement”), pursuant to which a $15,000,000 term loan facility (the “Term Loan Facility”) and a $10,000,000 revolving loan facility (“Revolving Loan Facility”) were made available to the Company. Obligations under the Credit Agreement are secured by substantially all the assets of the Company. On September 14, 2004, the Company used the proceeds of $15,000,000 of term loans and $6,000,000 of revolving loans under the Credit Agreement to fund a portion of the purchase price of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories, Inc. (“BBI Biotech”) divisions of Boston Biomedica, Inc. (“BBI”) (the “BBI Acquisition”) and to repay amounts outstanding under an existing credit agreement, which was terminated. The Revolving Loan Facility, which may be used for working capital and other general corporate purposes, is governed by a borrowing base equal to 80% (or, in one case, 60%) of eligible accounts receivable and the lesser of $7,500,000 and 30% of eligible inventory. At September 14, 2004, the borrowing base exceeded the aggregate $10,000,000 Revolving Loan Facility commitment. On September 15, 2004, the Company borrowed an additional $2,500,000 under the Revolving Loan Facility for working capital purposes. Effective December 31, 2004, the interest rate on the revolving loan facility was 6.25% and there was $1,000,000 available for borrowing under such line.

Until September 14, 2005, the loans bear interest at fluctuating rates equal to 3.25% over LIBOR and 1.25% over the prime rate of UBOC (as selected by the Company), which rates may thereafter decrease to as low as 2.25% over LIBOR and .25% over UBOC’s prime rate, depending on a ratio tied to the Company’s total indebtedness. Interest is payable at the end of each LIBOR interest period (but no less frequently than every three months), as selected by the Company, or, in the case of a prime rate loan, monthly. The Credit Agreement requires equal quarterly repayments of principal under the Term Loan Facility of $937,500 commencing December 31, 2004, with the final payment due on September 14, 2008. Amounts under the Term Loan Facility may be prepaid at any time without a prepayment fee, but may not be re-borrowed. Amounts under the Revolving Loan Facility may be repaid and re-borrowed until September 14, 2008. Mandatory prepayments of the Term Loan Facility and the Revolving Loan Facility are required upon the occurrence of certain events, as defined in the Credit Agreement.

The Credit Agreement contains standard representations, covenants and events of default for facilities of this type. Occurrence of an event of default allows the lenders to accelerate the payment of the loans and/or terminate the commitments to lend, in addition to the exercise of other legal remedies, including foreclosing on collateral.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

As of September 30, 2004, the Company was not in compliance with the Tangible Net Worth covenant of the Credit Agreement. As a result, the Lenders issued a waiver and amended the Credit Agreement to adjust the covenant.

Subordinated Notes

On September 14, 2004, the Company entered into a four-and-one-half-year $4,000,000 Subordinated Note Agreement (“Subordinated Notes”) with certain lenders. Two of the three lenders (Barry Plost and Dr. Bernard Kasten who collectively hold $3,500,000) are members of the board of directors of the Company, and the administrative agent is a corporation controlled by Mr. Plost. The $3,500,000 is classified as long-term notes payable to related parties in the accompanying balance sheets. The remaining $500,000 is classified as a component of long-term debt. The Company issued the $4,000,000 in notes under the Note Agreement to fund a portion of the purchase price for the BBI Acquisition. Until September 15, 2006, the Subordinated Notes bear interest at a rate equal to 14% per annum, increasing thereafter to 16% per annum. Interest is payable monthly in cash, except that any amount in excess of 14% per annum shall be paid in kind, unless payment in cash is permitted under the Credit Agreement and the Company elects to pay such amount in cash. The Subordinated Notes are due on March 15, 2009, and have no scheduled prepayments or sinking fund requirements. The Subordinated Notes may be repaid at any time prior to March 15, 2005 in an amount equal to the principal thereof plus accrued interest. At any time after March 15, 2005 until and including March 15, 2008, the Subordinated Notes may be prepaid only with the payment of a fee equal to 3% initially of the amount to be repaid, declining each year by 1%. Mandatory prepayment of the Subordinated Notes is required upon a change of control in an amount equal to 101% of the principal thereof, plus accrued interest.

The Subordinated Notes are secured by substantially all the assets of the Company, second in priority to the lien securing obligations under the Credit Agreement, and are subordinated in right of payment to obligations under the Credit Agreement.

The Subordinated Notes contains standard representations, covenants and events of default for facilities of this type. Occurrence of an event of default allows the holders to accelerate payment of the Subordinated Notes, in addition to the exercise of other legal remedies, including foreclosing on collateral, subject to the provisions of the subordination agreement with the lenders under the Credit Agreement.

Real Property Mortgage

Pursuant to the BBI Acquisition, the Company entered into an Assumption and Modification Agreement, dated as of September 14, 2004 (the “Assumption Agreement”), with Commerce Bank & Trust Company (“Commerce Bank”), pursuant to which the Company assumed certain of BBI’s obligations under the loan documents referenced therein (the “Loan Documents”). The obligations assumed by the Company include a promissory note (the “Note”) with an outstanding principal balance of approximately $2,280,000. The Note is secured by a mortgage on the real property located at 375 West Street, West Bridgewater, Massachusetts (the “Real Property”), which was acquired by the Company pursuant to the BBI Acquisition. The Company also entered into a Guaranty (the “Guaranty”) in favor of Commerce Bank, to secure its obligations under the Loan Documents. The outstanding principal balance under the Note bears interest at a rate per annum of 9.75% until February 25, 2005, at which time the rate per annum will adjust to a rate equal to three-quarters of one percent (0.75%) in excess of Commerce Bank’s published corporate base rate. Payments of principal and interest are payable under the Note monthly in the amount of $23,807. The unpaid principal and interest under the Note is due and payable in full on August 31, 2009, although the Note may be prepaid in whole or part, at any time, without penalty. The outstanding principal balance under the Note, together with all unpaid interest, may be accelerated and become immediately due and payable following a default under the Note or the loan agreement (and the expiration of applicable cure periods) or if the Real Property is transferred by the Company to a third party without Commerce Bank’s consent. The Loan Documents also restrict the Company to a certain debt

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

service coverage ratio and loan to value percentage which requires additional collateral if the fair market value of the Real Property decreases.

Aggregate Maturities

The aggregate maturities of long-term debt, excluding amounts due from related parties, for each of the five years subsequent to September 30, 2004 are as follows:

Fiscal Year Ending
2005	$3,807,660
2006	3,827,822
2007	3,835,758
2008	12,344,504
2009	604,140
Thereafter	1,854,355

$26,274,239

6.    Bridge Loan from Related Party

In order to fund the cash portion of the purchase price of the BioMedical Resources, Inc. acquisition the Company borrowed $2,500,000 from Mr. Plost, a related party, which loan was secured by all the Company’s assets. Interest was payable at the rate of 6% per annum and was payable in full on or before October 14, 2003. On October 7, 2003, the entire loan was repaid by the Company.

7.    Commitments

Litigation (unaudited as to the first paragraph)

On April 8, 2005, a complaint, entitled PrecisionMed International Inc. v. SeraCare Life Sciences, Inc., was filed against the Company in the Superior Court of California, County of San Diego. In April 2003, the Company entered into an agreement with PrecisionMed International for the collection, storage, marketing, sales and distribution of certain biological materials from patients diagnosed with rheumatoid arthritis. The agreement was amended in September 2003 and in October 2004, the Company notified PrecisionMed International of its termination of the agreement. PrecisionMed International alleges that the Company breached the material terms of the agreement, by among other matters, failing to provide to PrecisionMed International periodic reports with respect to activity under the agreement as well as access to samples stored by the Company under the agreement. PrecisionMed International also alleges that the Company had a fiduciary duty to it and breached that duty by the Company’s alleged actions and omissions under the agreement. The complaint also includes allegations of constructive fraud, negligence, conversion, unfair competition and interference with prospective economic advantage and seeks unspecified damages alleged to exceed $5 million in addition to punitive damages and injunctive relief. The Company believes the complaint is without merit and intends to vigorously defend itself.

In addition, the Company is involved from time to time in litigation incidental to the conduct of its business, but except as noted in the prior paragraph, the Company is not currently a party to any material lawsuit or proceeding against it.

Capital Leases (unaudited)

On November 18, 2004, the Company entered into a $352,000 lease with Key Corporate Capital, Inc. for various equipment under a sixty month lease at $7,000 per month.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

Purchase Commitments

The minimum annual purchase requirements under an agreement are approximately $2,349,000, $2,865,000 and $1,620,000, for the years ending September 30, 2005, 2006 and 2007, respectively. This agreement was terminated in January 2005.

Guarantees

The Company indemnifies directors and officers for third-party claims alleging certain breaches of their fiduciary duties as directors or officers. Certain costs incurred for providing such indemnification may be recovered under various insurance policies. The Company has not incurred obligations under these indemnification arrangements historically and does not expect to incur significant obligations in the future. Accordingly, the Company does not maintain accruals for potential director or officer indemnification obligations. The maximum potential amount of future payments that the Company could be required to make under the indemnification arrangements relating to officers and directors is unlimited.

8.    Leases

The Company is currently leasing its headquarters under a noncancelable lease agreement, which expires in August 2006. The lease includes one extension option for an additional five years. The Company is also currently leasing property in Hatboro, Pennsylvania under a noncancelable lease agreement, which expires in 2008 with one renewal option for an additional five years. Future minimum rental obligations under the aforementioned lease agreements are as follows:

Fiscal year ended
2005	$1,844,000
2006	2,135,000
2007	1,998,000
2008	1,413,000
2009	958,000
Thereafter	5,879,000

$14,227,000

Rent expense amounted to $158,253, $176,980 and $389,839 for the years ended September 30, 2002, 2003 and 2004, respectively. Rent expense is recognized on a straight-line basis over the term of the lease agreement.

9.    Risks and Uncertainties, Significant Customers and Sales Commitments

Storage of plasma and plasma products, labeling, and distribution activities are subject to strict regulation and licensing by the FDA. All of the Company’s facilities are subject to periodic inspection by the FDA. Failure to comply or correct deficiencies with applicable laws or regulations could subject the Company to enforcement action, including product seizures, recalls, and civil and criminal penalties. Any one or more could have a material adverse effect on the Company’s business.

Laws and regulations with similar substantive and enforcement provisions are also in effect in many of the states and municipalities where the Company does business. Any change in existing federal, state or municipal laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations could have an adverse effect on the Company’s business.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

During the six months ended March 31, 2005, approximately 10% of net sales were to one customer. During the six months ended March 31, 2004, there were no customers that represented sales greater than 10% of net sales for the period. As of March 31, 2005, one customer had a balance representing 24% of net accounts receivable.

During the year ended September 30, 2002, approximately 49% of net sales were to two customers. These customers did not have significant receivable balances at year end, and a third customer represented 28% of year-end accounts receivables. For the year ended September 30, 2003, approximately 33% of net sales were to two customers. These customers represented 50% of the year-end accounts receivable. For the year ended September 30, 2004, approximately 19% of net sales were to two customers. These customers represented 27% of the year-end accounts receivable.

Information regarding our geographical concentration of net sales is as follows:

	Year Ended September 30,			Six Months Ended March 31, 2005
	2002	2003	2004
				(unaudited)
United States	$16,677,558	$16,357,708	$18,194,414	$19,633,963
Europe	2,681,324	2,935,220	4,863,767	4,660,483
Korea	5,891,674	3,505,627	4,708,759	2,780,353
Other	56,945	404,205	674,508	713,410

Total	$25,307,501	$23,202,760	$28,441,448	$27,788,209

10.    Income taxes

Income tax expense consists of the following:

	Year Ended September 30,
	2002	2003	2004
Current Provision:
Federal	$—	$44,711	$816,475
State	25,470	239,539	430,178

Total current provision	25,470	284,250	1,246,653

Deferred (benefit) tax provision:
Federal	(1,116,566)	(832,370)	973,750
State	23,890	(66,188)	15,870

Total deferred provision	(1,092,676)	(898,558)	989,620

	(1,067,206)	(614,308)	2,236,273
Decrease in valuation allowance	(1,092,676)	(898,558)	(995,125)

Total income tax expense	$25,470	$284,250	$1,241,148

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

The provision for income taxes based on income before taxes differs from the amount obtained by applying the statutory federal income tax rate to income before taxes as follows:

	Year Ended September 30,
	2002	2003	2004
Computed provision for taxes	34.0%	34.0%	34.0%
State taxes	0.5	4.9	1.5
Other	(2.8)	(0.4)	(0.1)
Change in valuation allowance	(31.0)	(28.7)	(12.4)

Total provision, net of valuation allowance	0.7%	9.8%	23.0%

Loss carryforward:
Federal	None
State	$4,031,126 expires 2010

Deferred tax assets	$1,893,683	$995,125	$482,527
Less valuation allowances	(1,893,683)	(995,125)	—

Net deferred tax asset, included in other assets	$—	$—	$482,527

Deferred tax assets as of September 30, 2004 consist of primarily accrued expenses in the amount of $726,000 and NOL’s in the amount of $235,000, offset by deferred tax liability consisting of depreciation and amortization in the amount of $478,000. The deferred tax assets as of September 30, 2002 and 2003 consisted primarily of NOL’s.

The realization of deferred tax assets is dependent upon the Company’s ability to generate taxable income in future years. Because management believes that it is more likely than not that the deferred tax assets will be realized, the valuation allowance has been reversed in the current year. Income tax expense for the years ended include both federal and state taxes. During the years ended September 30, 2002, 2003 and 2004, the deferred tax valuation allowance was reduced by $1,092,676, $898,558 and $995,125, respectively.

11.    Related Party Transactions

The Company is a party to an agreement with Biomat USA, Inc. (formerly SeraCare, Inc.) which sets forth the terms and conditions pursuant to which Biomat USA, Inc. will supply the Company with certain plasma products until January 2006 at prices which will be agreed upon on an annual basis. Under this agreement, Biomat USA, Inc. will also provide plasmapheresis services on donors referred by the Company, including collecting, testing and delivering the plasma. The plasma products provided by Biomat USA, Inc. to the Company under this agreement are subject to minimum quality specifications set forth in the agreement and are subject to specifications for delivery, storage and handling of the plasma in accordance with applicable laws, industry standards and good manufacturing practices.

The Company is also party to an agreement with Instituto Grifols S.A. (a subsidiary of Probitas Pharma S.A.), under which Instituto Grifols S.A. supplies the Company with Human Serum Albumin, which the Company then distributes to various biotech companies. Under this agreement, Instituto Grifols S.A. also supplies the Company with Human Serum Albumin for use in diagnostic products. The agreement was amended in 2001 to extend its term until March 31, 2006. In connection with an agreement for the supply of Human Serum Albumin that the Company entered into with one of its significant customers, the Company also amended the terms of the agreement with Instituto Grifols S.A. to conform certain aspects of the agreement with the significant customer contract.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

On September 25, 2001, Probitas Pharma S.A., through its subsidiary Instituto Grifols S.A., acquired Biomat USA, Inc., the Company’s former parent. During the six months ended March 31, 2004 and 2005, the Company purchased approximately $876,000 (unaudited) and $477,000 (unaudited) in human blood plasma and services, respectively, from Biomat. The Company purchased from subsidiaries of Biomat USA, Inc. products and services totaling approximately $1,346,000, $2,603,000 and $268,000 during the years ended September 30, 2002, 2003 and 2004, respectively. During the six months ended March 31, 2004 and 2005, the Company purchased plasma products from other subsidiaries of Probitas Pharma totaling approximately $1,514,000 million (unaudited) and $2,920,000 million (unaudited), respectively. The Company purchased plasma products from other subsidiaries of Probitas Pharma S.A. totaling approximately $4,963,000, $5,791,000 and $8,746,000 during the years ended September 30, 2002, 2003 and 2004, respectively. Accounts payable under agreements with these related parties as of March 31, 2005 totaled approximately $3,276,000 (unaudited), and as of September 30, 2003 and 2004 totaled approximately $2,415,000 and $1,681,000, respectively. These amounts are classified accounts payable to related parties in the accompanying balance sheets.

In connection with the spin-off from Biomat USA, Inc., on September 24, 2001, the Company issued a warrant to Probitas Pharma to purchase 563,347 shares of the Company’s common stock at an exercise price of $3.05 per share. The warrant has an expiration date of September 24, 2006. This warrant has subsequently been assigned by Probitas Pharma to four investors.

Mr. Barry D. Plost is currently Chairman of the Board of Directors of the Company. Mr. Plost is also the President, Chief Executive Officer and a member of the board of directors of Biomat USA, Inc. and serves on the executive committee and as a director of Probitas Pharma S.A. Mr. Plost became a consultant to the Company effective October 1, 2004, for which he is compensated $200,000 (unaudited) annually.

Mr. Jerry L. Burdick is currently Secretary and a member of the board of directors of the Company. In addition, Mr. Burdick became a consultant to the Company in August 2004 and effective February 7, 2005 (unaudited), Mr. Burdick became Acting Chief Financial Officer, a position he will hold until a new CFO is selected. The Company pays Mr. Burdick a monthly retainer fee of $10,000 plus an hourly consulting fee for services performed. Mr. Burdick also became a consultant to Biomat USA, Inc. in August 2004.

Mr. Samuel Anderson, a current Board Member, became a consultant to the Company effective April 15, 2002. Mr. Anderson’s consulting agreement expired by its terms on April 15, 2005 (unaudited). Under the consulting agreement, the Company paid Mr. Anderson an annual consulting fee of $56,000.

For his services on the Scientific Advisory Board, Dr. Bernard Kasten was granted an option in July, 2002 to purchase 25,000 shares of common stock at an exercise price equal to the fair market value of the stock at the date of grant. The fair value of the options was determined using the Black-Scholes model, and a non-cash compensation expense of $51,579 was recorded during the year ended September 30, 2002, and is reflected in the accompanying statement of operations under general and administration expenses. In October 2003, Dr. Kasten was granted an option to purchase 25,000 shares of common stock at an exercise price equal to the fair market value of the stock at the date of grant. The fair value of the options as determined using the Black-Scholes model was $39,558 in non-cash acquisition costs which was recorded during the year ended September 30, 2004. No such grant occurred during the year ended September 30, 2003.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

In order to fund the cash portion of the purchase price of the BioMedical Resources, Inc. acquisition (see note 7), the Company borrowed $2,500,000 from Mr. Plost, which loan was secured by all the Company’s assets. Interest was payable at the rate of 6% per annum and was payable in full on or before October 14, 2003. On October 7, 2003, the entire loan was repaid by the Company.

12.    Shareholders’ Equity

On July 16, 2003, the Company acquired substantially all of the assets of BioMedical Resources, Inc. (BMR). BMR was a privately-held provider of disease state antibody products used in the development and manufacture of calibrators and controls. The purchase priced paid by the Company for BMR was $3,950,000, which consisted of $3,550,000 in cash and 67,002 shares of common stock having an aggregate value of $400,000.

On June 3, 2004, the Company acquired substantially all of the assets of Genomics Collaborative, Inc (GCI). This acquisition was funded with our common stock and cash. The purchase price paid by the Company to acquire GCI was $14,300,000 (including transaction costs), which consisted of 1,065,683 shares of the Company’s common stock as well as a cash payment of $1,245,000 (including transaction costs). The market value of the 1,065,683 shares was approximately $13,055,000. The Company was required to register the shares issued in conjunction with the GCI Acquisition as specified in the Asset Purchase Agreement. The Company registered these shares on a Form S-3 that was declared effective in March 2005.

On July 9, 2004, the Company entered into definitive agreements to raise $8,160,000 in gross proceeds from a private placement of its common stock to institutional and accredited investors. The closing of the private placement was contingent on the closing of the BBI Acquisition. Under the terms of the definitive agreements, the Company sold 800,000 shares of its common stock at a price of $10.20 per share. The pricing of the shares was determined by arms-length negotiation, taking into consideration the nature and length of the escrow and that no warrants were to be issued to the investors in this private placement. First Equity Capital Securities, Inc. received a fee of $489,600 plus legal fees of $10,200 and 28,000 shares of the Company’s common stock for arranging the private placement. The shares were valued at $336,000 on the date of issuance. These amounts were netted against the proceeds for accounting purposes. The investors were also provided with “piggy back” registration rights for the shares issued in this private placement. The investors have elected to register these shares in conjunction with the registration of the shares issued in the GCI Acquisition.

13.    Stock Options and Warrants

In September 2001, the Company’s shareholders approved the SeraCare Life Sciences, Inc. 2001 Stock Incentive Plan (“the Plan”), which provides for the granting of up to 600,000 shares of common stock in the form of both incentive stock options and nonqualified stock options; options that are granted to employees generally vest after 3 years, options that are granted to board members generally vest immediately. Options have a maximum term of ten years. In February 2003, shareholders approved an amendment to the Plan, which, among other amendments, added another 400,000 shares of common stock in the form of both incentive stock options and nonqualified stock options. As of September 30, 2003 and September 30, 2004, respectively, options to purchase an aggregate of 605,000 and 923,500 shares had been granted under the Plan, and options to purchase an additional 576,500 and 420,000 were available for future grant under the Plan.

During the years ended September 30, 2003 and 2004, respectively, the Company issued 85,000 and 85,000 options to its senior management team at an average exercise price of $4.50 and $8.19, respectively. During the years ended September 30, 2003 and 2004, the Company also issued 110,000 and 135,000 options to its Board members at an average exercise price of $5.22 and $7.14, respectively.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

On September 21, 2004, a warrant was issued to Brown Brothers Harriman & Co to purchase 30,000 shares of the Company’s common stock at $11.80 per share. This warrant was valued at $101,629 utilizing the Black Scholes method of valuation and is being amortized over the term of the new credit facility.

The following table summarizes the activity for all stock options and warrants outstanding at September 30, 2004:

	Shares	Weighted Average Exercise Price
Outstanding September 30, 2001	1,415,781	$1.21
Granted	410,000	0.66
Exercised	(40,000)	1.00

Outstanding September 30, 2002	1,785,781	$2.55
Granted	195,000	4.90
Exercised	(290,712)	0.52
Cancelled	(25,000	4.30

Outstanding September 30, 2003	1,665,069	$3.15
Granted	428,500	8.60
Exercised	(152,498	2.13
Cancelled	(59,222)	8.10

Outstanding September 30, 2004	1,881,849	$4.35

The following table summarizes weighted-average information about stock options and warrants at September 30, 2004:

	Outstanding			Exercisable
Range of Prices	Shares	Life (Months)	Exercise Price	Shares	Exercise Price
$0.65	40,000	75	$0.65	40,000	$0.65
$ 0.85 - $ 1.00	310,000	24	$1.00	310,000	$1.00
$ 1.01 - $ 1.18	20,000	22	$1.18	20,000	$1.18
$ 3.00 - $ 4.05	788,347	29	$3.15	563,347	$3.05
$ 4.30 - $ 5.95	350,002	41	$5.70	336,666	$5.69
$ 6.00 - $ 6.90	120,000	48	$6.90	120,000	$6.90
$ 8.10 - $ 9.05	153,500	58	$8.23	15,000	$9.05
$ 9.10 - $ 10.09	5,000	65	$10.09	—	$—
$ 11.80 - $ 13.30	95,000	60	$12.73	30,000	$11.80

	1,881,849			1,435,013

14.    Segment Information

The Company’s business activities are divided, managed and conducted in two basic business segments, the Biopharmaceutical Products segment and the Diagnostic Products segment. These two segments were determined by management based upon the inherent differences in the end use of the products, the inherent differences in the value added processes made by the Company, the differences in the regulatory requirements and the inherent differences in the strategies required to successfully market finished products.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

The Biopharmaceutical Products segment includes the sale of plasma and Human Serum Albumin to therapeutic manufacturers, the sale of cell culture products, and the sale of life science research products to biotechnology, pharmaceutical, and life science companies. The Diagnostic Products segment includes the manufacture and/or sale of non-injectable plasma products such as proficiency tests, controls, calibrators, reagents and specialty test kit reagents.

The Company utilizes multiple forms of analysis and control to evaluate the performance of the segments and to evaluate investment decisions. In general, gross profit and operating income are deemed to be the most significant measurements of performance, although collection volumes and certain controllable costs also provide useful “early warning signs” of future performance. The following segment financial statements have been prepared on the same basis as the Company’s financial statements, utilizing the accounting policies described in the Summary of Significant Accounting Policies.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

The Company’s segment information as of and for the six months ended March 31, 2004 and 2005 and the years ended September 30, 2002, 2003 and 2004 is as follows:

	Year Ended September 30,			Six Months Ended March 31,
	2002	2003	2004	2004	2005
				(unaudited)	(unaudited)
Net Sales:
Biopharmaceutical Products	$11,858,054	$13,188,511	$10,916,278	$4,087,113	$12,296,112
Diagnostic Products	13,449,447	10,014,249	17,525,170	7,351,093	15,492,097

Total	$25,307,501	$23,202,760	$28,441,448	$11,438,206	$27,788,209

Gross Profit:
Biopharmaceutical Products	$4,388,614	$3,666,194	$4,498,029	$1,510,784	$4,154,308
Diagnostic Products	2,986,112	3,461,455	6,242,135	2,584,477	8,462,642

Total	$7,374,726	$7,127,649	$10,740,164	$4,095,261	$12,616,950

Income (loss) from operations:
Biopharmaceutical Products	$2,642,356	$1,936,088	$2,621,812	$728,997	$2,904,616
Diagnostic Products	1,706,066	1,827,967	3,506,040	1,253,822	5,651,093
Corporate and Other (including Research and Development expenses of $54 in fiscal 2004)	(868,274)	(869,757)	(484,802)	(261,633)	(1,471,296)

Total	$3,480,148	$2,894,298	$5,643,050	$1,721,186	$7,084,413

Identifiable assets:
Biopharmaceutical Products	$2,097,770	$4,776,318	$32,546,460	$2,807,104	$33,131,690
Diagnostic Products	8,623,686	11,766,340	39,586,950	15,370,883	42,915,636
Corporate and Other	9,268,504	11,309,189	16,994,636	10,347,071	16,938,747

Total	$19,989,960	$27,851,847	$89,128,046	$28,525,058	$92,986,073

Depreciation and amortization:
Biopharmaceutical Products	$17,126	$76,778	$174,804	$16,724	$197,347
Diagnostic Products	78,013	68,803	216,617	76,187	624,114

Total	$95,139	$145,581	$391,421	$92,911	$821,461

Capital expenditures:
Biopharmaceutical Products	$2,964	$211,562	$8,827	$6,376	$586,158
Diagnostic Products	219,459	117,533	127,957	38,106	98,800
Corporate and Other	161,133	63,971	5,235	37,285	5,381

Total	$383,556	$393,066	$142,019	$81,767	$690,339

“Corporate and Other” includes unallocated corporate overhead, and other income (expense) amounts which are not specifically attributable to either segment. Identifiable assets of each segment consist primarily of accounts receivable and inventories. Corporate assets include cash and other assets not specifically allocable to either segment.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

15.    Allowance for doubtful accounts

Changes in the allowance for doubtful accounts for the years ended September 30 were as follows:

	2002	2003	2004
Beginning balance	$318,930	$236,117	$89,275
Provision for doubtful accounts	18,816	18,274	18,868
Write-offs and adjustments	(36,461)	(131,853)	13
Recoveries	(65,168)	(33,263)	—

Total	$236,117	$89,275	$108,156

16.    Acquisitions

GCI Acquisition

On June 3, 2004, the Company entered into an Asset Purchase Agreement, dated as of June 3, 2004, with Genomics Collaborative, Inc., (“GCI”) pursuant to which the Company acquired substantially all of the assets of GCI for a combination of stock, cash and the assumption of certain liabilities (the “GCI Acquisition”). GCI was a privately-held company based in Cambridge, Massachusetts, that provided clinical samples for commercial sale and applying human genetics to target validation for drug discovery as a commercial service. Target validation is the process of determining that a molecular target is critically involved in a disease process. It is one of the initial steps in the drug discovery process. The purpose of this acquisition was to expand our inventory of qualified specimens and acquire the proprietary inventory control methodology at GCI.

The purchase price paid by the Company in the GCI Acquisition was $14,300,000 (including transaction costs of $404,000), which was determined as a result of arms’ length negotiations and consisted of 1,065,683 shares of the Company’s common stock having an aggregate value of $13,055,000 as well as a cash payment of $1,245,000 including transaction costs (offset by cash acquired in the GCI Acquisition of $347,000). The Company borrowed $833,000 to fund a portion of the cash payment. In addition, as partial consideration for the GCI Acquisition, the Company agreed to pay to GCI certain earn-out payments over a two year period pursuant to a formula set forth in the underlying asset purchase agreement. Earnout payments will be capitalized as additional purchase price.

Based on the Company’s evaluation, a summary of the allocation of the purchase price for the GCI Acquisition is as follows as of June 3, 2004, the date of the GCI Acquisition.

Assets Acquired
Cash	$347,000
Accounts receivable	644,000
Inventory	6,959,000
Prepaid and other current assets	312,000
Property and equipment	2,587,000
Deposits and other assets	385,000
Intangibles (amortizable over 2 to 5 years)	370,000
Goodwill	5,935,000

Total assets acquired	$17,539,000

Liabilities Assumed
Accounts payable	$237,000
Accrued and other deferred liabilities	402,000
Notes payable	2,252,000

Total liabilities assumed	$2,891,000

Total net assets acquired	$14,648,000

The entire amount of goodwill of $5,935,000 is expected to be tax deductible for tax purposes over 15 years.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

BBI Acquisition

On September 14, 2004, we announced the acquisition (the “BBI Acquisition”) of substantially all of the assets of BBI Diagnostics and BBI Biotech Research Laboratories, divisions of Boston Biomedica, Inc., for $31,193,000 (including transaction costs of $1,193,000) in cash plus the assumption of certain liabilities. We financed the BBI Acquisition through the following sources: (1) borrowings totaling $21,000,000 under a new credit facility, (2) subordinated loans from certain lenders amounting to $4,000,000 (of which $3,500,000 was with related parties), and (3) $8,160,000 (800,000 shares) from a private placement of our common stock. In accordance with the Asset Purchase Agreement, $2,500,000 of the purchase price has been set aside in an escrow account for eighteen months in the event there should be a purchase price adjustment as defined in the agreement. The acquired divisions include in vitro diagnostics operations and BioBank related operations which management believes to be complementary to our existing operations and which are located at facilities in West Bridgewater, Massachusetts, Frederick, Maryland, and Gaithersburg, Maryland.

In connection with the BBI Acquisition, the Company closed a private placement of its common stock to institutional and accredited investors on September 14, 2004, raising $8,160,000 in gross proceeds. The closing of the private placement was contingent on the closing of the BBI Acquisition. Under the terms of the definitive agreements, the Company sold 800,000 shares of its common stock at a price of $10.20 per share. The pricing of the shares was determined by arms-length negotiation, taking into consideration the nature and length of the escrow and that no warrants were to be issued to the investors in this private placement. First Equity Capital Securities, Inc. received a fee of $489,600 plus legal fees of $10,200 and 28,000 shares of the Company’s common stock for arranging the private placement. The shares were valued at $336,000 on the date of issuance. These amounts were netted against the proceeds for accounting purposes.

Based on the Company’s evaluation, a summary of the preliminary allocation of the purchase price for the BBI Acquisition is as follows as of September 14, 2004, the date of the BBI Acquisition:

Assets Acquired:
Accounts receivable—Trade	$3,255,000
Inventory—Net	2,475,000
Prepaid expenses	102,000
Property and equipment	3,853,000
Other assets	57,000
Contracts (weighted average useful life—4 years)	330,000
Customer Relations (weighted average useful life—10 years)	340,000
Technology (weighted average useful life—5 years)	150,000
Trade name (weighted average useful life—indefinite)	5,220,000
Goodwill	20,102,000

Total Assets Acquired	$35,884,000

Liabilities Assumed
Accounts payable	$1,166,000
Accrued expenses	950,000
Other liabilities	295,000
Mortgage payable	2,280,000

Total liabilities assumed	4,691,000

Total net worth acquired	$31,193,000

The entire amount of goodwill of $20,102,000 is expected to be deductible for tax purposes over 15 years.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

The Company has not yet completed the evaluation and allocation of the purchase price for the BBI Acquisition as the appraisal associated with the valuation of certain tangible and intangible assets is not yet complete. The Company does not believe that the appraisal will materially modify the preliminary purchase price allocation.

The Company has entered into a Closing Balance Sheet Agreement, dated February 17, 2005 with Pressure BioSciences, Inc. (formerly known as Boston Biomedica, Inc.) and PBI Biotech Research Laboratories, Inc. (formerly known as BBI Biotech Research Laboratories, Inc.). Pursuant to the terms of the Closing Balance Sheet Agreement, $1.0 million of the amount previously escrowed by the parties was released from escrow to the Company in satisfaction of the adjustments requested by the Company in connection with the net assets test provided for in the Asset Purchase Agreement with respect to the BBI Acquisition.

BMR Acquisition

On July 16, 2003, the Company acquired substantially all of the assets of BioMedical Resources, Inc. (BMR). BMR was a privately-held provider of disease state antibody products used in the development and manufacture of calibrators and controls.

The purchase price paid by the Company for BMR was $3,950,000, which consisted of $3,550,000 in cash and 67,002 shares of common stock having an aggregate value of $400,000. In addition, as partial consideration, the Company agreed to pay to BMR, beginning in fiscal 2004 and concluding in fiscal 2006, earn-out payments pursuant to a formula based on the actual operating income of the combined companies’ disease state business.

The cash portion of the purchase price, excluding the earn-out payments, was paid by the Company at the closing of the acquisition on July 16, 2003. To fund the cash portion of the purchase price, the Company borrowed $2,500,000 from Mr. Plost, which loan was secured by all the Company’s assets. This loan was subsequently repaid by the Company (see notes 6). The remainder of the cash portion of the purchase price was paid by the Company out of its cash reserves.

The Company incurred transaction costs of $62,388 in 2003 and $12,267 in 2004. The transaction was accounted for as a purchase, and accordingly, the results of operations have been included in the statement of operations from the date of acquisition. The results of operations from July 16, 2003 to September 30, 2003 were immaterial. The allocation of the fair values of assets and liabilities were based upon the Company’s appraisal of such values. The excess of the purchase price over acquired assets was $3,198,567 and is classified as goodwill. During 2004, goodwill has been increased by earnouts in the amount of $372,988, of which $34,067 has been paid.

A summary of the allocation of the purchase price as of September 30, 2003 is as follows.

Assets acquired
Inventory	$627,433
Property and equipment, net	124,000
Goodwill	3,198,567

Total assets acquired	$3,950,000

The entire amount of goodwill of $3,198,567 is expected to be tax deductible for tax purposes over 15 years.

SeraCare Life Sciences, Inc.

Notes to Financial Statements – (Continued)

Unaudited Pro Forma Combined Financial Statements

The following table summarizes the results of SeraCare Life Sciences, Inc. for the years ended September 30, 2003 and 2004 as if the acquisitions of GCI and BBI had occurred at the beginning of the period. For this presentation, the Company has combined the twelve month results of SeraCare Life Sciences, Inc. for the year ended September 30, 2003 and 2004 with the twelve month operating results of GCI and BBI for the twelve months ended December 31, 2002 and 2003 respectively. No adjustments have been made to reflect cost reductions which may ultimately result from the combination of these entities. These results do not purport to represent what the results of the combined operations for SeraCare would have been or to be indicative of future results of operations of SeraCare. Data is presented in thousands except per share data.

	Year Ended September 30, 2003	Year Ended September 30, 2004
Revenue	$50,752,000	$53,656,000
Net income	$2,663,000	$5,352,000
Net income per share:
Basic	$0.29	$0.56

Diluted	$0.26	$0.50

17.    Summarized Quarterly Financial Data (Unaudited)

Summarized quarterly data is as follows:

	For the Three Months Ended
	September 30	June 30	March 31	December 31
Year ended September 30, 2004:
Net sales	$10,638,003	$6,365,239	$6,461,073	$4,977,133
Gross profit	4,224,999	2,416,748	2,193,921	1,904,496
Operating income	2,705,120	1,216,744	1,130,349	590,837

Net income	$1,613,011	$898,491	$876,075	$767,571

Earnings per common share:
Basic	$0.19	$0.11	$0.11	$0.10

Diluted	$0.16	$0.10	$0.10	$0.09

Year ended September 30, 2003:
Net sales	$4,904,826	$6,414,701	$6,089,175	$5,794,058
Gross profit	1,729,623	1,856,560	1,822,093	1,719,373
Operating income	551,341	689,683	865,650	787,624

Net income	$476,448	$628,267	$788,507	$723,032

Earnings per common share:
Basic	$0.06	$0.08	$0.11	$0.10

Diluted	$0.06	$0.08	$0.10	$0.09

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Pressure Biosciences, Inc. and Subsidiaries

(formerly Boston Biomedica, Inc. and Subsidiaries)

We have audited the accompanying consolidated balance sheet of Boston Biomedica, Inc. and Subsidiaries (the “Company”), as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Boston Biomedica, Inc. and Subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEINBERG & COMPANY, P.A.

Boca Raton, Florida

March 4, 2004 (Except for Note 15 as to which the date is December 27, 2004)

Boston Biomedica, Inc. and Subsidiaries

Consolidated Balance Sheet

For the Year Ended December 31, 2003

December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$967,185
Marketable securities	4,071
Accounts receivable, less allowance of $124,283	3,495,839
Inventories	6,525,018
Prepaid expenses and other current assets	200,695

Total current assets	11,192,808

Property and equipment, net	4,725,523

Other Assets:
Goodwill and other intangible assets, net	749,907
Other long-term assets	174,208

Total other assets	924,115

Total Assets	$16,842,446

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,633,263
Accrued employee compensation	1,010,512
Other accrued expenses	541,857
Liabilities from discontinued operations (Note 2)	192,801
Current maturities of long term debt	58,180
Deferred revenue and other current liabilities	97,508

Total current liabilities	3,534,121

Long-Term Liabilities:
Long term debt, less current maturities	2,271,299
Liabilities from discontinued operations (Note 2)	215,040
Other liabilities	406,777

Total liabilities	6,427,237

COMMITMENTS AND CONTINGENCIES (Note 10)

Stockholders’ Equity:
Common stock, $.01 par value; 20,000,000 shares authorized; 6,827,592 issued and outstanding	68,276
Additional paid-in capital	21,888,234
Loan receivable from Director and former CEO (Note 12)	(1,000,000)
Accumulated deficit	(10,541,301)

Total stockholders’ equity	10,415,209

Total Liabilities & Stockholders’ Equity	$16,842,446

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2003

Year Ended December 31, 2003
Revenue:
Products	$13,607,808
Services	9,687,882

Total revenue	23,295,690

Costs And Expenses:
Cost of products	7,262,815
Cost of services	7,602,321
Research and development	1,816,273
Selling and marketing	3,282,538
General and administrative	4,345,643

Total operating costs and expenses	24,309,590

Operating loss from continuing operations	(1,013,900)
Interest income	19,391
Interest expense	(291,283)

Loss from continuing operations before income taxes	(1,285,792)
Provisions for income taxes	(3,430)

Net loss	$(1,289,222)

Net loss per share, based & diluted	$(0.19)

Number of shares used to calculate net loss per share, basic and diluted	6,810,660

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity

For the Year Ended December 31, 2003

	Common Stock		Additional Paid-in Capital	Loan to former CEO & Director	Accumulated Deficit	Total Stockholders’ Equity
	Shares	$.01 Par Value
Balance, December 31, 2002	6,786,335	$67,863	$21,811,262	—	$(9,252,079)	$12,627,046
Common stock issued in connection with Employee Stock Purchase Plan	12,012	121	24,176	—	—	24,297
Issuance of Common Stock	29,155	292	(292)	—	—	—
Tax benefit of stock options exercised	—	—	53,088	—	—	53,088
Loan receivable from Director/former CEO	—	—	—	(1,000,000)	—	(1,000,000)
Net Loss	—	—	—	—	(1,289,222)	(1,289,222)

Balance, December 31, 2003	6,827,592	$68,276	$21,888,234	$(1,000,000)	$(10,541,301)	$10,415,209

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2003

Year Ended December 31, 2003
Cash Flows From Operating Activities:
Net loss	$(1,289,222)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,246,672
Provision for doubtful accounts	8,000
(Gain) on disposal of property and equipment	(548)
Changes in operating assets and liabilities
Accounts receivable	197,266
Inventories	569,035
Marketable securities	(4,071)
Prepaid expenses and other current assets	102,701
Tax benefit of stock option exercises	53,088
Other long-term assets	(30,402)
Accounts payable	(337,254)
Accrued employee compensation	112,064
Other accrued expenses	35,035
Deferred revenue	(21,101)
Deferred rent and other liabilities	(186,959)

Net cash provided by operating activities	454,304

Cash Flows From Investing Activities:
Payments for additions to property and equipment	(110,195)
Proceeds from sale of property and equipment	14,000

Net cash used in investing activities	(96,195)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	24,297
Pledge of restricted cash as security for loan from bank to Director and former CEO	1,000,000
Conversion of Pledge of Restricted Cash as Security for Loan from Bank to Director to a Loan Receivable from Director and former CEO (Note 12)	(1,000,000)
Repayments of long-term debt	(88,270)

Net cash used in financing activities	(63,973)

Increase In Cash And Cash Equivalents	294,136
Change in cash and cash equivalents used in discontinued operations	(302,600)
Cash and cash equivalents, beginning of year	975,649

Cash and cash equivalents, end of year	$967,185

Supplemental Information:
Income taxes paid	$3,430

Interest paid	$251,396

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2003

(1)    Business and Significant Accounting Policies

Boston Biomedica, Inc. (“BBI”) and Subsidiaries (together, the “Company”) provide infectious disease diagnostic products, laboratory instrumentation, contract research and specialty infectious disease testing services to the in-vitro diagnostic industry, government agencies, blood banks, hospitals and other health care providers worldwide as of December 31, 2003. The Company also invests in new technologies related to infectious diseases. The Company is subject to risks common to companies in the biotechnology, medical device and diagnostic industries, including but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with governmental regulations.

As of December 31, 2003, the Company had approximately $7,659,000 in working capital, and had cash and cash equivalents of $967,185 as of December 31, 2003, compared to cash and cash equivalents of $975,649, excluding restricted cash of $1,000,000 at December 31, 2002. In January 2003, the $1,000,000 of restricted cash pledged to a financial institution to secure the Company’s limited guaranty of a loan from the financial institution to an entity controlled by Richard T. Schumacher, the Company’s former Chairman and Chief Executive Officer, was used to satisfy the Company’s guaranty obligation to the financial institution as discussed further below. The Company has experienced an operating loss from continuing operations of $1,014,000 and positive cash flow from operations totaling $454,000 for the year ended December 31, 2003. It is anticipated there may be additional future working capital requirements in connection with PCT BarocyclerTM sales and marketing activities as this segment of the business continues to experience lower than expected product sales since commercial launch in September 2002 associated with a longer than expected selling cycle. Management has met its recent historical cash flow needs by managing its working capital and utilizing proceeds from the February 2001 sale of one of its business segments. It plans to manage its future liquidity needs through cost reductions and additional selling initiatives; see also Note 13 of Notes to Consolidated Financial Statements hereunder for additional information relative to a line of credit agreement entered into by the Company in February 2004.

Based on current forecasts and the February 2004 establishment of a line of credit as discussed further in Note 13 of Notes to Consolidated Financial Statements hereunder, management believes the Company has sufficient liquidity to finance operations for the next twelve months. Management’s forecasts involve assumptions that could prove to be incorrect. If the Company continues to incur operating losses or resumes incurring negative cash flows, it may need to raise additional funds. There can be no assurance that these funds will be available when required on terms acceptable to the Company, if at all. If adequate funds are not available when needed, the Company may be required to further reduce its fixed costs and delay, scale back, or eliminate certain of its activities, any of which could have a material adverse long term effect on its business, financial condition and results of operations. The Company is considering various sources of additional financing, including but not limited to, sale of business segments, strategic alliances and private placements of debt or equity securities. On October 25, 2002, the Company retained an investment banking firm to advise the Company in the evaluation of strategic opportunities aimed at increasing shareholder value and liquidity by increasing the capital needed for growth; their engagement continues at this date.

Significant accounting policies followed in the preparation of these consolidated financial statements are as follows:

(i)    Principles of Consolidation

The consolidated financial statements include the accounts of BBI (which includes BBI Diagnostics) and its wholly-owned subsidiaries, BBI Biotech Research Laboratories, Inc. (“BBI Biotech”), BBI Source Scientific, Inc. (“BBI Source”), and BBI BioSeq, Inc. (“BBI BioSeq”). BBI consists primarily of the Diagnostic Products segment as well as the executive corporate office. Effective January 2000, all of the Company’s technology

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

related to its drug discovery and vaccine programs, consisting primarily of patents and related sponsored research agreements, was transferred to Panacos Pharmaceuticals, Inc. (“Panacos”), a former wholly-owned subsidiary that the Company formed in October 1999. In November 2000 and in February 2002, Panacos sold equity to third party investors, reducing the Company’s ownership to approximately 16%, which is held in non-voting preferred stock. As a result, the Company no longer consolidates the results of Panacos. As of November 14, 2000, the Company’s investment in Panacos was zero and the Company is no longer required to fund Panacos’s operations. Therefore, no further losses of Panacos will be recorded by the Company.

In February 2001, the Company sold the business and certain assets and liabilities of BBI Clinical Laboratories, Inc. (“BBICL”) to a third party in conjunction with its decision to exit the clinical laboratory business segment. In accordance with the provisions of APB No. 30, concerning the reporting of the effects of disposal of a segment of a business, the Company classified the results of BBICL as discontinued operations in the accompanying consolidated statements of operations.

(ii)    Use of Estimates

To prepare the financial statements in conformity with generally accepted accounting principles, management is required to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in determining the gain on the disposition of the Company’s discontinued operations including post-closing adjustments, in estimating future cash flows to quantify impairment of assets, in determining the ultimate cost of abandoning a lease (associated with discontinued operations) at a facility no longer being utilized, in estimates regarding the collectability of accounts receivable, realizability of loans made to employees including sufficiency of collateral, deferred tax assets, the net realizable value of its inventory, as well as an estimate for remaining liabilities associated with discontinued operations.

On an on-going basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from the estimates and assumptions used by management.

(iii)    Revenue Recognition

We recognize revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 103, Update of Codification of Staff Accounting Bulletins (“SAB 103”). Revenue is recognized when realized or earned when all the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred and risk of loss has passed; the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

Product revenue is generally recognized upon shipment of the products. The Company will occasionally recognize revenue on a bill and hold basis after completion of manufacture for specific orders at the request of the customer. Bill and hold sales transactions are entered into after consideration of customer needs and capabilities relating to freezer capability to store biological substances at required temperatures. All bill and hold transactions meet specified revenue recognition criteria that include:

•	The risk of ownership has passed to the customer;

•	The customer has a fixed commitment to purchase the goods;

•	The customer, not the Company, has requested the transaction to be on a bill and hold basis;

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

•	There is a fixed schedule for delivery of the goods;

•	We do not retain any specific performance obligations such that the earnings process is not complete;

•	The ordered goods are segregated from our inventory and not subject to being used to fill other orders; and

•	The goods must be complete and ready for shipment.

The Company also considers the following prior to recognizing revenue:

•	The transaction is subject to normal billing and credit terms for the specific customer;

•	The Company’s past experience with the pattern of bill and hold transactions;

•	Whether the customer has the expected risk of loss in the event of a decline in the market value of the goods;

•	Whether our custodial risks are insurable and insured;

•	Whether APB 21, pertaining to the need for discounting the related receivables, is applicable; and

•	Whether extended procedures are necessary in order to ensure that there are no exceptions to the customer’s commitment to accept and pay for the goods.

Total revenue related to bill and hold transactions was approximately $622,000 for the year ended December 31, 2003. Revenue from service contracts is earned as the related services are performed. Revenue arrangements where multiple products or services are sold together under one contract are evaluated to determine if each element represents a separate earnings process. In the event that an element of such multiple element arrangement does not represent a separate earnings process, revenue from this element is recognized over the term of the related contract in accordance with EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.”

Services are recognized as revenue upon completion of tests for laboratory services. Revenue from service contracts and research and development contracts for the Company’s laboratory instrumentation business is recognized as the service and research and development activities are performed under the terms of the contracts.

Revenue under long-term contracts, generally lasting from one to five years, including funded research and development contracts, is recorded when costs to perform such research and development activities are incurred. Billings under long-term contracts are generally at cost plus a predetermined profit. Billings occur as costs associated with time and materials are incurred. Customers are obligated to pay for such services, when billed, and payments are non-refundable. On occasion, certain customers make advance payments that are deferred until revenue recognition is appropriate. Total revenue related to long-term contracts was approximately $5,855,000 for the year ended December 31, 2003. Total contract costs associated with these agreements were approximately $5,458,000 for the year ended December 31, 2003. Included in the revenue recognized under long-term contracts are certain unbilled receivables representing additional indirect costs, which are allowed under the terms of the respective contracts. Unbilled receivables were $30,000 at December 31, 2003.

During the fiscal year 2003, the combined revenues from all branches of the National Institutes of Health, a United States Government agency, accounted for approximately 25% of total consolidated revenues from continuing operations of the Company. Additional future revenues originating from various branches of the National Institutes of Health is subject to possible future changes in government funding levels.

(iv)    Cash and cash equivalents

The Company’s policy is to invest available cash in short-term, investment grade, interest-bearing obligations, including money market funds, municipal notes, and bank and corporate debt instruments. Securities purchased

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

with initial maturities of three months or less are valued at cost plus accrued interest, which approximates fair market value, and are classified as cash equivalents. At December 31, 2003, the Company had cash and cash equivalents of $967,185.

(v)    Research and Development Costs

Research and development costs, which are comprised of costs incurred in performing research and development activities including wages and associated employee benefits, facilities and overhead costs, are expensed as incurred.

(vi)    Inventories

Inventory is valued at the lower of cost or market. Certain factors may impact the realizable value of our inventory including, but not limited to, technological changes, market demand, changes in product mix strategy, new product introductions and significant changes to our cost structure. In addition, estimates of reserves are made for obsolescence based on the current product mix on hand and its expected net realizability. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by management, additional inventory write-downs or increases in obsolescence reserves may be required. We treat lower of cost or market adjustments and inventory reserves as an adjustment to the cost basis of the underlying inventory. Accordingly, favorable changes in market conditions are not recorded to inventory in subsequent periods.

(vii)    Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. For financial reporting purposes, depreciation is recognized using the straight-line method, allocating the cost of the assets over their estimated useful lives ranging from five to ten years for certain manufacturing and laboratory equipment, from three to five years for management information systems and office equipment, three years for automobiles and thirty years for the building. Leasehold improvements are amortized over the shorter of the life of the improvement or the remaining life of the leases, which range from four to ten years. Upon retirement or sale, the cost and related accumulated depreciation of the asset are removed from the accounting records. Any resulting gain or loss is credited or charged to income. Depreciation on PCT demonstration units is allocated over the expected useful life of two years.

(viii)    Goodwill and Intangible Assets

The Company has classified as intangible assets, costs associated with the fair value of certain assets of the businesses acquired. Intangible assets such as patents, licenses, and intellectual property rights, are being amortized on a straight-line basis over four to sixteen years. Goodwill was amortized through December 31, 2001, using the straight-line method over periods ranging up to fifteen years; accumulated amortization was $510,500 as of December 31, 2001. In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. The Company adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142, amortization of goodwill ceased and the Company assesses the realizability of these assets annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more of the Company’s reporting units. The Company estimates the fair value of its reporting units by using forecasts of discounted cash flows. When impairment is indicated, any excess of carrying value over fair value is recorded as a loss. An impairment analysis of remaining goodwill performed as of December 31, 2003 pursuant to the requirements of that accounting pronouncement concluded no impairment had occurred; see Note 5.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

(ix)    Long-Lived Assets and Deferred Costs

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and records the impairment as a reduction in the carrying value of the related asset and a charge to operating results. While the Company’s current and historical operating losses and cash flow are indicators of impairment, the Company completed an annual test for impairment at December 31, 2003 and determined that such long-lived assets was not impaired. Deferred costs include primarily external legal costs associated with the Company’s efforts in obtaining long term financings, such as a mortgage and a line of credit. These costs are amortized to expense on a straight line basis over the life of the related financing agreements.

(x)    Income Taxes

The Company utilizes the assets and liability method of accounting for income taxes. Under this method, deferred taxes arise from temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided for net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Tax credits are recognized when realized using the flow through method of accounting. In the year ended December 31, 2000, the Company established a full valuation allowance for all of its deferred tax assets based on applicable accounting standards and in consideration of incurring three consecutive years of losses (see Note 9).

(xi)    Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company’s total cash and cash equivalents at December 31, 2003, are deposited in financial institutions in which deposits are insured under the Federal Deposit Insurance Corporation (up to the level required by law of $100,000 per depositor); in addition, one financial institution provides additional insurance for all funds on deposit via the Depositors Insurance Fund, the latter being a private, industry-sponsored deposit insurance company. The Company limits credit risk in cash equivalents by investing only in short-term, money market accounts. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales (see Note 6). The Company does not require collateral from its customers. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

(xii)    Deferred Revenue

Deferred revenue consists of payments received from customers in advance of services performed.

(xiii)    Computation of Earnings (Loss) per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average common shares outstanding plus additional common shares that would have been outstanding if dilutive potential common shares had been issued. For purposes of this calculation, stock options are considered common stock equivalents in periods in which they have a dilutive effect. Options and warrants that are antidilutive are excluded from the calculation.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

Potentially dilutive securities having a net effect of 6,692 common shares were not included in the computation of diluted loss per share because to do so would have been antidilutive for the years ended December 31, 2003. For the year ended December 31, 2003, options outstanding having exercise prices greater than the average fair market price of common shares totaled 902,125.

(xiv)    Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Disclosures required by this new standard are included in Note 6 of Notes to Consolidated Financial Statements hereunder.

(xv)    Recent Accounting Standards

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Standard is effective for contracts entered into or modified after June 30, 2003. The application of SFAS No. 149 has not had a material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Standard is effective for financial instruments entered into or modified after May 31, 2003. The application of SFAS No. 150 has not had a material effect on the Company’s consolidated financial statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (a) the equity investors (if any) do not have a controlling financial interest; or (b) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The Company is required to apply FIN No. 46 to all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the Company is required to apply FIN No. 46 on July 1, 2003. The adoption of this pronouncement in year 2003 did not have a material impact on the accompanying consolidated financial statements.

(xvi)    Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair value or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. At December 31, 2003, the Company has six stock-based

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

compensation plans, which are described more fully in Note 12. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation cost has been recognized under SFAS 123 for the Company’s employee stock option plans.

Had compensation cost for awards under those plans been determined based on the grant date fair values, consistent with the method required under SFAS 123, the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

2003
Net loss – as reported	$(1,289,222)
Add back: Stock-based compensation in net loss, as reported	—
Deduct: Stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(496,040)

Net Loss – pro forma	$(1,785,262)

Based and Diluted net loss per share – as reported	$(0.19)

Based and Diluted net loss per share – pro forma	$(0.26)

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).

Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement.

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003:

2003
Risk-free interest rate	2.96%
Volatility factor	78.42%
Weighted average expected life	5.72
Expected dividend yield	—

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

(2)    Disposition of Assets

In December 2000, the Company made a decision to exit the clinical laboratory testing services segment and in February 2001, BBI Clinical Laboratories, Inc., a wholly-owned subsidiary of the Company, sold the business and certain assets and liabilities of its clinical laboratory business to a third party for an adjusted purchase price of $8,958,000. The escrow account was terminated in December 2001 by mutual agreement between the buyer and the Company, resulting in approximately $358,000 being received by the Company from the escrow account. The Company retained certain other assets and liabilities of BBICL, primarily property, plant and equipment, together with the facility lease subsequent to the closing date; see also Note 13 of Notes to Consolidated Financial Statements hereunder. The Company wrote down all of the retained assets not otherwise redistributed to other business units to their estimated net realizable value. In accordance with a transition services agreement, the Company operated the business until December 2001; substantially all costs associated with operating the business subsequent to the closing date were borne by the purchaser.

The Company’s estimate of remaining short and long term accrued liabilities to exit the clinical laboratory testing business is $408,000 as of December 31, 2003. The major component of this accrual is the estimated lease exit and facility related costs ($308,000), with the remainder for other miscellaneous costs associated with exiting this business segment; see also Note 13 of Notes to Consolidated Financial Statements hereunder. The Company recorded an after-tax gain of $4,334,000 in 2001, and an additional $225,000 gain in 2002; the gain may be subject to future adjustments as the Company completes the process of exiting this business and permanently closing the facility. The remaining closing costs include an estimate to dispose of any remaining assets and retire all existing liabilities including the facility lease as of December 31, 2003. The Company utilized in 2001 certain prior period net operating loss carryforwards, previously reserved for by the Company, to partially offset the income tax effect of this gain.

A summary of the change in total short term and long term net liabilities from discontinued operations is as follows:

Total short term and long term net liabilities from discontinued operations, 12/31/02:	$710,441
State income taxes, net	(7,051)
Third party audits	(81,344)
Facility Lease and associated costs	(196,123)
Other expenses, net	(18,082)

Total short term and long term net liabilities from discontinued operations, 12/31/03:	$407,841

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

(3)    Inventories

The Company purchases human plasma and serum from various private and commercial blood banks. Upon receipt, such purchases generally undergo comprehensive testing, and associated costs are included in the value of raw materials. Most plasma is manufactured into Basematrix and other diagnostic components to customer specifications. Plasma and serum with the desired antibodies or antigens are sold or manufactured into Quality Control Panels, Accurun(R) External Run Controls, and reagents (“Finished Goods”). Panels and reagents are unique to specific donors and/or collection periods, and require substantial time to characterize and manufacture due to stringent technical specifications. Panels play an important role in diagnostic test kit development, licensure and quality control. Panels are manufactured in quantities sufficient to meet expected user demand, which may exceed one year. Inventory also includes component parts used in the manufacture of laboratory instrumentation and commencing in 2002, PCT products. Inventory balances at December 31, 2003 consisted of the following:

2003
Raw materials	$3,549,826
Work-in-process	1,124,883
Finished goods	1,850,309

$6,525,018

(4)    Property and Equipment

Property and equipment at December 31, 2003 consisted of the following:

2003
Laboratory and manufacturing equipment	$3,415,224
Management information systems	3,587,432
Office equipment	937,336
Automobiles	145,520
PCT demonstration equipment	210,536
Leasehold improvements	2,896,731
Land, building and improvements (1)	2,690,913

13,883,692
Less accumulated depreciation and amortization	9,158,169

Net book value	$4,725,523

(1)	Includes the Company’s West Bridgewater, MA facility, which serves as collateral to an existing mortgage; see Note 7 “Debt”.

Depreciation and amortization expense for the year ended December 31, 2003 was approximately $1,197,000.

At December 31, 2003, BBI Source, BBI Biotech and BBI Diagnostics had approximately $374,000, $1,338,000 and $2,560,000 in fully depreciated assets still in use, respectively.

In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, the Company capitalized approximately $448,000 of internal labor and related costs, in 1999, in connection with its ERP System Implementation. These costs are included in the Management Information Systems line item and are being depreciated over the same life as the system, 5 years. Annual depreciation expense related to these capitalized costs was approximately $90,000 for the year ended December 31, 2003.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

(5)    Goodwill and Other Intangible Assets

Other intangible assets consist of specifically identified intangible assets. Goodwill is the excess of any purchase price over the estimated fair market value of net tangible assets acquired not allocated to specific intangible assets. Goodwill and other intangible assets at December 31, 2003 consisted of the following:

2003
Patents, licenses and other intangibles	$778,156
Less accumulated amortization	(255,333)

Subtotal – other intangible assets excluding goodwill	522,823

Goodwill	737,584
Less accumulated amortization	(510,500)

Subtotal – net goodwill	227,084

Total net goodwill and other intangible assets	$749,907

Included in intangible assets as of December 31, 2003 is $227,084 of goodwill associated with BBI Source Scientific, Inc. Amortization expense of other intangible assets for the year ended December 31, 2003 was approximately $49,000. The net book value of the remaining other intangible assets excluding goodwill, as of December 31, 2003 is comprised of approximately $523,000 of acquired PCT patents which is being amortized to expense on a straight line basis at the rate of $48,635 per year over the remaining useful life. The estimated annual future amortization expense of other intangible assets excluding goodwill is as follows:

2004	$48,635
2005	$48,635
2006	$48,635
2007	$48,635
2008	$48,635
2009 and thereafter	$279,648

On July 9, 2003, the Company announced that Mr. Schumacher, the Company’s former Chairman and Chief Executive Officer, agreed to accept an engagement with the Company as an Executive Project Consultant to advise the Company with respect to the strategic direction of the Company’s PCT and BBI Source Scientific activities, and the Company’s ownership interest in Panacos Pharmaceuticals, Inc. As part of this engagement, Mr. Schumacher is expected to reevaluate the ongoing business prospects for both the Laboratory Instrumentation segment and PCT activities. On February 9, 2004, the Company announced it has extended until December 31, 2004 the Executive Consultant Agreement it has with Mr. Schumacher. Under the terms of the Agreement, Mr. Schumacher will continue in an advisory role directing the Company’s Pressure Cycling Technology (PCT) and BBI Source Scientific activities. PCT is the Company’s novel and patent protected technology that uses cycles of hydrostatic pressure to control biomolecular interactions; BBI Source Scientific, Inc. is the Company’s laboratory instrumentation subsidiary, which developed and manufactures the PCT BarocyclerTM instrument. Using the assumptions associated with revised business plans, the Company has estimated future net undiscounted cash inflows and cash outflows. In 2002, the Company adopted SFAS 142; the Company performed an initial test for impairment upon the adoption of SFAS No. 142 at June 30, 2002, and determined that goodwill was not impaired. The Company completed an annual test for impairment at December 31, 2003 and has determined that goodwill has not been impaired.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

(6)    Segment Reporting and Related Information (all dollar amounts in thousands)

Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by senior management in deciding how to allocate resources and in assessing the performance of each segment. The Company is organized along legal entity lines and senior management regularly reviews financial results for all entities, focusing primarily on revenue and operating income.

The Company had four operating segments as of December 31, 2003 as a result of its decision in late 2000 to exit the clinical laboratory segment of the business. The Diagnostics segment serves the worldwide in vitro diagnostics industry, including users and regulators of their test kits, with quality control products, and test kit components. The Biotech segment pursues third party contracts to help fund the development of products and services for the other segments, primarily with agencies of the United States Government. The Laboratory Instrumentation segment (BBI Source Scientific, Inc.) sells diagnostic instruments primarily to the worldwide in vitro diagnostic industry on an OEM basis, and also performs in-house instrument servicing. The PCT segment consists of research and development primarily in pressure cycling technology (“PCT”). The Company performs research in the development of PCT, with particular focus in the areas of nucleic acid purification and pathogen inactivation. The Company announced the availability for commercial sale of its PCT products in late September of 2002. PCT Revenue to date consists primarily of both private and public (NIH) funding of segment research and, commencing in late 2002, from the sale of PCT products. Most of the expenditures incurred by this segment are for research and development expenses, and general management expenses including patent costs.

The Company’s underlying accounting records are maintained on a legal entity basis for government and public reporting requirements, as well as for segment performance and internal management reporting. Inter-segment sales are recorded on a “third party best price” basis and are significant in measuring segment operating results. The following segment information has been prepared in accordance with the internal accounting policies of the Company, as described above.

Operating segment revenues for the year ended December 31, 2003 was as follows:

2003
Diagnostics	$12,097
Biotech	9,667
Laboratory Instrumentation	1,799
PCT	674
Eliminations	(941)

Total revenue	$23,296

Operating segment income (loss) for the year ended December 31, 2003 was as follows:

2003
Diagnostics	$1,704
Biotech	(274)
Laboratory Instrumentation	(892)
PCT	(1,552)

Total loss from operations	$(1,014)

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

Operating segment depreciation and amortization expense for the year ended December 31, 2003 was as follows:

2003
Diagnostics	$500
Biotech	538
Laboratory Instrumentation	71
PCT	138

Total depreciation and amortization	$1,247

Identifiable operating segment assets are all located in the United States, and as of December 31, 2003 was as follows:

2003
Corporate	$1,277
Diagnostics	9,447
Biotech	3,903
Laboratory Instrumentation	1,234
PCT	981

Total assets	$16,842

Operating segment capital expenditures for the year ended December 31, 2003 was as follows:

2003
Diagnostics	$35
Biotech	45
PCT	30

Total capital expenditures	$110

Revenues by geographic area for the year ended December 31, 2003 was as follows:

2003
United States	$18,624
Europe	2,680
Pacific Rim	1,225
Total all others	767

Total	$23,296

Revenues of Product and Service classes in excess of 10% of consolidated revenues from continuing operations (excluding inter-segment sales) for the year ended December 31, 2003 was as follows:

2003
Quality Control Products	$10,055
Government Contracts	8,667
Diagnostic Components	1,898
Laboratory Instrument Products	1,524

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

The government contract revenues are from United States government agencies, primarily various branches of the National Institutes of Health (NIH) and represent the only customer with revenue in excess of 10% of consolidated revenue in the year ended December 31, 2003. During the fiscal year 2003, the combined revenues from all branches of the NIH accounted for approximately 25% of total consolidated revenues from continuing operations of the Company.

(7)    Debt

On April 5, 2000, the Company borrowed $2,447,000, net of related costs, under a mortgage agreement on its West Bridgewater, MA facility, of which approximately $2,315,000 remains outstanding as of December 31, 2003. The Company used the funds to reduce the outstanding balance of its existing line of credit. The principal amount of the note issued in connection with the mortgage is due on March 31, 2010. During the first five years the note carries an interest rate of 9.75%; after five years the rate charged will be .75% greater than the Corporate Base Rate then in effect. The mortgage precludes the payment of dividends on the Company’s common stock and contains certain other restrictive covenants. Under this mortgage agreement the Company is subject to certain financial covenants. The Company failed to meet this debt service coverage covenant for the year ended December 31, 2003, however the financial institution has notified the Company of its intent to waive this default. Monthly payments on this mortgage are based on a 20 year amortization schedule with a balloon payment representing the remaining balance due in full on March 10, 2010. The mortgage is collateralized by the Company’s West Bridgewater, MA facility, which has a net book value of $2,045,000 at December 31, 2003. Future principal payments due on the Company’s mortgage agreement are approximately $54,000, 62,000, $69,000, $76,000 and $84,000 for each of the years ended December 31, 2004, 2005, 2006, 2007, and 2008, respectively.

(8)    Retirement Plan

In January 1993, the Company adopted a retirement savings plan for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the plan through payroll deductions within statutory limitations and subject to any limitations included in the plan. Company contributions are made at the discretion of management. As of December 31, 2001, no such contributions had been made, however, commencing in 2002, the Company formally adopted and implemented a limited matching contribution program. During 2003, the Company recognized administrative expense of approximately $21,000 in connection with the plan.

(9)    Income Taxes

The components of the provision for income taxes from continuing operations are as follows:

2003
Current provision: federal	$—
Current provision: state	3,430

Total current provision	3,430
Deferred provision: federal	—
Deferred provision: state	—

Total deferred provision	—

Total provision for income taxes from continuing operations	$3,430

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

Significant items making up deferred tax liabilities and deferred tax assets were as follows:

2003
Current deferred taxes:
Inventory	$311,889
Accounts receivable allowance	49,639
Technology licensed	209,352
Other accruals	234,218
Less: valuation allowance	(805,098)

Total current deferred tax assets	—

Long term deferred taxes:
Accelerated tax depreciation	239,156
Goodwill and intangibles	418,372
Tax credits	450,960
Operating loss carryforwards	2,562,139
Less: valuation allowance	(3,670,627)

Total long term deferred tax assets (liabilities), net	—

Total net deferred tax assets	$—

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax assets due to the uncertainty of realization.

The Company had net operating loss carryforwards for federal income tax purposes of approximately $5,400,000 at December 31, 2003. These net operating loss carryforwards expire at various dates from 2011 through 2023. Included in this number are remaining loss carryforwards of approximately $1,350,000 that were obtained through the acquisition of BioSeq, Inc. These carryforwards expire from 2011 through 2018. The Company had net operating loss carryforwards for state income tax purposes of approximately $11,700,000 at December 31, 2003. These net operating loss carryforwards expire at various dates from 2004 through 2023. Included in this number are loss carryforwards of approximately $2,000,000 that were obtained through the acquisition of BioSeq, Inc. These carryforwards expire from 2011 through 2018.

As of December 31, 2003, the Company had approximately $78,000 of alternative minimum tax credits, which do not expire, and $372,000 of federal research credits, which expire from 2010 to 2023. Included in the net operating loss and credit carryforwards discussed above is a deferred tax asset of approximately $265,000 reflecting the benefit of deductions from the exercise of stock options ($53,088 was utilized in year 2003 in conjunction with the filing of prior year state income tax returns and was recorded to additional paid-in capital). Any future benefits from this deferred tax asset will be recorded to additional paid-in capital when realized.

The Company’s effective income tax rate from continuing operations for the year ended December 31, 2003 differs from the statutory federal income tax rate as follows:

2003
Federal tax (benefit) provision rate	(34)%
State tax (benefit) provision, net of federal benefit	(4)%
Non-cash deductions and other permanent items, net	1%
Valuation allowance	37%

Effective income tax (benefit) provision rate from continuing operations	0%

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

The Company’s federal income tax returns for fiscal years 1997 and 1998 were examined by the Internal Revenue Service. The Company agreed to a settlement of the audit covering these years. The final computation of the assessment due, including the effect on the associated state income tax returns for those years, did not have an adverse effect on the accompanying consolidated financial statements as the Company utilized certain net operating loss carryforwards and carrybacks to offset the federal income tax assessment.

(10)    Commitments and Contingencies

Leases

The Company leases certain office space, repository, research and manufacturing facilities under operating leases with various terms through October 2007. The real estate leases for facilities located in Maryland include renewal options at either market or increasing levels of rent; see also Note 13 of Notes to Consolidated Financial Statements hereunder. The Company leases 27,000 square feet of space in Garden Grove, California where its BBI Source business unit manufactures laboratory instruments. The lease for this facility expires January 31, 2005 and there is currently no extension or renewal option. In May 2000, the Company acquired laboratory equipment pursuant to a three-year capital lease at 12% financing, resulting in total payments of approximately $115,000 over the life of the lease agreement; this lease expired in June 2003. Rent expense was $1,179,000 for the year ended December 31, 2003.

At December 31, 2003, future minimum lease payments under non-cancelable leases, excluding discontinued operations, is as follows:

Year Ended	Operating Leases
2004	$1,229,000
2005	961,000
2006	933,000
2007	541,000
2008 and thereafter	—

Total minimum lease payments	$3,664,000

In addition, as discussed further in Note 2, as of December 31, 2003, the Company was subject to future minimum facility lease payments in connection with the discontinued operations of its clinical laboratory segment of $161,000 and $94,000 in 2004 and 2005, respectively. The Company included an estimate of this remaining lease commitment in 2001 as part of the calculation of the gain on the sale of certain assets from the clinical laboratory segment; see also Note 13 of Notes to Consolidated Financial Statements.

The Company’s California and Maryland facility leases include scheduled base rent increases over the term of the lease. The amount of base rent payments is charged to expense using the straight-line method over the term of the lease. As of December 31, 2003, the Company has recorded a long-term liability of $306,000 ($330,000 including the current portion), respectively to reflect the excess of rent expense over cash payments since inception of the lease. In addition to base rent, the Company pays a monthly allocation of the operating expenses and real estate taxes for the California and Maryland facilities. See also Note 13 of Notes to Consolidated Financial Statements hereunder.

Royalty Commitments

The Company acquired in 1998 all the remaining common stock outstanding of BioSeq Inc., a development stage company involved with PCT. In accordance with the provisions of a technology transfer agreement assumed in

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

the transaction, the Company is obligated to pay a 5% royalty on net sales until March 2016 of future sales by the Company utilizing PCT. The Company announced the availability of its PCT products for commercial sale in the latter part of year 2002. Minimum royalty payment requirements ceased in the fourth quarter of 2003 in accordance with contractual provisions.

Guarantees

See Note 12 hereunder for further discussion of the Company’s limited guaranty and pledge agreement of a $1,000,000 interest bearing deposit at a financial institution to provide additional security for loans in the aggregate original amount of $2,418,000 from the financial institution to an entity controlled by the former Chief Executive Officer of the Company; this guarantee was met in January 2003. In addition, BBI Clinical Laboratories, Inc., a discontinued operation, operated from a 15,000 square foot facility in New Britain, CT pursuant to a lease which expires in July 2005 and which was guaranteed by the Company. In connection with the Company’s decision to exit this business segment, the Company has assumed the obligation to make the remaining lease payments, which is included in the Company’s estimate of remaining liabilities associated with discontinued operations. See Notes 2 and 13 of Notes to Consolidated Financial Statements.

Indemnifications

In conjunction with certain transactions, the Company has agreed to indemnify the other parties with respect to certain liabilities related to the operation of the business. The scope and duration of such indemnity obligations vary from transaction to transaction. Where appropriate, an obligation for such indemnifications is recorded as a liability. Generally, a maximum obligation cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, historically the Company has not made significant payments for these indemnifications. The Company believes the estimated fair value of these agreements is minimal. Any indemnification agreements are grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. The Company has no liabilities recorded for these agreements as of December 31, 2003.

Other Contingencies

Various claims have been or may be asserted against the Company in the ordinary course of business. In certain instances, the amounts claimed or alleged may be significant. While it is possible that the Company’s results of operations and/or liquidity could be materially affected by these contingent liabilities, based upon information currently available, management believes that resolution of any of the following outstanding claims will not have a material adverse impact on the financial position of the Company.

Licensing Agreements/Customer Claims

Subsequent to December 31, 2003, the Company has received unrelated communications from three parties relative to licensing, royalty and product performance issues. One party has requested additional information to determine whether the Company may owe additional royalties on products sold under a patent license agreement; the Company believes it has made all required royalty payments under its patent license agreement with this entity. Another party has alleged that certain products sold by the Company used component materials patented by that third party. A customer has alleged that the Company supplied defective products that were subsequently incorporated into the customer’s end user products that were recalled. The Company is in the process of investigating and gathering additional information in order to respond to these inquiries. While the Company cannot estimate the amount of a loss, if any, associated with the resolution of these allegations, the Company disputes all of these allegations and intends to vigorously pursue all defenses available to the Company.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

Environmental Matters

The Company has received correspondence addressed to Source Scientific, Inc. originating from the U.S. Environmental Protection Agency (“EPA”). In 1997, the Company acquired certain assets and liabilities of Source Scientific, Inc. The correspondence identifies Source Scientific, Inc. as having a potential liability for waste disposal by a purported predecessor entity. The Company has not yet determined if it actually has liability for this matter, however should the Company and the EPA agree on resolution of this matter, it is estimated that such costs could range from a minimal amount up to $42,000.

(11)    Stockholders’ Equity

Preferred Stock

In 1996, the Company authorized the issuance of 1,000,000 shares of preferred stock having a par value of $0.01. None of theses shares have been issued to date.

Shareholders Purchase Rights Plan

On March 3, 2003, the Company’s Board of Directors adopted a shareholder purchase rights plan (“the Rights Plan”) and declared a distribution of one Right for each outstanding share of the Company’s Common Stock to shareholders of record at the close of business on March 21, 2003. Initially, the Rights will trade automatically with the Common Stock and separate Right Certificates will not be issued. The Rights Plan is designed to deter coercive or unfair takeover tactics and to ensure that all of the Company’s shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Company. The Rights Plan was not adopted in response to any effort to acquire the Company, and the Board is not aware of any such effort. The Rights will expire on February 27, 2013 unless earlier redeemed or exchanged. Each Right entitles the registered holder, subject to the terms of a Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock at a purchase price of $45.00 per one one-thousandth of a share, subject to adjustment. In general, the Rights will not be exercisable until a subsequent distribution date which will only occur if a person or group acquires beneficial ownership of 15% or more of the Company’s Common Stock or announces a tender or exchange offer that would result in such person or group owning 15% or more of the Common Stock. With respect to any person or group who currently beneficially owns 15% or more of the Company’s Common Stock, the Rights will not become exercisable unless and until such person or group acquires beneficial ownership of additional shares of Common Stock.

Subject to certain limited exceptions, if a person or group acquires beneficial ownership of 15% or more of the Company’s outstanding Common Stock or if a current 15% beneficial owner acquires additional shares of Common Stock, each holder of a Right (other than the 15% holder whose Rights become void once such holder reaches the 15% threshold) will thereafter have a right to purchase, upon payment of the purchase price of the Right, that number of shares of the Company’s Common Stock which at the time of such transaction will have a market value equal to two times the purchase price of the Right In the event that, at any time after a person or group acquires 15% or more of the Company’s Common Stock, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to purchase, upon payment of the purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of the Right.

The Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). At any time prior to the time any person or group acquires 15% or more of the

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

Company’s Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

Employee Stock Purchase Plan

In July 1999, the Company’s Board of Directors and shareholders approved the 1999 Employee Stock Purchase Plan. The Company adopted this plan, which allows eligible employees to purchase shares of the Company’s stock at 85% of market value as determined at the beginning and the end of the offering period. A total of 250,000 shares have been reserved for this plan. As of December 31, 2003, 45,601 shares had been issued under this plan.

Options and Warrants

In 1987, the Company’s Board of Directors adopted the 1987 Non-Qualified Stock Option Plan. The purpose of the 1987 Non-Qualified Stock Option Plan was to provide an opportunity for employees, officers, directors and consultants employed by or affiliated with the Company or any of its subsidiaries to acquire stock in the Company, to provide increased incentives to such persons to promote the success of the Company’s business and to encourage such persons to become affiliated with the Company through the granting of options to acquire its capital stock. A total of 897,600 shares of common stock had been reserved for issuance under the 1987 Non-Qualified Stock Option Plan. The 1987 Non-Qualified Stock Option Plan terminated on December 16, 1997. As of December 31, 2003, a total of 2,250 options granted remained outstanding under the 1987 Non-Qualified Stock Option Plan.

In 1994, the Company’s Board of Directors and shareholders approved the adoption of the Employee Stock Option Plan (referred to herein as the “Employee Stock Option Plan”). The purpose of the Employee Stock Option Plan is to provide increased incentives to employees of the Company to remain affiliated with the Company, to promote the success of the Company’s business and to associate more closely the interests of such persons with those of the Company through the granting of options to acquire the capital stock of the Company. Under the Employee Stock Option Plan, as amended in July 1999, an aggregate of 2,000,000 shares of common stock have been authorized for issuance upon exercise of non-qualified and incentive stock options granted under the Plan. Options may be granted to those employees of the Company who are employed a minimum of 20 hours per week.

In 1999, the Board of Directors and shareholders approved the adoption of the 1999 Non-Qualified Stock Option Plan which authorizes the issuance of up to 500,000 shares of common stock upon exercise of non-qualified stock options. The purpose of the 1999 Non-Qualified Stock Option Plan is to attract and retain employees, directors, advisors and consultants and provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Options under the 1999 Non-Qualified Stock Option Plan may be granted to employees, directors, advisers and consultants of the Company, capable of contributing significantly to the successful performance of the Company.

The Employee Stock Option Plan and the 1999 Non-Qualified Stock Option Plan are administered by a committee of the Board of Directors. The exercise price of options granted under these plans generally equals the fair market value of the stock at grant date. Generally, options become exercisable at the rate of 25% at the end of each of the four years following the anniversary of the grant. Options expire ten years from the date of grant, or 30 days from the date the grantee’s affiliation with the Company terminates.

At December 31, 2003, 1,764,163 shares were reserved for incentive stock options under the Employee Stock Option Plan, of which 967,788 are available for future grants; this plan terminates on June 29, 2004. At

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

December 31, 2003, there were 487,250 shares reserved under both the 1987 Non-Qualified Stock Option Plan, which terminated in 1997, and the 1999 Non-Qualified Stock Option Plan of which 44,800 are available for future grants.

In November 1999, the Company sold 29,155 equity units to MDBio, Inc. a Maryland not-for-profit corporation. Each equity unit consisted of one share of common stock and a warrant to purchase one share of common stock with an exercise price of $10.00 per share. The common stock was issued during 2003. MDBio paid the Company $175,000 for the equity units in 1999. The associated shares were issued to MDBio in 2003, however, the related warrants expired unexercised at the close of business September 30, 2003.

On September 30, 1998 the Company acquired the remaining outstanding common stock (approximately 81%) of BioSeq, Inc., a development stage company with patent pending technology based on pressure cycling technology for $879,000 in cash (net of cash acquired of $121,000). In connection with the Company’s acquisition of BioSeq, Inc., the Company issued warrants to purchase 100,000 shares of the Company’s common stock at a purchase exercise price of $2.50 per share (subject to annual increases). None of these warrants remain outstanding as of December 31, 2003.

On August 25, 2000, the Company entered into Securities Purchase Agreements providing for the issuance of $3,250,000 (face value) 3% Senior Subordinated Convertible Debentures due August 25, 2003. As of December 31, 2003, none of the 3% Senior Subordinated Convertible Debentures were outstanding. In connection with this transaction, the Company issued warrants, to purchase up to 135,556 shares of the Company’s common stock at an exercise price of $3.60 per share. As of December 31, 2003, warrants to purchase 135,556 shares of common stock remained outstanding. These warrants expire in August 2005.

The average fair value of options granted during 2003 is estimated as $1.81.

The Company has reserved shares of its authorized but unissued common stock for the following:

	Stock Options		Warrants
	Shares	Weighted Average price per share	Shares	Weighted Average price per share	Shares	Exercisable
Balance outstanding, 12/13/2002:	1,395,687	$3.01	231,901	$4.40	1,627,588	789,623
Granted	91,700	2.73	—	—	91,700
Exercised	—	—	—	—	—
Cancelled	(241,562)	3.25	(96,345)	5.58	(337,907)

Balance outstanding, 12/31/2003:	1,245,825	$2.94	135,556	$3.60	1,381,381	844,970

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

The following table summarizes information concerning options outstanding and exercisable as of December 31, 2003:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Weighted Average Remaining Life	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$ - – $2.50	7.0	239,450	$2.50	154,225	$2.50
2.51 – 3.00	8.6	478,100	2.68	195,513	2.67
3.01 – 3.50	6.1	424,875	3.18	266,001	3.22
3.51 – 4.00	6.1	22,400	4.00	17,300	4.00
4.01 – 4.50	5.6	81,000	4.31	76,375	4.30

0.00 – 4.50	7.2	1,245,825	2.94	709,414	3.05

The total number of options exercisable as of December 31, 2003 was 709,414. The weighted average exercise prices of options exercisable as of December 31, 2003 was $3.05.

(12)    Related Party Transaction

As of December 31, 2001, the Company had entered into a one year loan of $525,000 to Richard T. Schumacher, the Company’s former Chairman and Chief Executive Officer and a current Director of the Company, renewable at the Company’s option, and collateralized by 90,000 of Mr. Schumacher’s shares of Boston Biomedica common stock. This loan constituted an increase from the $350,000 that had been loaned as of September 30, 2001. Interest on the loan was payable at the annual rate of 7%, of which $8,216 was remitted to the Company in the spring of 2003; in February 2004, the Company’s Board of Directors determined this payment constituted the full amount owed and that the Company and Mr. Schumacher no longer have any further dispute over this obligation. In January 2002, the principal of the loan was repaid in full with a portion of the proceeds of the loans described in the next sentence. The Company’s loan was replaced by the Company’s limited guaranty and pledge of a $1,000,000 interest bearing deposit at a financial institution to secure the Company’s limited guaranty of loans in the aggregate amount of $2,418,000 from the financial institution to an entity controlled by Mr. Schumacher. The loans are personally guaranteed by Mr. Schumacher. The Company’s pledge is secured by a junior subordinated interest in the collateral provided by Mr. Schumacher to the financial institution. Such collateral originally included certain of his real property and all of his Company common stock. The Company’s original loan and subsequent pledge of $1,000,000 were made to assist Mr. Schumacher in refinancing indebtedness related to, among other things, his divorce settlement and to enable him to avoid the need to sell his Company common stock on the open market to satisfy his debts. The Company’s Board of Directors and, with respect to the decision to pledge the $1,000,000 cash collateral, a special committee of the independent directors, evaluated a number of options and concluded that the original loan to Mr. Schumacher and the subsequent pledge were the best option and in the best interests of the Company’s stockholders in the belief that it would, among other things, avoid selling pressure on the Company’s common stock and relieve the financial pressures on Mr. Schumacher that could otherwise divert his attention from the Company.

In January 2003, the $1,000,000 held in an interest bearing deposit account pledged to a financial institution to secure the Company’s limited guaranty of loans in the aggregate amount of $2,418,000 from the financial institution to an entity controlled by Mr. Richard T. Schumacher, the Company’s former Chairman and Chief Executive Officer and a current Director of the Company, was used to satisfy the Company’s limited guaranty obligation to the financial institution. The Company has no further obligations to the financial institution and has

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

a loan receivable in the amount for $1,000,000 from Mr. Schumacher. The Company continues to maintain its junior interest in collateral pledged by Mr. Schumacher to the financial institution. As of December 31, 2003, the remaining collateral includes certain of Mr. Schumacher’s Company common stock. The Company reflected the $1,000,000 pledge as restricted cash on its balance sheet as of December 31, 2002 until the cash was used to satisfy the Company’s limited guaranty in January 2003 and since then has reflected a $1,000,000 loan receivable on its balance sheet in stockholders’ equity.

As of December 31, 2003, the Company evaluated the recoverability of the $1,000,000 loan receivable from its former Chairman and Chief Executive Officer. The Company’s review includes an evaluation of the remaining collateral associated with the loan. The Company maintains a junior interest in this collateral. The remaining collateral consists of common stock of the Company. When considering the adequacy of the collateral, the Company considers the balance of a loan outstanding ($500,000 as of December 31, 2003) between an entity controlled by its former Chairman and Chief Executive Officer with a financial institution and the fact that the Company has a junior position in regards to the remaining collateral associated with that loan, as well as the liquidity and net realizable value of the remaining assets underlying the collateral.

The ultimate value that may be recovered by the Company is dependant on numerous factors including market conditions relative to the value of and ability to sell the Company’s common stock, and the financial status of its former Chairman and Chief Executive Officer. At December 31, 2003, the Company performed a test for impairment of the loan receivable by analyzing the value of the collateral, and determined that the loan receivable was not impaired. While the loan receivable was not impaired as of December 31, 2003, the termination of the Company’s Chairman and Chief Executive Officer by the Board of Directors in February 2003, together with the fluctuations in the quoted market value of the Company’s common stock, which comprises the remaining collateral, are indicators of impairment. Based on the Company’s assessment as of and through February 2004, the Company estimates that the value of the collateral approximates the amount of the Company’s recorded loan. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by management, a write-down of this asset might be required.

(13)    Subsequent Events

On February 5, 2004, the Company entered into a three year, $2,500,000 line of credit agreement with a private lender. The line of credit bears interest at the base rate plus 3%, carries commercially standard unused line and collateral management fees (payable monthly), and is collateralized by trade accounts receivable and inventory of the Company. Borrowings under the line are limited to commercially standard terms and percentages of accounts receivable at present. The line of credit contains a covenant regarding a minimum debt service coverage ratio, and provides certain restrictions on the payments of dividends and incurring additional debt.

On February 9, 2004, the Company announced it has extended until December 31, 2004 the Executive Consultant Agreement it has with Mr. Schumacher. Under the terms of the Agreement, Mr. Schumacher will continue in an advisory role directing the Company’s Pressure Cycling Technology (PCT) and BBI Source Scientific activities, and the Company’s interest in Panacos Pharmaceuticals, Inc. PCT is the Company’s novel and patent protected technology that uses cycles of hydrostatic pressure to control biomolecular interactions; BBI Source Scientific, Inc. is the Company’s laboratory instrument subsidiary, which developed and manufactures the PCT Barocycler instrument; and Panacos is a privately-held, anti-viral drug discovery company spun off from BBI in 2000. In addition to these responsibilities, Mr. Schumacher will also take the lead role in working with William Blair & Co. the Chicago, Illinois based investment banking firm retained by the Company in October 2002.

On March 1, 2004, the Company entered into an eleven year lease agreement with an existing landlord for approximately 65,160 sq ft of new repository space located in Frederick, MD; this lease is scheduled to take

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

effect in two stages, August 1, 2004 and August 1, 2005. Assuming occupancy of the new facility by the Company on August 1, 2004, the landlord has agreed to terminate in full the Company’s remaining obligations pursuant to an existing facility lease which was scheduled to terminate in November 2006. Incremental minimum lease payments pursuant to the new lease (which are net of savings associated with the concurrent termination of the existing lease) would amount to $55,900 in year 2004, $885,000 in years 2005-2006, $1,755,000 in years 2007-2008, and $6,563,000 thereafter. This lease is subject to cancellation at the sole option of the Company on or before April 30, 2004 without penalty.

On March 4, 2004, the Company entered into a lease termination agreement with an existing landlord relative to a facility previously occupied by BBI Clinical Laboratories, Inc., a discontinued operation of the Company and formerly a wholly-owned subsidiary of the Company. The agreement calls for a series of reduced payments over the next nine months in return for the Company vacating the facility on or before May 31, 2004.

(14)    Selected Quarterly Financial Data (Unaudited) (Amounts in thousands, except for per share data)

2003	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Total revenue	$5,643	$6,023	$5,829	$5,801
Gross profit	2,186	2,146	2,022	2,077

Loss from continuing operations	(254)	(225)	(356)	(454)

Net loss	$(254)	$(225)	$(356)	$(454)

Net loss per share, basic & diluted	$(0.04)	$(0.03)	$(0.05)	$(0.07)

(15)    Additional Subsequent Events (December 27, 2004)

A.    Assets and Liabilities Transferred Under Contractual Arrangements

In June 2004, the Company completed the sale of substantially all of the assets as well as selected liabilities of BBI Source Scientific, Inc. (the Company’s laboratory instrumentation division) to Source Scientific, LLC, an entity owned 35% by Mr. Richard W. Henson, 35% by Mr. Bruce A. Sargeant, and 30% by the Company (the “Source Scientific Agreement”). Under the Source Scientific Agreement, the Company received notes receivable in the aggregate amount of $900,000 (the “Notes”), plus accrued interest, payable at the end of three years. The Source Scientific Agreement provides for discounts on the Notes in the event of an early payoff. As part of the Source Scientific Agreement, Source Scientific, LLC will provide engineering, manufacturing, and other related services for the Company’s pressure cycling technology (“PCT”) products until September 30, 2005. The Source Scientific Agreement also offers Mr. Henson and Mr. Sargeant the opportunity to purchase the Company’s 30% ownership interest in Source Scientific, LLC until May 31, 2007 at an escalating premium (10-50%) over the Company’s initial ownership value, provided that they have first paid off the Notes in their entirety. Although the Company expects the promissory notes to be paid in full by Mr. Henson and Mr. Sargeant, the repayment of the promissory notes may be viewed as being dependent on the future successful operations of the business of Source Scientific, LLC. In addition, despite the Company’s intent to exit the laboratory instrumentation business, the Company may be viewed as having a continuing involvement in the business of Source Scientific, LLC due to the fact that the Company has the right to designate one or potentially three members of the Board of Managers and the Company had guaranteed the facility lease payments until January 31, 2005. Because of these factors, even though the transaction is treated as a divestiture for legal purposes, the Company will not recognize the transaction as a divestiture for accounting purposes in accordance with SEC SAB Topic 5E, Accounting for Divestiture of a Subsidiary or Other Business Operation. In accordance with SAB Topic 5E, the Company will record the assets and liabilities associated with the Source Scientific, LLC operation on the consolidated balance

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

sheet under the captions “Assets transferred under contractual arrangements” and “Liabilities transferred under contractual arrangements” and will record a charge to income under the caption “Other operating credits and charges, net” in the consolidated statement of operations equal to the amount of the loss attributable to the business of Source Scientific for the respective periods presented. In accordance with SAB Topic 5E, the Company will continue this accounting treatment until circumstances have changed or until the net assets of the Source Scientific, LLC business have been written down to zero (or a net liability is recognized in accordance with GAAP).

B.    BBI Diagnostics and BBI Biotech Segments

On September 14, 2004, the Company completed the sale of substantially all of the assets and selected liabilities of its BBI Diagnostics and BBI Biotech divisions, previously classified as assets and liabilities held for sale as of June 30, 2004, to SeraCare pursuant to the Asset Purchase Agreement, for a purchase price of $30 million in cash of which $27.5 million was paid at the closing and the remaining $2.5 million was deposited in escrow pursuant to an escrow agreement expiring in March 2006. The purchase price is subject to increase or decrease on a dollar-for-dollar basis if the net asset value (as defined in the Asset Purchase Agreement) of the assets sold as of the closing date is greater or less than $8.5 million. The transaction was approved by the Company’s stockholders at a special meeting of stockholders held on September 14, 2004. In connection with the transactions contemplated by the Asset Purchase Agreement, at the stockholders meeting held on September 14, 2004, the Company’s stockholders also approved an amendment to the Company’s Restated Articles of Organization to change the Company’s name to Pressure BioSciences, Inc. The Articles of Amendment to change the Company’s name to Pressure BioSciences, Inc. became effective on September 14, 2004.

The assets sold included all accounts and notes receivable, contract rights, owned and leased real property, fixtures and equipment, inventory, intellectual property and books and records that relate to the BBI Diagnostics and BBI Biotech business units (such business units are collectively referred to herein as the “BBI Core Businesses”). The assets sold also included the owned real property located at 375 West Street, West Bridgewater, MA. The Company retained all of its assets not relating to the BBI Core Businesses, including: all assets relating to the Company’s pressure cycling technology activities; intercompany receivables and payables; a $1.0 million loan receivable plus accrued interest from Richard T. Schumacher, the Company’s Chief Executive Officer and a director; its passive stock ownership interest in Panacos Pharmaceuticals, Inc.; its 30% ownership interest in Source Scientific, LLC, a newly formed limited liability company which recently purchased substantially all of the assets of BBI’s Source Scientific business unit; promissory notes in the aggregate principal amount of $900,000 from the principals of Source Scientific, LLC; and all of its cash and cash equivalents.

Following the closing of the sale to SeraCare, the Company’s operations consist primarily of its PCT operations. Pursuant to a transition services agreement entered into between SeraCare and the Company at the closing, SeraCare has agreed to provide the Company with access to specified office space at the Company’s former facilities located in West Bridgewater, MA and Gaithersburg, MD and the use of certain laboratory equipment in Gaithersburg, MD, for a period of one year following the closing. The Company also has limited access to the services of certain of SeraCare’s employees for a period of one year following the closing.

The Company has recorded a gain of $15,868,025 net of estimated taxes of $3,925,200 in the third quarter of 2004. This gain is subject to post closing adjustments, including any adjustments resulting from an increase or decrease of the net asset value of the assets sold to SeraCare. The Company expects to utilize approximately $3,800,000 of prior period net operating loss carryforwards, previously reserved for by the Company, to partially offset the tax effect of this gain.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2003

On November 14, 2004, in accordance with the terms of the Asset Purchase Agreement between the Company, BBI Biotech Research Laboratories, Inc. and SeraCare, SeraCare delivered the closing balance sheet, which reflected a deficiency of approximately $3.1 million when compared to the target net asset value of $8.5 million. Based on the Company’s calculation, the closing net asset value was estimated to be approximately $8.6 million. Accordingly, the Company objected to certain calculations contained in the closing balance sheet, including, without limitation, SeraCare’s calculation of accounts receivable and inventory. The Company does not believe that the closing balance sheet was prepared by SeraCare in accordance within the terms of the Asset Purchase Agreement. The Company is in the process of re-asserting and supporting its position as to the value and quality of the assets transferred. To the extent the Company is not successful in defending its position on the $3.1M deficiency shown by SeraCare, any amount of such deficiency paid to SeraCare will have an unfavorable impact on earnings reported and will reduce the $2.5M escrow balance and may otherwise have a material adverse effect on the Company.

On November 22, 2004, SeraCare and the Company entered into an agreement pursuant to which the Company and SeraCare agreed that (i) all disputes other than disputes relating to accounts receivable will be determined in accordance with the dispute resolution provisions contained in the Asset Purchase Agreement, (ii) disputes regarding accounts receivable will be resolved by permitting SeraCare to recover the amount of the receivable for identified accounts receivable that have not been collected within 90 days of the invoice date for domestic receivables and 180 days of the invoice date for international receivables, (iii) any adjustment amount determined to be due to SeraCare for accounts receivable or other matters will first be paid out of the $2.5 million of the purchase price being held in escrow and any amounts in excess of the escrowed amount shall be paid by the Company directly, and (iv) the Company will be entitled to directly attempt to collect any receivables for which SeraCare receives credit for under the escrow or from the Company directly.

C.    Tender Offer

On December 27, 2004, the Company commenced an issuer tender offer to purchase up to 5,500,000 shares of its common stock at a price of $3.50 per share. The Company expects to use up to $19.25 million of the after-tax net proceeds from the Asset Sale to purchase shares of its common stock tendered in the tender offer. The Company’s objective continues to be to provide its stockholders with the opportunity to obtain liquidity for their shares of common stock at a fair price, while at the same time will permit the Company to maintain sufficient cash to run the Company’s pressure cycling technology business through March 2006. The Company believes that the approximately $2.35 million in cash remaining at the completion of the tender offer will be sufficient to fund its pressure cycling technology operations through March 2006.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Pressure Biosciences, Inc. and Subsidiaries

(formerly Boston Biomedica, Inc. and Subsidiaries)

We have audited the accompanying consolidated balance sheet of Boston Biomedica, Inc. and Subsidiaries (the “Company”), as of December 31, 2002 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Boston Biomedica, Inc. and Subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEINBERG & COMPANY, P.A.

Boca Raton, Florida

December 10, 2004 (Except for Note 13 (D) and (E)

as to which the date is December 27, 2004)

Boston Biomedica, Inc. and Subsidiaries

Consolidated Balance Sheet

For the Year Ended December 31, 2002

December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$975,649
Accounts receivable, less allowance of $117,671	3,701,105
Inventories	7,094,053
Prepaid expenses and other current assets	303,396
Restricted cash (Note 12)	1,000,000

Total current assets	13,074,203

Property and equipment, net	5,826,817

Other Assets:
Goodwill and other intangible assets, net	798,542
Other long-term assets	143,807

Total other assets	942,349

Total Assets	$19,843,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,970,517
Accrued employee compensation	898,449
Other accrued expenses	506,823
Net liabilities from discontinued operations (Note 2)	302,436
Current maturities of long term debt	79,875
Deferred revenue and other current liabilities	118,609

Total current liabilities	3,876,709
Long-Term Liabilities:
Long term debt, less current maturities	2,337,874
Net liabilities from discontinued operations (Note 2)	408,005
Other liabilities	593,735

Total liabilities	$7,126,323

Commitments and Contingencies (Note 10)

Stockholders’ Equity:
Common stock, $.01 par value; 20,000,000 shares authorized, 6,786,335 issued and outstanding	67,863
Additional paid-in capital	21,811,262
Accumulated deficit	(9,252,079)

Total stockholders’ equity	12,627,046

Total Liabilities & Stockholders’ Equity	$19,843,369

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2002

Year Ended December 31, 2002
Revenue:
Products	$12,696,830
Services	10,067,807

Total revenue	22,764,637

Costs and Expenses:
Cost of products	6,535,429
Cost of services	7,727,137
Research and development	2,611,060
Selling and marketing	—
General and administrative	4,108,734

Total operating costs and expenses	24,268,543

Operating loss from continuing operations	(1,503,906)
Interest income	41,809
Interest expense	(247,971)

Loss from continuing operations before income taxes	(1,710,068)
Provisions for income taxes	(2,936)

Loss from continuing operations	$(1,713,004)
Discontinued operations (Note 2):
Income from discontinued operations of Clinical Laboratory segment (less income taxes of $0)	225,000

Net loss	$(1,488,004)

Loss from continuing operations per share, basic & diluted	$(0.25)

Income per share from discontinued operations, basic & diluted	$0.03

Net loss per share, basic & diluted	$(0.22)

Number of shares used to calculate net income (loss) per share, basic and diluted	6,660,662

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholders’ Equity

For the Year Ended December 31, 2002

	Common Stock		Additional Paid-in Capital	Prepaid Common Stock Subscription	Loan to former CEO & Director	Accumulated Deficit	Total Stockholders’ Equity
	Shares	$.01 Par Value
Balance, December 31, 2001	6,132,718	$61,327	$20,170,492	$1,497,568	$(525,000)	$(7,764,075)	$13,440,312
Common stock issued in connection with Employee Stock Purchase Plan	9,749	98	25,343	—	—	—	25,441
Issuance of Common Stock, net	600,000	6,000	1,491,568	(1,497,568)	—	—	—
Stock option and other warrants exercised	43,868	438	123,859	—	525,000	—	124,297
Repayment of Loan to Officer/Director	—	—	—	—	—	—	525,000
Net Loss	—	—	—	—	—	(1,488,004)	(1,488,004)

Balance, December 31, 2002	6,786,335	$67,863	$21,811,262	$—	$—	$(9,252,079)	$12,627,046

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2002

December 31, 2002
Cash Flows From Operating Activities:
Net loss	$(1,488,004)
Less income from discontinued operations	225,000

Loss from continuing operations	(1,713,004)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,302,106
Changes in operating assets and liabilities:
Accounts receivable	380,354
Inventories	(330,908)
Prepaid expenses and other current assets	(127,121)
Other long-term assets	3,119
Accounts payable	303,746
Accrued employee compensation	(8,977)
Other accrued expenses	(100,181)
Deferred revenue	66,211
Deferred rent and other liabilities	24,828

Net cash provided by operating activities	(199,827)

Cash Flows From Investing Activities:
Payments for additions to property and equipment	(624,581)
Proceeds from sale of property and equipment	85,651

Net cash used in investing activities	(538,930)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	148,738
Proceeds from officer/director loan repayment	525,000
Pledge of restricted cash as security for loan from bank to officer/director	(1,000,000)
Repayments of long-term debt	(67,140)

Net cash used in financing activities	(392,402)

Decrease In Cash And Cash Equivalents	(1,131,159)
Change in cash and cash equivalents used in discontinued operations	(751,108)
Cash and cash equivalents, beginning of year	2,857,916

Cash and cash equivalents, end of year	$975,649

Supplemental Information:
Income taxes paid	$1,112

Interest paid	$244,407
Non-Cash Activities:

Issuance of 600,000 shares associated with prepaid stock subscription	$1,497,568

The accompanying notes are an integral part of these consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2002

(1)    Business and Significant Accounting Policies

Boston Biomedica, Inc. (“BBI”) and Subsidiaries (together, the “Company”) provide infectious disease diagnostic products, laboratory instrumentation, contract research and specialty infectious disease testing services to the in-vitro diagnostic industry, government agencies, blood banks, hospitals and other health care providers worldwide as of December 31, 2002. The Company also invests in new technologies related to infectious diseases. The Company is subject to risks common to companies in the biotechnology, medical device and diagnostic industries, including but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with governmental regulations.

As of December 31, 2002, the Company had approximately $9,200,000 in working capital. At December 31, 2002, the Company had cash and cash equivalents of $975,649, excluding restricted cash of $1,000,000, compared to cash of $2,857,916 at December 31, 2001. In January 2003, the $1,000,000 of restricted cash pledged to a financial institution to secure the Company’s limited guarantee of a loan from the financial institution to an entity controlled by Richard T. Schumacher, the Company’s former Chairman and Chief Executive Officer, was used to satisfy the Company’s guaranty obligation to the financial institution as discussed further below. The Company has experienced operating losses from continuing operations of approximately $1,504,000 and has experienced negative cash flows from operations of approximately $200,000 for the year ended December 2002. In addition, it is anticipated there may be additional working capital requirements in connection with PCT BarocyclerTM sales and marketing activities. Management has met its recent historical cash flow needs by managing its working capital and utilizing proceeds from the February 2001 sale of one of its business segments. It plans to manage its future liquidity needs through cost reductions and additional selling initiatives.

The Company failed to meet its debt service coverage covenant for the year ended December 31, 2002, but the financial institution has waived this default and the Company’s other defaults relating to reports and other matters.

Based on current forecasts, management believes that the Company has sufficient liquidity to finance operations for the next twelve months. Management’s forecasts involve assumptions that could prove to be incorrect. If the Company continues to incur operating losses or negative cash flows, it may need to raise additional funds. There can be no assurance that these funds will be available when required on terms acceptable to the Company, if at all. If adequate funds are not available when needed, the Company may be required to further reduce its fixed costs and delay, scale back, or eliminate certain of its activities, any of which could have a material adverse long term effect on its business, financial condition and results of operations. The Company is considering various sources of additional financing, including but not limited to, sale of business segments, strategic alliances and private placements of debt or equity securities (see Note 13).

Significant accounting policies followed in the preparation of these consolidated financial statements are as follows:

(i)    Principles of Consolidation

The consolidated financial statements include the accounts of BBI and its wholly-owned subsidiaries, BBI Biotech Research Laboratories, Inc. (“BBI Biotech”), BBI Source Scientific, Inc. (“BBI Source”), and BBI BioSeq, Inc. (“BBI BioSeq”). BBI consists primarily of the Diagnostic Products segment as well as the executive corporate office. In January 2000, the Company incorporated Panacos Pharmaceuticals, Inc., (“Panacos”). All of the Company’s technology related to its drug discovery and vaccine programs, consisting of primarily patents

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

and related sponsored agreements, were transferred to Panacos effective January 2000. Panacos was accounted for as a consolidated subsidiary of the Company during the period January 1, 2000 to November 14, 2000, subsequent to which Panacos obtained independent third party funding and the Company ceased consolidation of Panacos as a wholly-owned subsidiary. As of November 14, 2000 the Company’s investment in Panacos was zero and the Company is no longer required to fund Panacos’s operations. Therefore no further losses of Panacos will be recorded by the Company. As of February 2002, the Company holds a 16% interest in non-voting preferred shares of Panacos. All significant intercompany accounts and transactions have been eliminated in the consolidation.

In February 2001, the Company sold the business and certain assets and liabilities of BBI Clinical Laboratories, Inc. (“BBICL”) to a third party in conjunction with its decision to exit the clinical laboratory business segment. In accordance with the provisions of APB No. 30, concerning the reporting the effects of disposal of a segment of a business, the Company classified the results of BBICL as discontinued operations in the accompanying statements of operations.

(ii)    Use of Estimates

To prepare the financial statements in conformity with generally accepted accounting principles, management is required to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In addition, significant estimates were made in determining the gain on the disposition of the Company’s discontinued operations including post-closing adjustments, in estimating future cash flows to quantify impairment of assets, in determining the ultimate cost of abandoning a lease (associated with discontinued operations) at a facility no longer being utilized, in estimates regarding the collectability of accounts receivable, realizability of loans made to employees including sufficiency of collateral, deferred tax assets, the net realizable value of its inventory, as well as an estimate for remaining liabilities associated with discontinued operations. On an on-going basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from the estimates and assumptions used by management.

(iii)    Revenue Recognition

We recognize revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (“SAB 101”) as updated by Codification of Staff Accounting Bulletins (“SAB 103”). Revenue is recognized when realized or earned when all the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred and risk of loss has passed; the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

Product revenue is generally recognized upon shipment of the products. The Company will occasionally recognize revenue on a bill and hold basis after completion of manufacture for specific orders at the request of the customer. Bill and hold sales transactions are entered into after consideration of customer needs and capabilities relating to freezer capability to store biological substances at required temperatures. All bill and hold transactions meet specified revenue recognition criteria that include:

•	The risk of ownership has passed to the customer;

•	The customer has a fixed commitment to purchase the goods;

•	The customer, not the Company, has requested the transaction to be on a bill and hold basis;

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

•	There is a fixed schedule for delivery of the goods;

•	We do not retain any specific performance obligations such that the earnings process is not complete;

•	The ordered goods are segregated from our inventory and not subject to being used to fill other orders; and

•	The goods must be complete and ready for shipment

The Company also considers the following prior to recognizing revenue:

•	The transaction is subject to normal billing and credit terms for the specific customer;

•	The Company’s past experience with the pattern of bill and hold transactions;

•	Whether the customer has the expected risk of loss in the event of a decline in the market value of the goods;

•	Whether our custodial risks are insurable and insured;

•	Whether APB 21, pertaining to the need to discounting the related receivables, is applicable; and

•	Whether extended procedures are necessary in order to assure that there are no exceptions to the customer’s commitment to accept and pay for the goods

Total revenue related to bill and hold transactions was approximately $380,000 for the year ended December 31, 2002.

Revenue from service contracts is earned as the related services are performed. Revenue arrangements where multiple products or services are sold together under one contract are evaluated to determine if each element represents a separate earnings process. In the event that an element of such multiple element arrangement does not represent a separate earnings process, revenue from this element is recognized over the term of the related contract. Services are recognized as revenue upon completion of tests for laboratory services. Revenue from service contracts and research and development contracts for the Company’s laboratory instrumentation business is recognized as the service and research and development activities are performed under the terms of the contracts.

Revenue under long-term contracts, generally lasting from one to five years, including funded research and development contracts, is recorded when costs to perform such research and development activities are incurred. Billings under long-term contracts are generally at cost plus a predetermined profit. Billings occur as costs associated with time and materials are incurred. Customers are obligated to pay for such services, when billed, and payments are non-refundable. On occasion certain customers make advance payments that are deferred until revenue recognition is appropriate. Total revenue related to long-term contracts was approximately $5,802,000 for the year ended December 31, 2002. Total contract costs associated with these agreements was approximately $5,610,000 for the year ended December 31, 2002. Included in the revenue recognized under long-term contracts are certain unbilled receivables representing additional indirect costs, which are allowed under the terms of the respective contracts. Unbilled receivables were less than $62,000.

During 2002 the combined revenues from all branches of the National Institutes of Health, a United States Government agency, accounted for approximately 31% of total consolidated revenues from continuing operations of the Company. Additional future revenues originating from various branches of the National Institutes of Health is subject to possible future changes in government funding levels.

(iv)    Cash and cash equivalents

The Company’s policy is to invest available cash in short-term, investment grade, interest bearing obligations, including money market funds, municipal notes, and bank and corporate debt instruments. Securities purchased

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

with initial maturities of three months or less are valued at cost plus accrued interest, which approximates fair market value, and classified as cash equivalents. At December 31, 2002, the Company had cash and cash equivalents of $975,649, excluding restricted cash of $1,000,000 pledged to a financial institution to secure the Company’s limited guarantee of a loan from the financial institution to an entity controlled by Richard T. Schumacher, the Company’s President and Chief Executive Officer. In January 2003, the $1,000,000 account was used to satisfy the Company’s limited guaranty obligation to the financial institution. The Company has now satisfied its obligation under the limited guaranty and pledge with the financial institution through the financial institution’s calling of the Company’s pledged cash (See Note 12).

(v)    Research and Development Costs

Research and development costs, which are comprised of costs incurred in performing research and development activities including wages and associated employee benefits, facilities and overhead costs, are expensed as incurred.

(vi)    Inventories

Inventory is valued at the lower of cost or market. Certain factors may impact the realizable value of our inventory including, but not limited to, technological changes, market demand, changes in product mix strategy, new product introductions and significant changes to our cost structure. In addition, estimates of reserves are made for obsolescence based on the current product mix on hand and its expected net realizability. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by management, additional inventory write-downs or increases in obsolescence reserves may be required. We treat lower of cost or market adjustments and inventory reserves as an adjustment to the cost basis of the underlying inventory. Accordingly, favorable changes in market conditions are not recorded to inventory in subsequent periods.

(vii)    Property and Equipment

Property and equipment are stated at cost. For financial reporting purposes, depreciation is recognized using the straight-line method, allocating the cost of the assets over their estimated useful lives ranging from five to ten years for certain manufacturing and laboratory equipment, from three to five years for management information systems and office equipment, three years for automobiles and thirty years for the building. Leasehold improvements are amortized over the shorter of the life of the improvement or the remaining life of the leases, which range from four to ten years. Upon retirement or sale, the cost and related accumulated depreciation of the asset are removed from the accounting records. Any resulting gain or loss is credited or charged to income. Depreciation on PCT demonstration units is allocated over the expected useful life of two years.

(viii)    Goodwill and Intangible Assets

The Company has classified as intangible assets, costs associated with the fair value of certain assets of the businesses acquired. Intangible assets such as patents, licenses, and intellectual property rights, are being amortized on a straight-line basis over four to sixteen years. Goodwill was amortized through December 31, 2001, using the straight-line method over periods ranging up to fifteen years; accumulated amortization was $510,500 as of December 31, 2001. In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The Company adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142, amortization of goodwill ceased and the Company assesses the realizability of these assets annually and whenever events or changes in circumstances indicate it may be impaired. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings associated with one or more

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

of the Company’s reporting units. The Company estimates the fair value of its reporting units by using forecasts of discounted cash flows. When impairment is indicated, any excess of carrying value over fair value is recorded as a loss. An impairment analysis of remaining goodwill performed during the year pursuant to the requirements of that accounting pronouncement concluded no impairment had occurred (see Note 5).

(ix)    Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and records the impairment as a reduction in the carrying value of the related asset and a charge to operating results. While the Company’s current and historical operating losses and cash flow are indicators of impairment, the Company completed an annual test for impairment at December 31, 2002 and determined that such long-lived assets were not impaired.

(x)    Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred taxes arise from temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided for net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Tax credits are recognized when realized using the flow through method of accounting. In the year ended December 31, 2000, the Company established a full valuation allowance for all of its deferred tax assets based on applicable accounting standards and in consideration of incurring three consecutive years of losses (see Note 9).

(xi)    Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company limits credit risk in cash equivalents by investing only in short-term, investment grade securities including money market funds restricted to such securities. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales (see Note 6). The Company does not require collateral from its customers. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

(xii)    Deferred Revenue

Deferred revenue consists of payments received from customers in advance of services performed.

(xiii)    Computation of Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average common shares outstanding plus additional common shares that would have been outstanding if dilutive potential common shares had been issued. For purposes of this calculation, stock options are considered common stock equivalents in periods in which they have a dilutive effect. Options and warrants that are antidilutive are excluded from the calculation.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

Potentially dilutive securities having a net effect of 164,002 common shares were not included in the computation of diluted loss per share because to do so would have been antidilutive for the year ended December 31, 2002. As of December 31, 2002 options outstanding having exercise prices greater than the fair market price of common shares totaled 181,000.

(xiv)    Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Disclosures required by this new standard are included in the notes to the consolidated financial statements under the caption “Segment Reporting and Related Information.”

(xv)    Fair Value of Financial Instruments

Due to their short maturities, the carrying amounts for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenue and other current liabilities approximate their fair value. Long-term debt are financial liabilities with carrying values that approximate fair value because their interest rates approximate current rates for similar loans.

(xvi)    Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), is effective for all business combinations initiated after June 30, 2001. The new standard requires companies to record business combinations using the purchase method of accounting. The Company has not done a business combination since the issuance of SFAS 141.

Amendment of FASB Statement No. 13, and Technical Corrections.” Adoption of the standard is generally required in 2003. Under the standard, gains and losses on early extinguishment of debt, will be reported as other nonoperating income or expense. The Company does not expect the adoption of this new standard to have a material impact on its financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which supersedes Emerging Issues Task Force Issue (EITF) 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” The standard affects the accounting for restructuring charges and related activities and generally will lengthen the timeframe for reporting of expenses relating to restructuring activities beyond the period in which a plan is initiated. The provisions of this statement are required to be adopted for exit or disposal activities that are initiated In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective in 2003. The Company does not expect the adoption of this new standard to have a material impact on its financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144 ), which establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions.

SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

(APB) Opinion No. 30. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Adoption of the standard did not materially affect the Company’s financial statements.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, after 2002. The provisions of EITF 94-3 will continue to apply with regard to the Company’s previously announced restructuring plans.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9.” This Statement had no impact on the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation–Transition and Disclosure–an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As provided for in SFAS No. 123, the Company has elected to apply APB No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock-based compensation plans. APB No. 25 does not require options to be expensed when granted with an exercise price equal to fair market value. The Company is complying with the disclosure requirements of SFAS No. 148 in this note under (xvi) Stock-Based Compensation.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (An interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”) (“FIN 45”). FIN 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The Interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, for annual periods that end after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.” The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity for which either: (a) the equity investors (if any) do not have a controlling financial interest; or (b) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The Company is required to apply FIN No. 46 to all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the Company is required to apply FIN No. 46 on July 1, 2003. The Company does not expect FIN No. 46 will have a material effect on its financial statements. The adoption of this pronouncement in year 2003 did not have a material impact on the results for that year.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

In November 2002, the EITF reached a final consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The provisions of EITF 00-21 are required to be adopted for revenue arrangements entered into by the Company after June 28, 2003, although early adoption is permitted. EITF 00-21 addresses arrangements with customers that have multiple deliverables such as equipment and installation and provides guidance as to when recognition of revenue for each deliverable is appropriate. The Company is evaluating the timing and impact of adoption of EITF 00-21.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Standard is effective for contracts entered into or modified after June 30, 2003. The application of SFAS No. 149 has not had a material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Standard is effective for financial instruments entered into or modified after May 31, 2003. The application of SFAS No. 150 has not had a material effect on the Company’s consolidated financial statements.

In March 2004, the U.S. Securities and Exchange Commission’s Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting Bulletin (“SAB”) No. 105, “Loan Commitments Accounted for as Derivative Instruments”. This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB 105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB 105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate. The Company has not yet completed its evaluation of SAB 105, but does not anticipate a material impact on its consolidated financial statements.

(xvii)    Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair value or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. At December 31, 2002, the Company has six stock-based compensation plans, which are described more fully in Note 11. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation cost has been recognized under SFAS 123 for the Company’s employee stock option plans.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

Had compensation cost for awards under those plans been determined based on the grant date fair values, consistent with the method required under SFAS 123, the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated:

2002
Net loss – as reported	$(1,488,004)
Add back: Stock-based compensation in net loss – as reported	—
Deduct: Stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1,017,123)

Net loss – pro forma	$(2,505,127)

Basic and Diluted net loss per share – as reported	$(0.22)

Basic and Diluted net loss per share – pro forma	$(0.38)

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2002.

2002
Risk-free interest rate	2.74%
Volatility factor	90.88%
Weighted average expected life	4.2
Expected dividend yield	—

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

(2)    Disposition of Assets and Subsequent Event

In December 2000, the Company made a decision to exit the clinical laboratory testing services segment and in February 2001, BBI Clinical Laboratories, Inc., a wholly-owned subsidiary of the Company, sold the business and certain assets and liabilities of its clinical laboratory business to a third party for an adjusted purchase price of $8,958,000. The escrow account was terminated in December 2001 by mutual agreement between the buyer

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

and the Company, resulting in approximately $358,000 being received by the Company from the escrow account. The Company has retained certain other assets and liabilities of BBICL, primarily property, plant and equipment, together with the facility lease subsequent to the closing date, which the Company attempted to sublease (see below). The Company has written down all of the retained assets not otherwise redistributed to other business units to their estimated net realizable value. In accordance with a transition services agreement, the Company operated the business until December 2001; substantially all costs associated with operating the business subsequent to the closing date were borne by the purchaser.

The Company estimate of remaining short and long term accrued liabilities to exit the clinical laboratory testing business is approximately $710,000 as of December 31, 2002. The major component of this accrual is estimated lease exit and facility related costs ($504,000), with the remainder for other miscellaneous costs associated with exiting this business segment. The Company recorded an after-tax gain of $4,334,000 in 2001, and an additional $225,000 in 2002; the gain may be subject to future adjustments as the Company completes the process of exiting this business and permanently closing the facility. The remaining closing costs include an estimate to dispose of any remaining assets and retire all existing liabilities including the facility lease. The Company utilized in 2001 certain prior period net operating loss carryforwards, previously reserved for by the Company, to partially offset the income tax effect of this gain.

A summary of the change in total short term and long term net liabilities from discontinued operations is as follows:

Total short term and long term net liabilities from discontinued operations, 12/31/01:	$1,686,547
Reduction in previously established reserves	(255,000)
State income taxes, net	(379,016)
Third-party audits	(154,314)
Facility Lease	(161,220)
Other expenses, net	(56,556)

Total short term and long term net liabilities from discontinued operations, 12/31/02:	$710,441

On March 4, 2004, the Company entered into a lease termination agreement with the landlord relative to the facility previously occupied by BBICL. The agreement provides for a series of reduced payments over a nine month period ending in late 2004 in return for the Company vacating the facility on or before May 31, 2004; the Company vacated the facility in the second quarter of 2004 and the final lease payment was made to the landlord in November 2004.

(3)    Inventories

The Company purchases human plasma and serum from various private and commercial blood banks. Upon receipt, such purchases generally undergo comprehensive testing, and associated costs are included in the value of raw materials. Most plasma is manufactured into Basematrix and other diagnostic components to customer specifications. Plasma and serum with the desired antibodies or antigens are sold or manufactured into Quality Control Panels, Accurun(R) External Run Controls, and reagents (“Finished Goods”). Panels and reagents are unique to specific donors and/or collection periods, and require substantial time to characterize and manufacture due to stringent technical specifications. Panels play an important role in diagnostic test kit development, licensure and quality control. Panels are manufactured in quantities sufficient to meet expected user demand,

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

which may exceed one year. Inventory also includes component parts used in the manufacture of laboratory instrumentation and commencing in 2002, PCT products. Inventory balance at December 31, 2002 consisted of the following:

2002
Raw materials	$3,170,988
Work-in-process	1,988,585
Finished goods	1,934,480

$7,094,053

(4)    Property and Equipment

Property and equipment at December 31, 2002 consisted of the following:

2002
Laboratory and manufacturing equipment	$3,399,055
Management information systems	3,594,295
Office equipment	929.328
Automobiles	166,761
PCT demonstration equipment	157,573
Leasehold improvements	2,881,090
Land, building and improvements (1)	2,687,661

13,815,763
Less accumulated depreciation	7,988,946

Net book value	$5,826,817

(1)	Includes the Company’s West Bridgewater, MA facility, which serves as collateral to an existing mortgage (See Note 7).

Depreciation expense for the year ended December 31, 2002 was approximately $1,246,000.

At December 31, 2002, BBI Source, BBI Biotech and BBI Diagnostics had approximately $300,000, $1,200,000 and $1,150,000 in fully depreciated assets still in use, respectively.

In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, the Company capitalized approximately $448,000 of internal labor and related costs, in 1999, in connection with its ERP System Implementation. These costs are included in the Management Information Systems line item and are being depreciated over the same life as the system, 5 years. Annual depreciation expense related to these capitalized costs was approximately $90,000 for the year ended December 31, 2002.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

(5)    Goodwill and Other Intangible Assets

Other intangible assets consist of specifically identified intangible assets. Goodwill is the excess of any purchase price over the estimated fair market value of net tangible assets acquired not allocated to specific intangible assets. Other intangible assets at December 31, 2002 consisted of the following:

2002
Patents, Licenses and Other Intangibles	$884,902
Less accumulated amortization	(313,444)

Subtotal – other intangible assets excluding goodwill	571,458

Goodwill	737,584
Less accumulated amortization	(510,500)

Subtotal – net goodwill	227,084

Total net goodwill and other intangible assets	$798,542

Included in intangible assets as of December 31, 2002 is $227,084 of goodwill associated with BBI Source Scientific, Inc. Amortization expense for the year ended December 31, 2002 was approximately $56,000. The net book value of the remaining other intangible assets excluding goodwill, as of December 31, 2002 is comprised of approximately $571,000 of acquired PCT patents which is being amortized to expense on a straight line basis at the rate of $48,635 per year over the remaining useful life. The estimated annual future amortization expense of other intangible assets excluding goodwill is as follows:

2003	$48,635
2004	$48,635
2005	$48,635
2006	$48,635
2007	$48,635

2008 and thereafter	$328,283

In 2002, the Company adopted SFAS 142. The Company performed an initial test for impairment upon the adoption of SFAS No. 142 at June 30, 2002, and determined that goodwill was not impaired. The Company completed an annual test for impairment at December 31, 2002 and determined that goodwill was not impaired.

(6)    Segment Reporting and Related Information (all dollar amounts in thousands)

Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by senior management in deciding how to allocate resources and in assessing the performance of each segment. The Company is organized along legal entity lines and senior management regularly reviews financial results for all entities, focusing primarily on revenue and operating income.

The Company had four operating segments as of December 31, 2002, as a result of its decision in late 2000 to exit the clinical laboratory segment of the business. The Diagnostics segment serves the worldwide in vitro diagnostics industry, including users and regulators of their test kits, with quality control products, and test kit components. The Biotech segment pursues third party contracts to help fund the development of products and services for the other segments, primarily with agencies of the United States Government. The Laboratory Instrumentation segment sells diagnostic instruments primarily to the worldwide in vitro diagnostic industry on an OEM basis, and also performs in-house instrument servicing. The PCT segment consists of research and

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

development primarily in pressure cycling technology (“PCT”). The Company performs research in the development of PCT, with particular focus in the areas of nucleic acid purification and pathogen inactivation. The Company announced the availability for commercial sale of its PCT products in late September of 2002. PCT Revenue to date consists primarily of both private and public (NIH) funding of segment research and, commencing in late 2002, from the sale of PCT products. Most of the expenditures incurred by this segment are for research and development expenses, and general management expenses including patent costs.

The Company’s underlying accounting records are maintained on a legal entity basis for government and public reporting requirements, as well as for segment performance and internal management reporting. Inter-segment sales are recorded on a “third party best price” basis and are significant in measuring segment operating results. The following segment information has been prepared in accordance with the internal accounting policies of the Company, as described above and all intercompany transactions have been eliminated in consolidation.

Operating segment revenue for the year ended December 31, 2002 was as follows:

2002
Diagnostics	$11,611
Biotech	10,162
Laboratory Instrumentation	2,374
PCT	717
Eliminations	(2,099)

Total revenue	$22,765

Operating segment income (loss) for the year ended December 31, 2002 was as follows:

2002
Diagnostics	$1,478
Biotech	(319)
Laboratory Instrumentation	(507)
PCT	(2,156)

Total loss from operations	$(1,504)

Operating segment depreciation and amortization expense for the year ended December 31, 2002 was as follows:

2002
Diagnostics	$538
Biotech	573
Laboratory Instrumentation	107
PCT	84

Total depreciation and amortization	$1,302

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

Identifiable operating segment assets are all located in the United States, and as of December 31, 2002 was as follows:

2002
Corporate	$2,141
Diagnostics	10,281
Biotech	4,844
Laboratory Instrumentation	1,826
PCT	751

Total assets	$19,843

Operating segment capital expenditures for the year ended December 31, 2002 was as follows:

2002
Diagnostics	$139
Biotech	322
Laboratory Instrumentation	5
PCT	158

Total capital expenditures	$624

Revenue by geographic area for the year ended December 31, 2002 was as follows:

2002
United States	$19,460
Europe	2,209
Pacific Rim	620
Total all others	476

Total	$22,765

Revenue of Product and Service classes in excess of 10% of consolidated revenue from continuing operations (excludes inter-segment sales) for the year ended December 31, 2002 was as follows:

2002
Quality Control Products	$7,909
Government Contracts	7,370
Diagnostic Components	3,182
Laboratory Instrument Products	1,654

The government contract revenues are from United States government agencies, primarily various branches of the National Institutes of Health (NIH) and represent the only customer with revenue in excess of 10% of consolidated revenue in the year ended December 31, 2002. During 2002, the combined revenues from all branches of the NIH accounted for approximately 31% of total consolidated revenues from continuing operations of the Company.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

(7)    Debt

On April 5, 2000, the Company borrowed $2,447,000, net of related costs, under a mortgage agreement on its West Bridgewater, MA facility, of which approximately $2,370,000 ($59,000 current and $2,311,000 in long term) remains outstanding as of December 31, 2002. The Company used the funds to reduce the outstanding balance of its existing line of credit. The principal amount of the note issued in connection with the mortgage is due on March 31, 2010. During the first five years the note carries an interest rate of 9.75%; after five years the rate charged will be .75% greater than the Corporate Base Rate then in effect. The mortgage precludes the payment of dividends on the Company’s common stock and contains certain other restrictive covenants. Under this mortgage agreement the Company is subject to certain financial covenants. The Company failed to meet its debt service coverage covenant for the year ended December 31, 2002, but the financial institution has waived this default and the Company’s other defaults relating to reports and other matters for the years ended December 31, 2002 and 2003. Monthly payments on this mortgage are based on a 20 year amortization schedule with a balloon payment representing the remaining balance due in full on March 10, 2010. The mortgage is collateralized by the Company’s West Bridgewater, MA facility, which has a net book value of approximately $2,042,000 at December 31, 2002. Future principal payments due on the Company’s mortgage agreement are approximately $59,000, $65,000, $71,000, $78,000 and $87,000 for each of the years ended December 31, 2003, 2004, 2005, 2006, and 2007, respectively, with $2,010,000 due thereafter.

In addition to the mortgage, the Company has also financed equipment and automobiles. As of December 31, 2002, approximately $47,500 remains outstanding ($20,900 current and $26,600 in long term). Interest rates range from 6% to 9% and the debt matures starting in 2003 through 2006.

(8)    Retirement Plan

In January 1993, the Company adopted a retirement savings plan for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the plan through payroll deductions within statutory limitations and subject to any limitations included in the plan. Company contributions are made at the discretion of management. As of December 31, 2001, no such contributions had been made, however, commencing in 2002, the Company formally adopted and implemented a limited matching contribution program. During 2002 the Company recognized administrative expense of approximately $22,000 in connection with the plan.

(9)    Income Taxes

The components of the provision for income taxes from continuing operations are as follows:

2002
Current provision: federal	$—
Current provision: state	2,936

Total current provisions	2,936
Deferred provision: federal	—
Deferred provision: state	—

Total deferred provision	—

Total provision for income taxes from continuing operations	$2,936

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

Significant items making up deferred tax liabilities and deferred tax assets were as follows:

2002
Current deferred taxes:
Inventory	$391,563
Accounts receivable allowance	46,998
Technology licensed	231,984
Other accruals	365,960
Less: valuation allowance	(1,036,505)

Total current deferred tax assets	—

Long term deferred taxes:
Accelerated tax depreciation	53,868
Goodwill and intangibles	479,200
Tax credits	484,103
Operating loss carryforwards	1,844,460
Less: valuation allowance	(2,861,631)

Total long term deferred tax assets (liabilities), net	—

Total net deferred tax assets	$—

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset due to the uncertainty of realization.

The Company had net operating loss carryforwards for federal income tax purposes of approximately $3,500,000 at December 31, 2002. These net operating loss carryforwards expire at various dates from 2012 through 2022. Included in this number are loss carryforwards of approximately $1,350,000 that were obtained through the acquisition of BioSeq, Inc. These carryforwards expire from 2012 through 2018. The Company had net operating loss carryforwards for state income tax purposes of approximately $10,500,000 at December 31, 2002. These net operating loss carryforwards expire at various dates from 2003 through 2022. Included in this number are loss carryforwards of approximately $2,000,000 that were obtained since the acquisition of BioSeq, Inc. These carryforwards expire from 2011 through 2018. Included in the net operating loss and credit carryforwards discussed above is a deferred tax asset of approximately $375,000 reflecting the benefit of deductions from the exercise of stock options. The benefit from this deferred tax asset will be recorded to additional paid-in capital when realized.

As of December 31, 2002, the Company had approximately $90,000 of alternative minimum tax credits, which do not expire, and $372,000 of federal research credits, which expire from 2011 to 2022.

The Company’s effective income tax rate from continuing operations for the year ended December 31, 2002 differs from the statutory federal income tax rate as follows:

2002
Federal tax (benefit) provision rate	(34)%
State tax (benefit) provision, net of federal benefit	(4)%
Non-cash deductions and other permanent items	2%
Valuation allowance	36%

Effective income tax (benefit) provision rate from continuing operations	0%

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

The Company’s federal income tax returns for fiscal years 1997 and 1998 have been examined by the Internal Revenue Service. The Company has agreed to a settlement of the audit covering these years. The Company believes the final computation of any assessment due will not have a material adverse effect on the accompanying financial statements.

(10)    Commitments and Contingencies

Leases

The Company leases certain office space, repository, research and manufacturing facilities under operating leases with various terms through October 2007. All of the real estate leases include renewal options at either market or increasing levels of rent. In May 2000, the Company acquired laboratory equipment pursuant to a three-year capital lease at 12% financing, resulting in total payments of approximately $115,000 over the life of the lease agreement.

At December 31, 2002, future minimum lease payments under non-cancelable leases, excluding discontinued operations, is as follows:

Year Ended	Operating Leases	Capital Leases
2003	$1,179,000	$16,000
2004	1,212,000	—
2005	944,000	—
2006	916,000	—
2007 and thereafter	541,000	—

Total minimum lease payments	$4,792,000	$16,000

Less amount representing interest		(3,000)

Present value of minimum lease payments		$13,000

The Company entered into a non-cancelable sublease agreement with a third party that expired January 2002. Rent expense, net of sublease income consisted of the following:

2002
Basic expense	$1,111,000
Sublease income	(14,000)

Rent expense, net	$1,097,000

In addition, as discussed further in Note 2, the Company is subject to future minimum lease payments in connection with the discontinued operations of its clinical laboratory segment of approximately $161,000, $161,000, and $94,000 in 2003, 2004, and 2005, respectively. The Company included an estimate of this remaining lease commitment in 2001 as part of the calculation of the gain on the sale of certain assets from the clinical laboratory segment.

The Company’s California and Maryland facility leases include scheduled base rent increases over the term of the lease. The amount of base rent payments is charged to expense using the straight-line method over the term of the lease. As of December 31, 2002, the Company has recorded a long-term liability of approximately $357,000, to reflect the excess of rent expense over cash payments since inception of the lease. In addition to base rent, the Company pays a monthly allocation of the operating expenses and real estate taxes for the California and Maryland facilities.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

Royalty Commitments

The Company acquired in 1998 all the remaining common stock outstanding of BioSeq, a development stage company involved with PCT. In accordance with the provisions of a technology transfer agreement assumed in the transaction, the Company is obligated to pay, a 5% royalty on PCT net sales until March 2016. The Company announced the availability of its PCT products for commercial sale in the latter part of year 2002.

Guarantees

See Note 12 hereunder for further discussion of the Company’s limited guarantee and pledge agreement of a $1,000,000 interest bearing deposit at a financial institution to provide additional security for loans in the aggregate amount of $2,418,000 from the financial institution to an entity controlled by the President and Chief Executive Officer of the Company. In addition, BBI Clinical Laboratories, Inc., a discontinued operation, operated from a 15,000 square foot facility in New Britain CT pursuant to a lease which expires in July 2005 and which was guaranteed by the Company. In connection with the Company’s decision to exit this business segment, the Company has assumed the obligation to make the remaining lease payments, which is included in the Company’s estimate of remaining liabilities associated with discontinued operations (See Note 2).

Indemnifications

In conjunction with certain transactions, the Company has agreed to indemnify the other parties with respect to certain liabilities related to the operation of the business. The scope and duration of such indemnity obligations vary from transaction to transaction. Where appropriate, an obligation for such indemnifications is recorded as a liability. Generally, a maximum obligation cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, historically the Company has not made significant payments for these indemnifications. The Company believes the estimated fair value of these agreements is minimal. Any indemnifications agreements are grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2002.

(11)    Stockholders’ Equity

Preferred Stock

In 1996, the Company authorized the issuance of 1,000,000 shares of preferred stock having a par value of $0.01. None of theses shares have been issued to date.

Common Stock

In December 2001, 600,000 shares of common stock were subscribed to and paid for by a group of investors for approximately $1,500,000. These shares were issued in the first quarter of 2002 and therefore were not included in the total shares outstanding as of December 31, 2001.

Shareholders Purchase Rights Plan

On March 3, 2003, the Company’s Board of Directors adopted a shareholder purchase rights plan and has declared a distribution of one Right for each outstanding share of the Company’s Common Stock to shareholders of record at the close of business on March 21, 2003. Initially, the Rights will trade automatically with the Common Stock and separate Right Certificates will not be issued.

The Rights Plan is designed to deter coercive or unfair takeover tactics and to ensure that all of the Company’s shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Company. The

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

Rights Plan was not adopted in response to any effort to acquire the Company, and the Board is not aware of any such effort. The Rights will expire on February 27, 2013 unless earlier redeemed or exchanged. Each Right entitles the registered holder, subject to the terms of a Rights Agreement, to purchase from the Company one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock at a purchase price of $45.00 per one one-thousandth of a share, subject to adjustment. In general, the Rights will not be exercisable until a subsequent distribution date which will only occur if a person or group acquires beneficial ownership of 15% or more of the Company’s Common Stock or announces a tender or exchange offer that would result in such person or group owning 15% or more of the Common Stock. With respect to any person or group who currently beneficially owns 15% or more of the Company’s Common Stock, the Rights will not become exercisable unless and until such person or group acquires beneficial ownership of additional shares of Common Stock.

Subject to certain limited exceptions, if a person or group acquires beneficial ownership of 15% or more of the Company’s outstanding Common Stock or if a current 15% beneficial owner acquires additional shares of Common Stock, each holder of a Right (other than the 15% holder whose Rights become void once such holder reaches the 15% threshold) will thereafter have a right to purchase, upon payment of the purchase price of the Right, that number of shares of the Company’s Common Stock which at the time of such transaction will have a market value equal to two times the purchase price of the Right In the event that, at any time after a person or group acquires 15% or more of the Company’s Common Stock, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to purchase, upon payment of the purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of the Right.

The Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). At any time prior to the time any person or group acquires 15% or more of the Company’s Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

Employee Stock Purchase Plan

In July 1999, the Company’s Board of Directors and shareholders approved the 1999 Employee Stock Purchase Plan. The Company adopted this plan, which allows eligible employees to purchase shares of the Company’s stock at 85% of market value as determined at the beginning and the end of the offering period. A total of 250,000 shares have been reserved for this plan. As of December 31, 2002, 33,499 shares had been issued under this plan.

Options and Warrants

In 1996, the Company’s Board of Directors and shareholders approved the adoption of the Employee Stock Option Plan (referred to herein as the “1996 Employee Stock Option Plan”). The purpose of the 1996 Employee Stock Option Plan is to provide increased incentives to employees of the Company to remain affiliated with the Company, to promote the success of the Company’s business and to associate more closely the interests of such persons with those of the Company through the granting of options to acquire the capital stock of the Company. Under the 1996 Employee Stock Option Plan, as amended in July 1999, an aggregate of 2,000,000 shares of common stock have been authorized for issuance upon exercise of non-qualified and incentive stock options granted under the Plan. Options may be granted to those employees of the Company who are employed a minimum of 20 hours per week.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

In 1999, the Board of Directors and shareholders approved the adoption of the 1999 Non-Qualified Stock Option Plan which authorizes the issuance of up to 1,250,000 shares of common stock upon exercise of non-qualified stock options. The purpose of the 1999 Non-Qualified Stock Option Plan is to attract and retain employees, directors, advisors and consultants and provide an incentive for them to assist the Company to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Options under the 1999 Non-Qualified Stock Option Plan may be granted to employees, directors, advisers and consultants of the Company, capable of contributing significantly to the successful performance of the Company.

The 1996 Employee Stock Option Plan and the 1999 Non-Qualified Stock Option Plan are administered by a committee of the Board of Directors. The exercise price of options granted under these plans generally equals the fair market value of the stock at grant date. Generally, options become exercisable at the rate of 25% at the end of each of the four years following the anniversary of the grant. Options expire ten years from the date of grant, or 30 days from the date the grantee’s affiliation with the Company terminates.

At December 31, 2002, 1,764,163 shares were reserved for incentive stock options under the 1996 Employee Stock Option Plan, of which 874,876 are available for future grants. At December 31, 2002, 515,200 shares were reserved under both the 1987 Non-Qualified Stock Option Plan, which terminated in 1997, and the 1999 Non-Qualified Stock Option Plan of which 15,800 are available for future grants.

In November 1999, the Company sold 29,153 equity units to MDBio, Inc., a Maryland not-for-profit corporation. Each equity unit consists of one share of common stock and a warrant to purchase one share of common stock at a purchase price of $10.00. MDBio paid the Company $175,000 for the equity units and has until September 2003 to exercise the warrants.

On August 25, 2000, the Company entered into Securities Purchase Agreements providing for the issuance of $3,250,000 (face value) 3% Senior Subordinated Convertible Debentures due August 25, 2003. As of December 31, 2002, none of the 3% Senior Subordinated Convertible Debentures were outstanding. In connection with this transaction, the Company issued warrants, to purchase up to 135,556 shares of the Company’s common stock at an exercise price of $3.60 per share. As of December 31, 2002, warrants to purchase 135,556 shares of common stock remained outstanding. These warrants expire in August 2005.

The average fair value of options granted during 2002 is estimated as $1.97.

The Company has reserved shares of its authorized but unissued common stock for the following:

	Stock Options		Warrants
	Shares	Weighted Average price per share	Shares		Weighted Average price per share	Total Shares
Balance outstanding, 12/31/2001:	$1,087,287	3.02	246,901		4.13	1,334,188
Granted	608,650	2.89			—	608,650
Exercised	(42,944)	2.89	(5,000	)**	2.74	(47,944)
Cancelled	(257,306)	2.76	(10,000)		4.25	(267,306)

Balance outstanding, 12/31/2002:	$1,395,687	3.01	231,901		4.40	1,627,588

Exercisable	557,722		231,901			789,623

**Includes	a net exercise of 5,000 warrants for which 924 shares of the Company’s common stock were issued.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

The following table summarizes information concerning options outstanding and exercisable as of December 31, 2002:

	Stock Options			Warrants
Range of Exercise Prices	Weighted Average Remaining Life	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
0.00 – 2.50	8.0	276,762	2.50	104,549	2.50
2.51 – 3.00	9.3	458,350	2.68	89,673	2.67
3.01 – 3.50	6.5	512,175	3.18	253,175	3.25
3.51 – 4.00	6.6	26,400	4.00	14,200	4.00
4.01 – 4.50	6.7	94,500	4.33	68,625	4.31
4.51 – 500	0.2	25,000	4.68	25,000	4.68
5.01 – 5.50	—	—	—	—	—
5.51 – 6.00	—	—	—	—	—
6.01 – 7.00	3.2	2,500	7.00	2,500	7.00

0.00 – 7.00	7.6	1,395,687	3.01	557,722	3.25

The total number of options exercisable as of December 31, 2002 was 557,722. The weighted average exercise price of options exercisable as of December 31, 2002 was $3.25.

(12)    Related Party Transaction/Subsequent Event

As of December 31, 2001, the Company had entered into a one year loan of $525,000 to Richard T. Schumacher, a Director and the Company’s current President and Chief Executive Officer, renewable at the Company’s option, and collateralized by 90,000 of Mr. Schumacher’s shares of Boston Biomedica common stock. This loan constituted an increase from the $350,000 that had been loaned as of September 30, 2001. Interest on the loan was payable monthly at the annual rate of 7%. As of December 31, 2001, the loan was shown on the balance sheet as a decrease to stockholders equity. In January 2002, the principal of the loan was repaid in full with a portion of the proceeds of the loans described in the next sentence. The Company’s loan was replaced by the Company’s limited guarantee and pledge of a $1,000,000 interest bearing deposit at a financial institution to secure the Company’s limited guarantee of loans in the aggregate amount of $2,418,000 from the financial institution to an entity controlled by Mr. Schumacher. The loans are personally guaranteed by Mr. Schumacher. The Company’s pledge is secured by a junior subordinated interest in the collateral provided by Mr. Schumacher to the financial institution. Such collateral originally include certain of his real property and all of his Company common stock. The Company’s original loan and subsequent pledge of $1,000,000 were made to assist Mr. Schumacher in refinancing indebtedness related to, among other things, his divorce settlement and to enable him to avoid the need to sell his Company common stock on the open market to satisfy his debts. The Company’s Board of Directors and, with respect to the decision to pledge the $1,000,000 cash collateral, a special committee of the independent directors, evaluated a number of options and concluded that the original loan to Mr. Schumacher and the subsequent pledge were the best option and in the best interests of the Company’s stockholders in the belief that it would, among other things, avoid selling pressure on the Company’s common stock and relieve the financial pressures on Mr. Schumacher that could otherwise divert his attention from the Company. The Company has reflected the $1,000,000 pledge as restricted cash on its December 31, 2002 balance sheet. In January 2003, the $1,000,000 escrow account was used to satisfy the Company’s limited guaranty obligation to the financial institution. The Company has now satisfied its obligation under the limited guaranty and pledge with the financial institution through the financial institution’s calling of the Company’s pledged

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

cash. The Company continues to maintain its junior interest in collateral pledged by Mr. Schumacher to the financial institution. The collateral originally included certain of Mr. Schumacher’s real estate holdings and all of his Company common stock. The Company originally reflected the $1,000,000 pledge as restricted cash on its balance sheet until the cash was used to satisfy the Company’s limited guaranty in January 2003 and since then has reflected a $1,000,000 loan receivable on its balance sheet in stockholders equity.

As of September 30, 2004, the Company evaluated the recoverability of the $1,000,000 loan receivable (excluding $113,546 of accrued interest owed to the Company as of September 30, 2004 associated with this loan) from Mr. Schumacher. The Company maintains a junior interest in the collateral, which consists of common stock of the Company. When considering the adequacy of the collateral, the Company considered the Company’s $1,000,000 loan receivable as well as the balance of a loan outstanding ($484,334 as of September 30, 2004) between an entity controlled by Mr. Schumacher with the financial institution; the fact that the Company has a junior position in the remaining collateral associated with that loan; as well as the liquidity and net realizable value of the remaining assets underlying the collateral.

(13)    Subsequent Events

A.    Frederick Lease

On March 1, 2004, the Company entered into an eleven year lease agreement with an existing landlord for approximately 65,160 sq ft of new repository space located in Frederick, MD; this lease is scheduled to take effect in two stages, August 1, 2004 and August 1, 2005. Assuming occupancy of the new facility by the Company on August 1, 2004, the landlord has agreed to terminate in full the Company’s remaining obligations pursuant to an existing facility lease which was scheduled to terminate in November 2006. Incremental minimum lease payments pursuant to the new lease (which are net of savings associated with the concurrent termination of the existing lease) would amount to $55,900 in year 2004, $885,000 in years 2005-2006, $1,755,000 in years 2007-2008, and $6,563,000 thereafter.

B.    Environmental Matters

In late 2003, the Company received correspondence addressed to Source Scientific, Inc. originating from the U.S. Environmental Protection Agency (“EPA”). In 1997, the Company acquired certain assets and liabilities of Source Scientific, Inc. The correspondence identifies Source Scientific, Inc. as having potential liability for waste disposal by a purported predecessor entity. The Company has not yet determined if it actually has liability for this matter, however should the Company and the EPA agree on resolution of this matter, it is estimated that such costs could range from a minimal amount up to $31,000.

C.    Assets and Liabilities Transferred Under Contractual Arrangements

In June 2004, the Company completed the sale of substantially all of the assets as well as selected liabilities of BBI Source Scientific, Inc. (the Company’s laboratory instrumentation division) to Source Scientific, LLC, an entity owned 35% by Mr. Richard W. Henson, 35% by Mr. Bruce A. Sargeant, and 30% by the Company (the “Source Scientific Agreement”). Under the Source Scientific Agreement, the Company received notes receivable in the aggregate amount of $900,000 (the “Notes”), plus accrued interest, payable at the end of three years. The Source Scientific Agreement provides for discounts on the Notes in the event of an early payoff. As part of the Source Scientific Agreement, Source Scientific, LLC will provide engineering, manufacturing, and other related services for the Company’s pressure cycling technology (“PCT”) products until September 30, 2005. The Source Scientific Agreement also offers Mr. Henson and Mr. Sargeant the opportunity to purchase the Company’s 30% ownership interest in Source Scientific, LLC until May 31, 2007 at an escalating premium (10-50%) over the Company’s initial ownership value, provided that they have first paid off the Notes in their entirety. Although the

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

Company expects the promissory notes to be paid in full by Mr. Henson and Mr. Sargeant, the repayment of the promissory notes may be viewed as being dependent on the future successful operations of the business of Source Scientific, LLC. In addition, despite the Company’s intent to exit the laboratory instrumentation business, the Company may be viewed as having a continuing involvement in the business of Source Scientific, LLC due to the fact that the Company has the right to designate one or potentially three members of the Board of Managers and the Company had guaranteed the facility lease payments until January 31, 2005. Because of these factors, even though the transaction is treated as a divestiture for legal purposes, the Company will not recognize the transaction as a divestiture for accounting purposes in accordance with SEC SAB Topic 5E, Accounting for Divestiture of a Subsidiary or Other Business Operation. In accordance with SAB Topic 5E, the Company will, subsequent to the sale date, record the assets and liabilities associated with the Source Scientific, LLC operation on the consolidated balance sheet under the captions “Assets transferred under contractual arrangements” and “Liabilities transferred under contractual arrangements” and will record a charge to income under the caption “Other operating credits and charges, net” in the consolidated statement of operations equal to the amount of the loss attributable to the business of Source Scientific for the respective periods presented. In accordance with SAB Topic 5E, the Company will continue this accounting treatment until circumstances have changed or until the net assets of the Source Scientific, LLC business have been written down to zero (or a net liability is recognized in accordance with GAAP).

D.    BBI Diagnostics and BBI Biotech Segments

On September 14, 2004, the Company completed the sale of substantially all of the assets and selected liabilities of its BBI Diagnostics and BBI Biotech divisions, previously classified as assets and liabilities held for sale as of June 30, 2004, to SeraCare pursuant to the Asset Purchase Agreement, for a purchase price of $30 million in cash of which $27.5 million was paid at the closing and the remaining $2.5 million was deposited in escrow pursuant to an escrow agreement expiring in March 2006. The purchase price is subject to increase or decrease on a dollar-for-dollar basis if the net asset value (as defined in the Asset Purchase Agreement) of the assets sold as of the closing date is greater or less than $8.5 million. The transaction was approved by the Company’s stockholders at a special meeting of stockholders held on September 14, 2004. In connection with the transactions contemplated by the Asset Purchase Agreement, at the stockholders meeting held on September 14, 2004, the Company’s stockholders also approved an amendment to the Company’s Restated Articles of Organization to change the Company’s name to Pressure BioSciences, Inc. The Articles of Amendment to change the Company’s name to Pressure BioSciences, Inc. became effective on September 14, 2004.

The assets sold included all accounts and notes receivable, contract rights, owned and leased real property, fixtures and equipment, inventory, intellectual property and books and records that relate to the BBI Diagnostics and BBI Biotech business units (such business units are collectively referred to herein as the “BBI Core Businesses”). The assets sold also included the owned real property located at 375 West Street, West Bridgewater, MA. The Company retained all of its assets not relating to the BBI Core Businesses, including: all assets relating to the Company’s pressure cycling technology activities; intercompany receivables and payables; a $1.0 million loan receivable plus accrued interest from Richard T. Schumacher, the Company’s President and Chief Executive Officer; its passive stock ownership interest in Panacos Pharmaceuticals, Inc.; its 30% ownership interest in Source Scientific, LLC, a newly formed limited liability company which recently purchased substantially all of the assets of BBI’s Source Scientific business unit; promissory notes in the aggregate principal amount of $900,000 from the principals of Source Scientific, LLC; and all of its cash and cash equivalents.

Following the closing of the sale to SeraCare, the Company’s operations consist primarily of its PCT operations. Pursuant to a transition services agreement entered into between SeraCare and the Company at the closing,

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

SeraCare has agreed to provide the Company with access to specified office space at the Company’s former facilities located in West Bridgewater, MA and Gaithersburg, MD and the use of certain laboratory equipment in Gaithersburg, MD, for a period of one year following the closing. The Company also has limited access to the services of certain of SeraCare’s employees for a period of one year following the closing.

The Company has recorded a gain of $15,868,025 net of estimated taxes of $3,925,200 in the third quarter of 2004. This gain is subject to post closing adjustments, including any adjustments resulting from an increase or decrease of the net asset value of the assets sold to SeraCare. The Company expects to utilize approximately $3,800,000 of prior period net operating loss carryforwards, previously reserved for by the Company, to partially offset the tax effect of this gain.

On November 14, 2004, in accordance with the terms of the Asset Purchase Agreement between the Company, BBI Biotech Research Laboratories, Inc. and SeraCare, SeraCare delivered the closing balance sheet, which reflected a deficiency of approximately $3.1 million when compared to the target net asset value of $8.5 million. Based on the Company’s calculation, the closing net asset value was estimated to be approximately $8.6 million. Accordingly, the Company objected to certain calculations contained in the closing balance sheet, including, without limitation, SeraCare’s calculation of accounts receivable and inventory. The Company does not believe that the closing balance sheet was prepared by SeraCare in accordance within the terms of the Asset Purchase Agreement. The Company is in the process of re-asserting and supporting its position as to the value and quality of the assets transferred. To the extent the Company is not successful in defending its position on the $3.1M deficiency shown by SeraCare, any amount of such deficiency paid to SeraCare will have an unfavorable impact on earnings reported and will reduce the $2.5M escrow balance and may otherwise have a material adverse effect on the Company.

On November 22, 2004, SeraCare and the Company entered into an agreement pursuant to which the Company and SeraCare agreed that (i) all disputes other than disputes relating to accounts receivable will be determined in accordance with the dispute resolution provisions contained in the Asset Purchase Agreement, (ii) disputes regarding accounts receivable will be resolved by permitting SeraCare to recover the amount of the receivable for identified accounts receivable that have not been collected within 90 days of the invoice date for domestic receivables and 180 days of the invoice date for international receivables, (iii) any adjustment amount determined to be due to SeraCare for accounts receivable or other matters will first be paid out of the $2.5 million of the purchase price being held in escrow and any amounts in excess of the escrowed amount shall be paid by the Company directly, and (iv) the Company will be entitled to directly attempt to collect any receivables for which SeraCare receives credit for under the escrow or from the Company directly. On December 17, 2004, the Company agreed to settle a dispute concerning accounts receivable collectibility and agreed to release $410,000 of the escrow in conjunction with this agreement.

E.    Tender Offer

On December 27, 2004, the Company commenced an issuer tender offer to purchase up to 5,500,000 shares of its common stock at a price of $3.50 per share. The Company expects to use up to $19.25 million of the after-tax net proceeds from the Asset Sale to purchase shares of its common stock tendered in the tender offer. The Company’s objective continues to be to provide its stockholders with the opportunity to obtain liquidity for their shares of common stock at a fair price, while at the same time will permit the Company to maintain sufficient cash to run the Company’s pressure cycling technology business through March 2006. The Company believes that the approximately $2.35 million in cash remaining at the completion of the tender offer will be sufficient to fund its pressure cycling technology operations through March 2006.

Boston Biomedica, Inc. and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the Year Ended December 31, 2002

(14)    Selected Quarterly Financial Data (Unaudited) (Amounts in thousands, except for per share data)

2002	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Total revenue	$4,953	$5,856	$5,876	$6,080
Gross profit	1.885	2,378	2,018	2,221
(Loss) income from continuing operations	(887)	(294)	(567)	35
Income from discontinued operations	—	—	225	—

Net income (loss)	$(887)	$(294)	$(342)	$35

Income (loss) per share from continuing operations, basic & diluted	$(0.14)	$(0.04)	(0.08)	0.01
Income per share from discontinued operations, basic & diluted	—	—	0.03	—

Net income (loss) per share, basic & diluted	$(0.14)	$(0.04)	$(0.05)	$0.01

Boston Biomedica, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2003 and 2004

Basis of Presentation

The accompanying unaudited Condensed Consolidated Statements of Operations and Cash Flows of Boston Biomedica, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2004 and 2003 are not necessarily indicative of the results that may be expected for any other period or for an entire year. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal years ended December 31, 2003 and 2002 included elsewhere herein.

Boston Biomedica, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2003 and 2004

(In thousands)

	For the six months ended June 30,
	2003	2004
	(Unaudited)
Revenue:
Products	$6,662	$5,884
Services	5,004	5,628

Total revenue	11,666	11,512

Costs and Expenses:
Cost of products	3,514	3,384
Cost of services	3,820	4,083
Research and development	821	818
Selling and marketing	1,590	1,393
General and administrative	2,267	2,005

Total operating costs and expenses	12,012	11,683

Operating loss	(346)	(171)
Interest expense, net	129	166
Other expense	—	168
Loss before income taxes	(475)	(505)
Provision for income taxes	4	—

Net loss	$(479)	$(505)

The accompanying notes are an integral part of these condensed consolidated financial statements

Boston Biomedica, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	For the six months ended June 30,
	2003	2004
	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(479)	$(505)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	653	299
Changes in operating assets and liabilities:
Accounts receivable	(218)	(327)
Inventories	442	752
Prepaid expenses and other current assets	(19)	(11)
Other assets	(70)	(1,572)
Accounts payable	(274)	304
Other accrued expenses	(104)	(84)
Deferred revenue	10	(95)
Other liabilities	(131)	(166)

Net cash provided by operating activities	(190)	(1,405)

Cash Flows from Investing Activities:
Payments for additions to property and equipment	(42)	—
Proceeds from sale of equipment	14	—

Net cash provided by (used in) investing activities	(28)	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	14	64
Proceeds from borrowings	—	846
Repayments of long-term debt	(61)	(42)

Net cash provided by (used in) financing activities	(47)	868

Decrease in cash and cash equivalents	(265)	(537)

Cash and cash equivalents, beginning of year	975	967

Cash and cash equivalents at end of period, excluding restricted cash of $33,049 at June 30, 2004 and $1,000,000 at June 30, 2003	$710	$430

The accompanying notes are an integral part of these condensed consolidated financial statements

Independent Auditors’ Report

To the Stockholders and Board of Directors of

Genomics Collaborative, Inc.

Cambridge, Massachusetts

We have audited the accompanying balance sheets of Genomics Collaborative, Inc. (the “Company”) as of December 31, 2002 and 2003, and the related statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 30, 2004

Genomics Collaborative, Inc.

Balance Sheets

December 31, 2002 and 2003

	2002	2003
ASSETS
Current Assets:
Cash and cash equivalents	$6,418,807	$3,719,485
Accounts receivable	650,876	765,650
Prepaid expenses and other current assets	216,106	145,721

Total current assets	7,285,789	4,630,856
Property and equipment—Net	4,533,916	3,063,365
Other assets	333,380	445,840

Total	$12,153,085	$8,140,061

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable and accrued expenses	$1,252,490	$563,412
Current portion of long-term debt	1,170,551	580,535
Deferred revenue	232,500	388,849

Total current liabilities	2,655,541	1,532,796

Long-Term Debt—net of current portion	2,007,415	1,806,522
Commitments and Contingencies (Note 9)
Redeemable Convertible Preferred Stock:
Series A, par value, $.01 per share—4,200,000 shares authorized, issued and outstanding (liquidation preference of $2,891,466 and $3,071,466 at December 31, 2002 and 2003, respectively)	2,000,000	2,000,000
Series B, par value, $.01 per share—1,543,255 shares authorized, issued and outstanding (liquidation preference of $2,761,715 and $2,941,715 at December 31, 2002 and 2003, respectively)	2,000,000	2,000,000
Series C, par value, $.01 per share—10,701,797 shares authorized, issued and outstanding (liquidation preference of $15,703,938 and $16,793,545 at December 31, 2002 and 2003, respectively)	12,106,743	12,106,743
Series D, par value, $.01 per share—13,733,334 shares authorized; 12,066,666 shares issued and outstanding at December 31, 2002 and 2003 (liquidation preference of $36,200,000)	36,200,000	36,200,000
Series E, par value, $.01 per share—37,857,142 shares authorized; 34,244,318 and 36,367,177 shares issued and outstanding at December 31, 2002 and 2003, respectively (liquidation preference of $39,883,980 and $40,591,292 at December 31, 2002 and 2003, respectively)	5,284,646	7,743,665

Total redeemable convertible preferred stock	57,591,389	60,050,408

Preferred Stock Warrants	150,414	154,222

Stockholders’ Deficiency:
Common stock, par value, $.01 per share—120,000,000 shares authorized; 7,753,375 shares issued and outstanding	77,534	77,534
Additional paid-in capital	414,411	—
Deferred compensation	15,219	—
Accumulated deficit	(50,758,838)	(55,481,421)

Total stockholders’ deficiency	(50,251,674)	(55,403,887)

Total	$12,153,085	$8,140,061

See notes to financial statements.

Genomics Collaborative, Inc.

Statements of Operations

Years Ended December 31, 2002 and 2003

	2002	2003
Revenues	$2,679,711	$4,338,344

Operating Expenses:
Research and development	9,093,795	3,730,142
General and administrative	2,683,105	1,942,865
Depreciation and amortization	1,481,588	1,444,882

Total operating expenses	13,258,488	7,117,889

Net Operating Loss	(10,578,777)	(2,779,545)

Other (Expense) Income:
Interest income	139,628	53,972
Interest expense	(464,298)	(267,621)

Total other (expense) income	(324,670)	(213,649)

Net Loss	$(10,903,447)	$(2,993,194)

See notes to financial statements.

Genomics Collaborative, Inc.

Statements of Stockholders’ Deficiency

Years Ended December 31, 2002 and 2003

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount
Balance—January 1, 2002	7,684,750	$76,847	$1,240,728	$(168,939)	$(39,855,391)	$(38,706,755)
Exercise of stock options	68,625	687	10,801	—	—	11,488
Deferred compensation related to issuance of stock options	—	—	(310,549)	310,549	—	—
Amortization of deferred compensation	—	—	—	(126,391)	—	(126,391)
Preferred stock accretion	—		(526,569)	—		(526,569)
Net loss	—	—	—	—	(10,903,447)	(10,903,447)

Balance—December 31, 2002	7,753,375	77,534	414,411	15,219	(50,758,838)	(50,251,674)
Remeasurement of deferred compensation	—	—	15,219	(15,219)	—	—
Preferred stock accretion	—	—	(429,630)	—	(1,729,389)	(2,159,019)
Net loss	—	—	—	—	(2,993,194)	(2,993,194)

Balance—December 31, 2003	7,753,375	$77,534	$—	$—	$(55,481,421)	$(55,403,887)

See notes to financial statements.

Genomics Collaborative, Inc.

Statements of Cash Flows

Years Ended December 31, 2002 and 2003

	2002	2003
Cash Flows from Operating Activities:
Net loss	$(10,903,447)	$(2,993,194)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,481,588	1,444,882
Loss on disposal of equipment	120,026	61,412
Noncash stock-based compensation	(126,391)	—
Noncash interest expense	—	3,808
Amortization of discounts on short-term investments and debt	162,591	—
Changes in assets and liabilities:
Accounts receivable, net	(308,866)	(114,774)
Prepaid expenses and other current assets	89,189	70,385
Other assets	47,876	(112,460)
Accounts payable and accrued expenses	(612,228)	(689,078)
Deferred revenue	(89,022)	156,349

Net cash used in operating activities	(10,138,684)	(2,172,670)

Cash Flows from Investing Activities:
Additions to property and equipment	(1,310,172)	(39,343)
Proceeds from disposal of equipment	3,250	3,600
Purchase of short-term investments	(2,014,662)	—
Proceeds from maturities of short-term investments	7,500,000	—

Net cash (used in) provided by investing activities	4,178,416	(35,743)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	11,488	—
Proceeds from issuance of preferred stock	4,758,077	300,000
Proceeds from promissory note	1,061,055	2,500,000
Principal payments under term loans	(989,025)	(3,270,672)
Principal payments under capital lease obligations	(35,598)	(20,237)

Net cash (used in) provided by financing activities	4,805,997	(490,909)

Net Decrease in Cash and Cash Equivalents	(1,154,271)	(2,699,322)
Cash and Cash Equivalents—Beginning of year	7,573,078	6,418,807

Cash and Cash Equivalents—End of year	$6,418,807	$3,719,485

See notes to financial statements.

Supplemental Disclosures of Cash Flow Information:

During the years ended December 31, 2002 and 2003, the Company paid interest of $372,292 and $276,715, respectively.

Genomics Collaborative, Inc.

Notes to Financial Statements

Years Ended December 31, 2002 and 2003

1.    NATURE OF BUSINESS

Genomics Collaborative, Inc. (the “Company”) is a private biotechnology company, based in Cambridge, MA, that has developed a unique expertise in applying human genetics to drug and diagnostic discovery. The Company takes a clinical approach to discovering the linkage between human genes, proteins, and disease. The Company’s platform, which has been validated through partnerships with more than 90 pharmaceutical and biotechnology companies, offers a highly efficient method to validate genomics-based drug and diagnostic targets. The cornerstone of the Company’s value proposition is Global Repository®, an unparalleled, large-scale resource of appropriately consented clinical research material, including human DNA, sera, and snap-frozen tissue samples, linked to detailed medical information collected from patient populations worldwide.

As shown in the financial statements, for the years ended December 31, 2002 and 2003, the Company incurred net losses of $10,903,447 and $2,993,194, respectively, and had negative cash flows from operations of $10,138,684 and $2,172,670, respectively. The Company’s net loss and working-capital needs principally have been funded by the issuance of preferred stock, common stock, loans received from the Company’s stockholders and commercial lenders, and revenue. Since December 31, 2003, the Company has continued to incur losses. The Company has planned for continued growth in revenue from sales of research materials resulting in positive cash flows by the end of 2004. If the Company is unable to achieve its planned revenue growth, management may reduce operating costs to the extent necessary to provide sufficient liquidity for operations beyond December 31, 2004.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—Revenues from sales of research materials are recognized when persuasive evidence of an arrangement exists, the price is fixed and determinable, delivery has occurred, and there is reasonable assurance of collection. Revenue from research and development contracts is recognized over applicable contract periods or as defined milestones are attained, as specified by each contract, and as costs related to the contracts are incurred. Payments received under such arrangements prior to completion of the related procedures or attainment of milestones are recorded as deferred revenue.

Research and Development Expenses—Research and development expenses are charged to operations as incurred. These expenses include the cost to procure, process and catalog clinical materials.

Income Taxes—Deferred tax liabilities and assets are provided for differences between the book and tax bases of existing assets and liabilities and tax loss carryforwards and credits, using tax rates expected to be in effect in the years in which differences are expected to reverse. Valuation allowances are provided to the extent realization of tax assets is not considered likely.

Cash Equivalents—Cash equivalents with original purchased maturities of three months or less consist of U.S. Treasury securities, commercial paper, money market accounts, and an overnight repurchase agreement. The repurchase agreement is fully collateralized by U.S. government securities.

Property and Equipment—Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets: three years for computers; five years for equipment, furniture and fixtures; and the lesser of the useful life or remaining lease term for leasehold improvements.

Genomics Collaborative, Inc.

Notes to Financial Statements – (Continued)

Years Ended December 31, 2002 and 2003

The Company reviews its long-lived assets for impairment if events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of those assets. In such circumstances, the Company will recognize an impairment loss for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Fair Value of Financial Instruments—The carrying amounts of the Company’s financial instruments, which include cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and debt, approximate their fair values.

401(k) Plan—The Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) is available for all of its employees. Employees may contribute up to 20% of their eligible compensation, subject to certain Internal Revenue Service limitations. The Company does not match employee contributions.

Stock-Based Compensation—The Company uses the intrinsic-value method to account for employee stock option awards under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. The Company also provides disclosures based on the fair-value method in the notes to the financial statements as permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Stock or other equity-based compensation for nonemployees must be accounted for under the fair-value method as required by SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services.” Under this method, the equity-based instrument is valued on a regular basis at either the fair value of the consideration received or the equity instrument issued on the date of grant. The resulting compensation cost is recognized and charged to operations over the service period, which is usually the vesting period.

At December 31, 2003, the Company has one stock-based employee compensation plan, which is described more fully in Note 7. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended December 31:

	2002	2003
Net loss—as reported	$(10,903,447)	$(2,993,194)
Deduct stock-based compensation expense determined under fair-value method	(115,255)	(110,744)

Net loss—pro forma	$(11,018,702)	$(3,103,938)

Pro forma information regarding net loss during the years ended December 31, 2002 and 2003 has been determined as if the Company had accounted for its employee stock options under the fair-value method prescribed by SFAS No. 123. The fair value of options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2003
Risk-free interest rate	3.22%	2.07%
Dividend yield	—	—
Volatility (minimum value method)	—	—
Weighted-average expected life	3.5 years	3.5 years

Genomics Collaborative, Inc.

Notes to Financial Statements – (Continued)

Years Ended December 31, 2002 and 2003

The estimated weighted-average fair value of options granted during the years ended December 31, 2002 and 2003 was $0.5 and $.02, respectively.

3.    PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2002	2003
Equipment and software	$6,823,555	$6,800,436
Furniture and fixtures	128,302	128,302
Leasehold improvements	750,666	692,444

Total property and equipment	7,702,523	7,621,182
Less accumulated depreciation and amortization	(3,168,607)	(4,557,817)

Property and equipment—net	$4,533,916	$3,063,365

4.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following at December 31:

	2002	2003
Accounts payable	$944,470	$295,635
Accrued compensation and related costs	116,333	126,741
Accrued other	191,687	141,036

Total	$1,252,490	$563,412

5.    LONG-TERM DEBT

The Company entered into an agreement for a $2,500,000 term loan facility (the “Promissory Note”) with a commercial lender in 2003. The note bears interest at 8.25% per annum and matures November 1, 2006. The Company used the proceeds of the Promissory Note to repay the outstanding principal balance of the Loan and Security Agreement, described below. Principal and interest payments are amortized over a 36-month period. The Promissory Note is secured by the Company’s fixed assets and by a security deposit. At December 31, 2003, the principal outstanding balance under the Promissory Note was $2,387,057.

In connection with establishing the Promissory Note, the Company issued to the lender a warrant to purchase 357,143 shares of Series E Redeemable Convertible Preferred Stock (the “Series E Preferred Stock”) exercisable at $0.14 per share. The warrant’s relative fair value was estimated using the Black-Scholes option-pricing model and amounted to $3,808 and is recorded as a discount to the related debt. The entire amount was recorded as interest expense during 2003.

The Company entered into a $5,000,000 debt facility (the “Loan and Security Agreement”) with a commercial lender in 2001. In connection with establishing the Loan and Security Agreement, the Company issued to the lender a warrant to purchase $200,000 of preferred stock. The warrant is exercisable at $0.14 per share. The warrant’s relative fair value was estimated using the Black-Scholes option-pricing model and amounted to $150,414 and was recorded as a discount on the related debt. The discount was amortized to interest expense through June 30, 2002.

Genomics Collaborative, Inc.

Notes to Financial Statements – (Continued)

Years Ended December 31, 2002 and 2003

During 2003, in connection with establishment of the Promissory Note, the Company repaid the entire outstanding balance of the Loan and Security Agreement. In addition to repaying the Loan and Security Agreement, the related warrant to purchase Series E Preferred Stock was amended and revalued to reduce the number of underlying shares.

The carrying value of long-term debt is as follows at December 31:

	2002	2003
Capital lease obligations	$20,237	$—
Promissory Note	—	2,387,057
Loan and Security Agreement	3,157,729	—

Subtotal	3,177,966	2,387,057
Less current portion	(1,170,551)	(580,535)
Total	$2,007,415	$1,806,522

As of December 31, 2003, future principal payments under the Promissory Note are as follows:

2004	$580,535
2005	961,763
2006	844,759

$2,387,057

6.    STOCKHOLDERS’ DEFICIENCY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

Common Stock—Common stock holders have full voting rights on matters as to which holders of common stock are entitled to vote. Dividends and liquidation rights of common stock are subordinate to those of all series of preferred stock.

Redeemable Convertible Preferred Stock—In February 1998, the Company issued Series A Notes, which resulted in proceeds of $2,000,000. The Series A Notes, including accrued interest, were to mature in February 2003 and were convertible by the holder, at any time, into shares (not including accrued interest) of the Company’s preferred stock. In September 1999, the Series A Notes were converted into 4,200,000 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) at $.476 per share.

In October 1998, the Company issued Series B Notes, which resulted in proceeds of $2,000,000. The Series B Notes, including accrued interest, were to mature in October 2003 and were convertible by the holder, at any time, into shares (not including accrued interest) of the Company’s preferred stock. In September 1999, the Series B Notes were converted into 1,543,255 shares of Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”) at $1.296 per share.

In September 1999, the Company issued Series A and Series B Preferred Stock (as described above) and 10,701,797 shares of Series C Redeemable Convertible Preferred Stock (the “Series C Preferred Stock”) for total consideration of $12,100,000. Consideration was in the form of $11,400,000 in cash and the cancellation of a $700,000 bridge financing (the “Bridge Financing”) with accrued interest issued in August 1999.

In September 2000, the Company authorized 13,733,334 shares and issued 12,066,666 shares of Series D Redeemable Convertible Preferred Stock (the “Series D Preferred Stock”) for total consideration of $36,200,000.

Genomics Collaborative, Inc.

Notes to Financial Statements – (Continued)

Years Ended December 31, 2002 and 2003

In September 2002, the Company authorized 37,857,142 shares of Series E Preferred Stock. The Company issued 34,224,318 and 2,142,859 shares of Series E Preferred Stock, which resulted in gross proceeds of $4,791,406 and $300,000 for the years ended December 31, 2002 and 2003, respectively. The initial carrying amount of Series E Preferred Stock is being accreted to its redemption value ($15,274,212 plus accrued dividends) through 2007. The periodic increases in carrying amount are affected by charges against additional paid-in capital and stockholder’s deficiency.

Rights and Preferences of the Preferred Stock—Shares of preferred stock having a par value of $.01 are entitled to certain rights and preferences. Among these are dividends, liquidation rights, voting rights, conversion, and redemption.

Dividends—When and if declared by the Board of Directors, holders of Series A, B, C, D, and E Preferred Stock are entitled to receive dividends equal to $.043, $.129, $.102, $.24, and $.011 per share per annum, respectively. Dividends for Series A, B, and C Preferred Stock are cumulative whether or not declared by the Board of Directors, and dividends for Series D Preferred Stock are noncumulative. Dividends for Series E Preferred Stock accrue quarterly and compound annually to the extent not paid whether or not declared by the Board of Directors. Any and all cumulative dividends on Series A, B, and C Preferred Stock that have not been declared by the Board of Directors at the time of an initial public offering of the Company’s common stock are forfeited by such holders.

Liquidation Rights—In the event of liquidation (including a sale of the Company), holders of Series E Preferred Stock are entitled to receive prior to, and in preference to, any distribution of any of the assets or surplus funds of the Company available for distribution to the holders of common stock or Series A, B, C, and D Preferred Stock, the aggregate amount of $35,000,000 in proportion to each such holder’s percentage ownership of the then-outstanding Series E Preferred Stock. After payment to holders of Series E Preferred Stock, as stated above, holders of Series A, B, C, D, and E Preferred Stock are entitled to receive the original purchase price of such shares and all cumulative and unpaid dividends for each preferred share held. In addition, subsequent to shareholders of the Series A, B, C, D, and E Preferred Stock receiving their original purchase amount plus accrued dividends, if funds are available, Series A and Series B shareholders shall be entitled to receive $.0708 and $.1085 per share, respectively. The entire remaining assets and funds, if any, are distributed ratably among the holders of the Series A, B, C, D, and E Preferred Stock and the holders of the common stock.

Voting Rights—Each holder of preferred stock is entitled to the number of votes equal to the number of shares of the Company’s common stock into which such holder’s shares are convertible at the record date for such vote.

Conversion—Each share of preferred stock is convertible at any time into a number of shares of common stock as is determined by applying the effective conversion rate. As of December 31, 2003, the conversion rates of preferred to common stock for preferred shareholders who participated in the Series E financing are 1:1.54, 1:1.76, 1:1.71, 1:1.85, and 1:1 for Series A, B, C, D, and E Preferred Stock, respectively. The conversion rate of preferred to common stock for Series C and Series D preferred shareholders who did not participate in the Series E financing is 1:1. Shares of each class of preferred stock automatically convert into common stock upon the affirmative vote of 60% or more of the holders of that class of shares. All shares of preferred stock shall automatically convert into shares of common stock in the event of an initial public offering of the Company’s stock, resulting in net cash proceeds of at least $30,000,000 and a price per share of not less than $0.70.

Redemption—After September 30, 2007 and upon the written request of the holders of not less than 60% of the outstanding shares of Series E Preferred Stock, the Company shall redeem all of the Series E Preferred Stock outstanding at three times the original issuance price, plus accrued dividends. After September 30, 2007 and upon

Genomics Collaborative, Inc.

Notes to Financial Statements – (Continued)

Years Ended December 31, 2002 and 2003

the written request of the holders of not less than 60% of the outstanding shares of Series A, B, C and D Preferred Stock, voting together as a class, shall redeem all of the shares of Series A, B, C and D Preferred Stock outstanding at the original issuance price.

Stock Purchase Warrants—In connection with the issuance of the Bridge Financing in August 1999, the Company issued to existing investors 140,456 warrants to purchase shares of Series C Preferred Stock at a price of $1.36 per share. The fair value of the warrants was not material. The warrants expire August 4, 2004. In connection with establishing the Loan and Security Agreement, the Company issued to the lender a warrant to purchase 1,071,428 shares of preferred stock (Note 5). The relative fair value of the warrant was $150,414. In connection with establishing the Promissory Note (Note 5), the Company issued to the lender a warrant to purchase 357,143 shares of preferred stock. The relative fair value of the warrant was $3,808.

7.    STOCK OPTIONS

Stock Option Plan—During 1997, the Company adopted the 1997 Stock Incentive Plan (the “Plan”), which provides for the granting of stock options and stock awards to employees, directors, consultants and advisors of the Company. The Company has amended the Plan to increase the aggregate number of shares of the Company’s common stock that may be issued pursuant to stock options or stock awards to 15,624,702 shares. Unless previously terminated, the Plan will terminate September 11, 2007.

Exercise prices have been established at the fair value of the underlying common stock at the date of grant. Options generally vest over four years. A summary of option activity under the Plan is as follows:

	Number of Shares	Weighted-Average Exercise Price
Balance—January 1, 2002	3,372,375	$0.73
Granted	9,760,899	0.05
Exercised	(68,625)	0.17
Canceled	(4,717,514)	0.30

Balance—December 31, 2002	8,347,135	0.19
Granted	3,700,197	0.02
Exercised	—	—
Canceled	(156,875)	0.87

Balance—December 31, 2003	11,890,457	$0.13

At December 31, 2003, the Company has options to purchase 2,480,870 shares available for grant.

The Company issued 10,500 of options to purchase common stock to nonemployees in consideration of services rendered during the year ended December 31, 2002. Such options provide for 25% vesting each year. The Company has recorded stock-based compensation related to all grants to nonemployees of $(126,391) and $0 and during December 31, 2002 and 2003, respectively. Pursuant to EITF Issue No. 96-18, “Accounting for Equity Instruments Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” the Company must periodically remeasure the fair value of unvested nonemployee equity instruments through the earlier of a performance commitment or performance completion, as defined in EITF Issue No. 96-18. The period remeasurement of the fair value may result in additional charges to operations in future periods.

Genomics Collaborative, Inc.

Notes to Financial Statements – (Continued)

Years Ended December 31, 2002 and 2003

The following table sets forth information regarding all stock options outstanding at December 31, 2003:

	Options Outstanding			Options Currently Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$ 0.02	9,822,207	9.2	$0.02	1,530,503	$0.02
0.06	100,250	4.4	0.06	100,250	0.07
0.08	236,500	5.2	0.08	236,500	0.08
0.12	366,500	6.0	0.12	366,500	0.12
0.34	487,500	6.5	0.34	360,500	0.34
1.20	877,500	7.5	1.20	579,500	1.20

$0.02–$1.20	11,890,457	8.8	$0.13	3,173,753	$0.30

At December 31, 2002, there were 1,105,500 options exercisable with a weighted-average exercise price of $0.50.

8.    INCOME TAXES

At December 31, 2003, the Company has approximately $21,591,000 of net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes and approximately $1,932,000 of research and development tax credits available to offset future federal income tax, subject to limitations for alternative minimum tax. The NOL and research and development credit carryforwards are subject to examination by the tax authorities and expire in various years from 2003 through 2022.

The components of the net deferred income tax assets at December 31 are as follows:

	2002	2003
Net operating loss carryforwards	$7,288,000	$8,636,000
Tax benefit from stock options	181,000	180,000
Capitalized research and development expenses—net of amortization	12,923,000	12,773,000
Research tax credit carryforwards	1,902,000	1,932,000
Other	(124,000)	(175,000)
Less valuation allowance	(22,170,000)	(23,346,000)

	$—	$—

Tax benefits from stock options will be credited to additional paid-in capital when realized. The valuation allowance has been provided because of the uncertainty of realizing the future benefits of the net deferred income tax assets. The valuation allowance increased by $1,266,000 from December 31, 2002 to December 31, 2003.

Genomics Collaborative, Inc.

Notes to Financial Statements – (Continued)

Years Ended December 31, 2002 and 2003

9.    COMMITMENTS AND CONTINGENCIES

Lease Commitments—The Company leases its offices and laboratories under noncancelable operating leases with initial terms of three to ten years, expiring in 2004 and 2008. Total rent expense for the years ended December 31, 2002 and 2003 amounted to $788,740 and $696,360, respectively.

Future minimum lease payments under the Company’s noncancelable operating leases as of December 31, 2003 are as follows:

2004	$444,878
2005	467,178
2006	467,178
2007	467,178
2008	467,178

Total	$2,313,590

Litigation—In May 2001, Rotterdam Realty (“Rotterdam”) filed suit against the Company in the Middlesex County Superior Court in the Commonwealth of Massachusetts. Rotterdam claims that the Company is obligated to lease certain space in the Cambridge area and is seeking payment in the amount of the lease obligations over a three-year term.

On January 9, 2003, the Court granted the Company’s motion for summary judgment as to all of Rotterdam’s claims other than its claim for unfair and deceptive trade practices. A trial on that sole remaining claim is tentatively scheduled for November 1, 2004. The Company believes it has meritorious defenses to Rotterdam’s sole remaining claim and it is not possible to predict a likely outcome with precision. Although the Company believes it will be able to successfully defend the sole remaining claim, the estimated maximum liability from the suit is $2,500,000.

3,500,000 Shares

Common Stock

PROSPECTUS

May 24, 2005

CIBC World Markets

Thomas Weisel Partners LLC

William Blair & Company

You should rely only on information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.